Exhibit 10.1

MASTER INFORMATION TECHNOLOGY SERVICES AGREEMENT
by and between

INVACARE CORPORATION

and
BIRLASOFT SOLUTIONS INC.

Exhibit 10.1

TABLE OF CONTENTS
			Page
	4.9	Timing of Transformation/Transition; Reports	18
5.		SERVICE LEVELS.	18
	5.1	Service Levels and Other Performance Standards	18
	5.2	Multiple Service Levels	19
	5.3	Service Credits	19
	5.4	Deliverable Credits	19
6.		REQUIRED CONSENTS, MANAGED CONTACTS AND TRANSFERRED EQUIPMENT.	18
	6.1	In-Scope Agreements	19
	6.2	Administrative Responsibility	20
	6.3	Financial Responsibility for Required Consents	20
	6.4	Contingent Arrangements	21
	6.5	Managed Contracts	21
	6.6	Assignment of Third Party Contracts	22
7.		FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED WITH THE PROVISION OF SERVICES.	23
	7.1	Service Facilities	24
	7.2	Client Facilities	25
	7.3	Client Access to Provider Facilities	25
	7.4	Software, Equipment and Third Party Contracts	26
	7.5	Notice of Defaults	27
8.		PROVIDER PERSONNEL.	28
	8.1	Key Provider Personnel and Knowledge Transfer Personnel	28
	8.2	Provider Account Manager	29
	8.3	Provider Personnel Are Not Client Employees	29
	8.4	Replacement, Qualifications, and Retention of Provider Personnel	30
	8.5	Conduct of Provider Personnel	31
	8.6	Transfer Laws Applicable to Client Personnel	32
	8.7	Substance Abuse	33
	8.8	Transitioned Employees	34
9.		PROVIDER RESPONSIBILITIES.	34
	9.1	Provider Responsibilities Generally	34
	9.2	Time of Performance	34
	9.3	Required Resources	34
	9.4	Process and Procedures Manual	35
	9.5	Reports	36

Exhibit 10.1

DOCUMENT INDEX
Master Services Agreement
Exhibits
Exhibit 1 – Definitions
Exhibit 2 – Statements of Work and Related Matters
Exhibit 2-A – SAP Implementation SOW
Exhibit 2-B – E-Commerce Implementation SOW
Exhibit 2-C – Non-ERP Applications SOW
Addendum # 1 – ROM-PLM
Addendum # 2 – ROM-ECM
Addendum # 3 – ROM-MDM
Exhibit 2-D – SAP Applications-Run SOW
Exhibit 2-E – Reserved
Exhibit 2-F – Infrastructure SOW
Addendum # 1 – Deliverables
Addendum # 2 – List of Activities
Exhibit 2-G – Reserved
Exhibit 2-H – Third Party Contracts
Exhibit 2-I – Asset Inventory
Exhibit 2-J – Company Locations
Exhibit 2-K – Applications Inventory
Exhibit 2-L – Application Decommission List
Exhibit 2-M – Validation List
Exhibit 2-N – Transition
Exhibit 3 – Service Level & Critical Deliverables Methodology
Exhibit 3-A – SAP Service Levels
Exhibit 4 – Reserved
Exhibit 5 – Invacare Policies and Procedures
Exhibit 6 – Governance
Exhibit 7 – Change Control Procedures
Exhibit 8 – Reserved
Exhibit 9 – Disaster Recovery/Business Continuity Plan
Exhibit 10 – Pricing and Financial Provisions
Exhibit 11 – Reserved
Exhibit 12 – Data Processing Agreement
Exhibit 13 – Insurance
Exhibit 14 – Informal Dispute Resolution
Exhibit 15 – Disengagement Services
Exhibit 16 – Employment Matters

Schedules

Schedule A – Form of Local Agreement
Schedule B – Form of Work Order

Page i

Master Services Agreement

Schedule C – Form of Parent Guaranty
Schedule D–1 – Form of Letter of Credit
Schedule D–2 – Incumbency Certificate
Schedule E – Form of Business Associate Agreement
Schedule F – Form of Quality & Regulatory Agreement

Master Services Agreement

MASTER INFORMATION TECHNOLOGY SERVICES AGREEMENT
This Master Informational Technology Services Agreement is entered into effective October 1, 2019 (the “Effective Date”) by and between Invacare Corporation, an Ohio corporation having a principal place of business in Invacare Corporation, 1 Invacare Way, Elyria, Ohio 44035 (“Client”), and Birlasoft Solutions Inc., a New Jersey corporation having a principal place of business at 399 Thornall Street, 8th Floor, Edison, NJ 08837 (“Provider”).
WHEREAS, Client and Provider have engaged in extensive negotiations, discussions and due diligence that have culminated in the formation of the strategic relationship described in this Agreement with respect to the delivery by Provider of information technology services in order to:

•	Improve the quality, effectiveness and efficiency of the information technology services received by Client, including making improvements in the functionality of technology;

•	Create competitive advantage for Client through the outsourcing of the Services, achieve best-in-class standards and sustain and enhance such standards through continuous improvement;

•	Encourage and facilitate innovation in the delivery of such Services;

•
Meet minimum Service Levels and improve Service delivery through continuous assessment and reviews of all processes and procedures for the performance of the Services, and improve Client’s overall productivity to provide significant value to Client; and

•	Provide a timely and smooth transition of personnel, systems, suppliers and processes with minimal unplanned disruption to the business of Client and other Eligible Recipients.
WHEREAS, the Services include Provider implementing SAP and ecommerce platforms in accordance with and as described in the applicable Statements of Work and transitioning Client and the other Eligible Recipients to such platforms as part of the Transformation/Transition; and
WHEREAS, Client desires to procure from Provider, and Provider desires to provide to Client and the other Eligible Recipients, such Services, on the terms and conditions set forth in the Agreement.
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, Client and Provider (collectively, the “Parties” and each, a “Party”) hereby agree as follows:

Master Services Agreement

1.	INTERPRETATION/DUE DILIGENCE.

1.1	Defined Terms. The defined terms used in this Agreement will have the meanings set forth in Exhibit 1 or stated where they first appear, unless the context clearly requires otherwise.

1.2
Reference to Statutes. A reference to any statute, enactment, order, regulation or other similar instrument will be construed as a reference to the statute, enactment, order, regulation or instrument as amended by any subsequent statute, enactment, order, regulation or instrument or as contained in any subsequent re-enactment thereof.

1.3
Section References. (i) References in this MSA to Articles and Sections are, unless otherwise provided, references to Articles and Sections of this MSA; (ii) references to Articles and Sections in a Local Agreement are, unless otherwise provided, references to Articles and Sections to that Local Agreement; and (iii) references to Articles and Sections in an Exhibit, Schedule Annex or other attachment to an MSA or Local Agreement are, unless otherwise provided, references to such Exhibit, Schedule, Annex or other attachment.

1.4	Headings. Headings are included in this Agreement and a Local Agreement for ease of reference only and will not affect the interpretation or construction of this Agreement or a Local Agreement.

1.5
Recitals. The recitals above are (i) intended as a general statement of purposes for this Agreement; and (ii) are not intended to expand or contract the scope of the Parties’ obligations or to alter the plain meaning of this Agreement’s terms and conditions.

1.6
Waiver of Presumption. The Parties are sophisticated and have been represented by counsel during the negotiation of this Agreement. As a result, any presumption or rules of construction relating to the interpretation of contracts against the drafter thereof should not apply. The Parties hereby waive any such presumption or rule.

1.7	Due Diligence Complete.

(a)
Provider acknowledges that Client has delivered or made available to Provider information and documents Provider has deemed necessary, including information and documents requested by Provider, for Provider to perform its obligations under this Agreement in accordance with its terms (the “Due Diligence Documents”).

(b)
Provider shall not be relieved of any of its obligations under this Agreement, and, except as expressly set forth in Section 1.1.4 of Exhibit 2-N, Provider shall not request increases to the Charges or adjustments to the Service Levels, as a result of or relating to (i) Provider’s failure to review the Due

Master Services Agreement

Diligence Documents, or (ii) Provider’s failure to request any information or documents from Client. If Provider demonstrates that inaccuracies, errors or omissions contained in the Due Diligence Documents resulted from Client’s failure to provide the Due Diligence Documents and such inaccuracies, errors or omissions have a material adverse effect on Provider, then, if requested by Provider within three (3) months following the Effective Date, such impact will be addressed pursuant to Section 9.17 and the Change Control Procedures. For clarity, Provider shall identify to Client any information in the Due Diligence Documents that has been requested by Provider and not provided by Client and the foregoing sentence shall not apply to such information unless Provider has so notified Client.

(c)
With respect to any attachments that include lists of assets, Software and third-party contracts, it was the intent of the Parties to create accurate and complete lists as of the Effective Date. In the event any assets, Software and/or contracts were not included on such lists but existed, with respect to this Agreement as of the Effective Date, upon Client’s request, such lists shall be amended to include such missing or “omitted” assets, Software and/or contracts, and Provider’s obligations shall include such assets, Software and/or contracts without an increase or change to Provider’s Charges under this Agreement.

2.	AGREEMENT STRUCTURE.

2.1	Master Services Agreement. This MSA sets out the Parties’ agreement as to the general terms and conditions applicable to the provision of the Services to Client and other Eligible Recipients.

2.2
Statement of Works. Provider will provide the Services in accordance with each of the statements of work attached hereto as Exhibits 2 (the “Initial SOWs”) and any additional statements of work executed by the parties hereto and incorporated by reference into this Agreement (together with any schedules, attachments, appendices or annexes thereto, a “Statement of Work”).

2.3	SAP and E-Commerce Implementation.

(a)
The Initial SOW set forth on Exhibit 2-A - SAP SOW includes a description of the implementation and provision of an enterprise resource planning platform utilizing Software licensed by Client from SAP, Inc. or its Affiliate (collectively, “SAP”), including the functionality thereof, that will be used by Eligible Recipients to operate core functions of their business (the “SAP Platform”).

(b)	The Initial SOW set forth on Exhibit 2-B - E-Commerce SOW includes a description of the implementation of an e-commerce platform for Client,

Master Services Agreement

including the functionality thereof, that will be used by Client and the other Eligible Recipients (the “E-Commerce Platform”).

(c)
The agreements between Client and SAP providing for software and services provided by SAP related to the SAP Platform and E-Commerce Platform (the “SAP Agreements”) are Third Party Contracts between SAP and Client. Provider will reimburse Client for all amounts paid by Client to SAP in connection with the SAP Agreements, as further described in Exhibit 10, and Provider will manage the SAP Agreements as provided in Section 6.5.

2.4
Work Orders. Work Orders are to be used as a means to expand the scope of a Statement of Work to include New Services to be provided by Provider if Client does not decide to use a new Statement of Work to document the provision of the New Services. Work Orders are not intended, and shall not be used by Provider or Client, to re-negotiate or otherwise change terms and conditions that have been negotiated and set forth in the Agreement, including the applicable Statement of Work.

2.5	Local Agreements.

(a)
Where necessary or appropriate for Eligible Recipients to receive the Services in a particular country or region, the Parties or their local Affiliates (provided that, unless otherwise agreed by the Parties, all such local Affiliates of Provider are wholly owned by Provider or Provider Parent) shall enter into an additional, ancillary agreement setting forth such additional terms and conditions applicable to such country or region in substantially the form set forth on Schedule A (each, a “Local Agreement”). The Local Agreements may address as necessary any specific legal, regulatory, human resource or procedural requirements necessary for compliance with applicable local Law (e.g., tax or employment) or due to variations in practices (e.g., insurance) or as otherwise agreed to by the Parties. Unless otherwise set forth in a Local Agreement, all Services in a particular country or region shall be provided by Provider or the applicable Affiliate of Provider pursuant to this Agreement or an executed Local Agreement. Unless and to the extent an individual Local Agreement expressly provides otherwise, each Local Agreement shall incorporate by reference the terms and conditions of this Agreement and shall not be construed as altering or superseding the rights and obligations of the Parties under this Agreement.

(b)
Each Party shall be fully responsible and liable for all obligations of itself or any Affiliate under a Local Agreement, and each Party shall have the same rights under this Agreement if an event or circumstance (e.g., bankruptcy) occurs with respect to an Affiliate that is a party to a Local Agreement, that it would have if such party were a Party.

Master Services Agreement

(c)
Except as expressly provided in a Local Agreement, any and all disputes arising under or relating to any Local Agreement shall be subject to the provisions of Article 20, and under no circumstances shall Client or any other Eligible Recipient, on the one hand, or Provider, any Provider Affiliate, on the other hand, bring or attempt to bring any claim or other action arising under or relating to any Local Agreement or this Agreement except as provided in Article 20. In addition, each Party shall have the right to enforce this Agreement and all Local Agreements on behalf of each Eligible Recipient, in the case of Client, or a Provider Affiliate that enters into a Local Agreement, and all other rights, remedies, privileges and powers (including monetary damages) of each party, to the same extent as if Client were such Eligible Recipient or Provider was a Provider Affiliate, subject to the limitations of liability applicable under this Agreement.

2.6
Variance from this Agreement. A duly executed Local Agreement, Work Order, or similar document may override this Agreement with respect to that particular document if, and only if, the document (i) expressly states that the Parties intend to deviate from the terms and conditions of this Agreement for that particular document, (ii) includes specific reference in each case to the Section or Sections of this Agreement being superseded, and (iii) states how this Agreement is being superseded.

3.	SERVICES.

3.1
Scope of Services. The “Services” include the following functions, responsibilities, activities and tasks (collectively, “Functions”), as they may evolve and be supplemented, enhanced, modified or replaced during the Term, which Provider will provide to Client and other Eligible Recipients and Authorized Users designated by Client:

(a)	The Functions described in this Agreement;

(b)
The related Functions performed during the twelve (12) months preceding the Commencement Date by Client Personnel (including Client contractors), software or equipment that were displaced or transferred to Provider or whose Functions were displaced or transferred to Provider as a result of this Agreement or a Local Agreement, even if the Function is not specifically described in this Agreement or a Local Agreement (provided that, in the event of a direct conflict between the description of Functions in this Agreement or a Local Agreement and the scope of services as described in this Section 3.1, the description in this Agreement and the Local Agreement shall control); and

(c)
Any Function not specifically described in this Agreement or a Local Agreement that are an inherent, necessary or customary part of the Services as described in this Agreement or a Local Agreement, or are required for

Master Services Agreement

proper performance or provision of the Services in accordance with this Agreement.

3.2	New Services.

(a)
Procedures. The Parties acknowledge and agree that the pricing applicable to this Agreement is intended to encompass Provider providing to Client and the other Eligible Recipients the Services regardless of (i) the volume of such Services (except as expressly set forth in Exhibit 10 with regard to material increases in volume of the Services that the Parties agree are not anticipated to increase revenue for Client), (ii) the costs or expenses of Provider in providing such Services, including any cost or expense associated with obtaining, maintaining or operating any Materials or Equipment required by Provider to deliver the Services, and the cost and expense associated with the End User Equipment required for Client and its Affiliates to receive such Services, or (iii) the efforts of the Provider Personnel associated with the provision of such Services. However, if Client requests that Provider perform any New Services reasonably related to the Services or other services generally provided by Provider, Provider shall promptly prepare a draft proposal for Client’s consideration. Client shall provide such available, non-confidential and non-privileged information, and otherwise reasonably cooperate, as Provider reasonably requests in order to prepare such New Services proposal. Client may approve or reject any New Services proposal in its sole discretion and Provider shall not be obligated to perform any New Services to the extent the applicable New Services proposal is rejected. If Client approves any New Services proposal, Provider shall perform the New Services and shall be paid in accordance with the terms as may be agreed upon by the Parties, and the provisions of this Agreement. Upon Client’s approval of a Provider proposal for New Services, the scope of the Services shall be expanded to include such New Services, and such approved New Services proposal shall be documented in a Work Order or in a new Statement of Work, as applicable. If Client requests additional Services and Provider and Client disagree about whether such requested Services constitute New Services, then the Parties shall meet and discuss such disagreement in good faith, provided that during the discussions and until completion, Provider shall perform such requested Services. If the Parties cannot agree on whether such requested Services constitute New Services within thirty (30) days of the commencement of such discussions, the matter may be resolved pursuant to the dispute resolution procedures set forth in Article 20 if requested by either Party.

(b)
Use of Third Parties. Client may elect to solicit and receive bids from third parties to perform any New Services. Notwithstanding the previous sentence, solely with respect to New Services that involve the provision of material information technology services that Provider is reasonably capable of

Master Services Agreement

performing, Client will use Commercially Reasonable Efforts to first solicit a bid from Provider; provided, however, that Client shall have no such obligation (i) if Provider has breached this Agreement as of the date Client solicits such bid, (ii) there is a material dispute between the Parties related to the SAP Platform, E-Commerce Platform or the Applications listed on Exhibit 2-K as of such date; (iii) such New Services are reasonably required for Client to quickly address a significant business issue, including following any Force Majeure Event; (iv) to the extent inconsistent with an In-Scope Agreement; or (v) with regard to any third party contemplated to be engaged pursuant to the express terms of this Agreement or a Local Agreement. Provider must submit a proposal for any New Services to Client within ten (10) days after receipt of the request from Client and shall present Provider’s solution for such New Services to Client within fifteen (15) days after submitting such proposal to Client. In the event that Provider submits such a New Services proposal to Client, and Client rejects such proposal, Client may utilize any third party for such work as determined in its sole discretion. If Client elects to use third parties to perform New Services, (i) such New Services shall not be deemed “Services” under the provisions of this Agreement, and (ii) Provider shall cooperate with such third parties as provided in this Agreement.

(c)
Services Evolution and Modification. The Parties anticipate that the Services shall evolve and be supplemented, modified, enhanced or replaced over time to keep pace with technological advancements and improvements in the methods of delivering and receiving Services and changes in the businesses of the Eligible Recipients. The Parties acknowledge and agree that these changes shall modify the Services and shall not be deemed to result in New Services or additional Charges unless the changed services meet the definition of New Services.

(d)
Authorized User and Eligible Recipient Requests. Provider shall promptly inform the Client Relationship Manager or his or her designee of requests for New Services from Authorized Users or Eligible Recipients, and shall submit any proposals for New Services to the Client Relationship Manager or his or her designee. Provider shall not agree to provide New Services to any Authorized Users or Eligible Recipients without the prior written approval of the Client Relationship Manager or his or her designee. If Provider fails to comply with this Section 3.2(d), it shall receive no compensation for any services rendered to any person or Entity in violation of such provision.

3.3	Work Orders.

(a)	General. A form of Work Order (“Work Orders”) for New Services is attached as Schedule B. Each Work Order shall incorporate by reference

Master Services Agreement

(and be subject to) the terms of the applicable Statement of Work and this MSA, unless and to the extent such terms are expressly excluded in such Work Order. Provider shall perform the New Services as set forth in each executed Work Order under the applicable Statement of Work.

(b)
Work Order Development. If Client so requests, Provider shall develop a draft Work Order (or an amendment to an existing Work Order) for Client’s review. Client shall provide such available, non-confidential and non-privileged, information, and otherwise reasonably cooperate, as Provider reasonably requests in order to prepare such draft Work Order. Provider shall make any amendments reasonably requested by Client and mutually agreed by the Parties. Provider shall promptly commence preparation of the Work Order (or an amendment to an existing Work Order), and diligently pursue completion of such Work Order (or such amendment) as soon as possible, but in any event complete the same no later than ten (10) days after Client’s request, unless a period longer than ten (10) days is mutually agreed to by the Parties. Such Work Order (or such amendment to an existing Work Order) shall become effective only when signed by both Parties.

(c)
Work Order Pricing. At Client’s request, Provider shall provide pricing for a new Work Order or an amendment to a Work Order on either a time-and-material basis at the rates set forth on the Exhibit 10 or on a fixed fee basis. In such instances, unless otherwise agreed by the Parties, Provider shall provide Client with a description of the anticipated staffing, including the number of onsite, offsite, offshore and offshore/onsite personnel, the mix of skill categories and job classifications, the required Materials and Equipment and the anticipated level of effort by Provider Personnel category, to facilitate Client’s evaluation of the proposed pricing. The hours expended by Provider in preparing Work Orders, Work Order amendments or other proposals or plans or reporting on the status of such Work Orders shall not be charged to Client.

(d)
Work Order Term. The term of each Work Order shall be as set forth in such Work Order, or, if no such term is set forth, shall be from the effective date of such Work Order until the completion of the Services to be performed under such Work Order, unless such Work Order is terminated in accordance with this Agreement or the terms therein.

3.4	Service Commencement.

(a)
Transformation/Transition Services. Provider shall commence providing the Transformation/Transition Services for the each Statement of Work on the date set forth in the Transformation/Transition Plan for such Statement of Work.

Master Services Agreement

(b)	Steady State Services. Provider shall commence performing the steady state Services for the Statement of Work on the applicable Commencement Date.

(c)
New Services. For New Services, Provider shall commence providing the Transformation or Transition Services on the date of the applicable Statement of Work, Work Order, change order or amendment adding such Services.

3.5
Client Policies and Procedures. Except as this Agreement expressly provides otherwise, Provider will perform the Services in compliance with Client Policies and Procedures, provided that any new Client Policies and Procedures or modifications to Client Policies and Procedures will be disclosed to Provider either (A) in writing or (B) upon Provider Personnel being notified of such new or modified Client Policies and Procedures in the same manner as Client or other Eligible Recipient notifies its employees and other third parties (for example, posting a sign); provided that in no event shall the effective date of any such new or modified Client Policies and Procedures be later than any date required by Law or other any other compliance obligation of an Eligible Recipient for implementation of such change. Notwithstanding the foregoing, for changes to existing or new Client Policies and Procedures effective after the Effective Date, Client shall provide Provider a reasonable amount of time to evaluate the impact of and to comply with such changes or new Client Policies and Procedures; provided however that all such changes and new Client Policies and Procedures required by Law shall by implemented by Provider when required by such Law. If such changes or new Client Policies and Procedures impose a material financial impact to Provider, the Parties shall meet in good faith to discuss ways to mitigate such impact and/or any adjustments to the Charges pursuant to the governance process contained in Exhibit 6 and the Change Control Procedures set forth in Exhibit 7.

3.6	Deliverables.

(a)
Deliver of Deliverables. Provider shall deliver all Deliverables and other items to Client under this Agreement as instructed by Client in writing and/or as set forth in an applicable Statement of Work. To the extent that software, digital assets, diskettes, manuals and instructions, and other similar items are a part of the Deliverables, Provider shall deliver such Deliverables to Client solely via email, in a secure fashion via FTP over the Internet, or by another electronic means requested by Client. Provider shall deliver the source code as part of any Client Owned Materials (and to the extent permitted by the applicable third party license, as part of any Client licensed Third Party Materials) that contains software code, as agreed by the Parties.

(b)
Acceptance and Approval of Deliverables. Provider shall test or otherwise validate the proper performance of all Deliverables, and that such Deliverables conform to the Acceptance Criteria, or that a Deliverable is commercially reasonable if a Deliverable does not have any Acceptance Criteria, prior to delivery to Client, including in accordance with any

Master Services Agreement

procedures as may be specified in a Statement of Work. All Deliverables are subject to Client’s Acceptance. Upon delivery (and installation, if required to be performed by Provider) of any Deliverable, Provider shall notify Client. Client will evaluate such Deliverables, as applicable, to determine whether the Deliverables conform to the Acceptance Criteria. If Client, within the applicable time period agreed by the Parties, if any, (“Acceptance Period”) determines that the Services or Deliverables, as applicable, do not comply with the Acceptance Criteria, Client shall notify Provider in writing. Within fifteen (15) days of such notice, or such other time as set forth in the Statement of Work, Local Agreement or Work Order, Provider shall promptly correct any deficiencies and Client shall re-evaluate such Deliverables within the applicable Acceptance Period to determine whether the resubmitted Deliverables comply with the Acceptance Criteria (“Deliverables Correction Process”). If Provider does not remedy the deficiency after two (2) attempts, Client may elect to allow Provider to repeat the Deliverables Correction Process until Client accepts the Deliverables or Client may reject such Deliverable and/or terminate the affected Services, and if such termination was based on a failure to conform to the applicable Acceptance Criteria, Provider will issue Client a credit against future fees as set forth in a Statement of Work, Local Agreement, Work Order or as otherwise reasonably agreed by the Parties to reflect the diminution in value of the Services as a result of such failure. Client will otherwise be entitled to other remedies available in law or equity or otherwise provided for in this Agreement. Without limitation of the foregoing, Provider’s failure to provide Deliverables which conform to the Acceptance Criteria, or failure to do so by specified milestones set forth in this Agreement, also may be subject to a Service Credit, as provided in Exhibit 3. If Client does not furnish a written notice to Provider in a timely manner, the subject will be escalated pursuant to Exhibit 6. Notwithstanding the preceding sentence, if Client does not furnish a written notice to Provider within twenty (20) days after the end of the Acceptance Period for a Deliverable that does not involve compliance with a Regulatory Requirement set forth on Schedule F or with other Law, Provider shall promptly send a second notice to Client. If Client fails to respond to such second notice within five (5) days of receipt of such notice, the applicable Deliverable will be deemed Accepted. For clarity, under no circumstances will there be any deemed Acceptance for any Deliverable that involves compliance with a Regulatory Requirement set forth on Schedule F or with other Law.

(c)
Approvals Generally. As to any item or event that much be Accepted by Client under this Agreement, Client may exercise its approval rights in its sole, but reasonable, discretion, unless otherwise specified. Notwithstanding any other provision in this Agreement, Client’s review, approval, comment, or consent to anything submitted to Client will not waive, modify, or limit Provider’s obligation to comply with the terms of this Agreement.

Master Services Agreement

3.7
Evolution of the Services. Throughout the Term, Provider will improve the quality, efficiency and effectiveness of the Services to keep pace with advances in technology and the delivery of business process services that support Client’s (and its Affiliates’) evolving business needs and efforts to maintain competitiveness in the markets in which it (and they) competes. Without limiting the generality of the foregoing, Provider will: (a) identify and apply industry and Provider’s ‘best practice’ or ‘leading’ techniques and methodologies in performing and delivering the Services; (b) train Provider Personnel in new techniques and technologies used generally within Provider’s organization for commercial customers or the information technology services industry for use in rendering the Services, in each case to the extent applicable to the Eligible Recipients; and (c) make investments reasonably required to maintain the currency of the Tools, Equipment, Software and other resources used by Provider to render the Services. Provider shall comply with the Client Policies and Procedures as applicable to the laptops, tablets and other Equipment made available by the Eligible Recipients pursuant to this Agreement, including refreshing such Equipment in accordance with such Client Policies and Procedures, the Statements of Work or as otherwise required for Provider to provide the Services as required by this Agreement and a Local Agreement. Changes in the Services pursuant to this Section 3.7 will not be considered New Services. In furtherance of this commitment, the Parties shall review the Service Levels, the performance data collected and reported by Provider and relevant industry data and trends on an annual basis after steady state for the Services has been achieved. As part of such review process, the Parties shall, at no additional cost to Client, improve the Service Levels to reflect the higher performance levels actually attained or attainable by Provider in accordance with Exhibit 3. In addition, subject to Exhibit 3, the Parties shall agree, to the extent reasonable and appropriate, to (i) improve the Service Levels to reflect improved performance capabilities associated with advances in the proven processes, technologies and methods available to perform the Services; (ii) add new Service Levels to permit further measurement or monitoring of the accuracy, quality, completeness, timeliness, responsiveness, cost-effectiveness or productivity of the Services; (iii) modify or increase the Service Levels to reflect changes in the processes, architecture, standards, strategies, needs or objectives defined by Client; and (iv) modify or increase the Service Levels to reflect agreed upon changes in the manner in which the Services are performed by Provider.

Master Services Agreement

3.8
Innovation Services. Provider has agreed to develop and deploy new ideas, techniques, methods, processes or technology related to (a) assisting Client’s creation of a more efficient and cost-effective organizations, (b) improving alignment between technology initiatives and Client’s business goals, and (c) otherwise providing innovation to Client in connection with the receipt of the Services (collectively, “Innovation Services”). Provider shall regularly propose Projects involving the Innovation Services to Client as part of governance model set forth in Exhibit 6 and implement those Projects approved by Client. Provider shall investigate and propose a Project for Innovation Services if requested by Client.

3.9
Additional Work or Reprioritization. After consultation with Provider’s Service Delivery Manager, the Client Relationship Manager or his or her designee may reprioritize or reset the schedule for existing work activities to be performed by Provider Personnel and the Provider Personnel then assigned to Client for (i) Projects, (ii) for meetings requested by Client pursuant to Section 14.3(b), or (iii) steady-state Services to accommodate Disengagement Services (“Reprioritized Services”). Provider shall use Commercially Reasonable Efforts to perform such Reprioritized Services without impacting the established schedule for other impacted tasks, or, in the case of Disengagement Services, the performance of Services in accordance with the Service Levels. If it is not possible to avoid such an impact, Provider shall notify Client of the anticipated impact and obtain its consent prior to proceeding with such Reprioritized Services. Client, in its sole discretion, may forego or delay work activities or temporarily or permanently adjust the work to be performed by Provider Personnel, the schedules associated therewith or, in the case of Disengagement Services, the Service Levels, to permit the performance by Provider of such Reprioritized Services.

3.10	Right to In-Source or Use of Third Parties; Cooperation and Managed Third Parties.

(a)
Right of Use. This Agreement shall not be construed as a requirements contract and shall not be interpreted to prevent any Eligible Recipient from obtaining from third parties (each, a “Third Party Contractor”), or providing to itself or any other Eligible Recipient, any or all of the Services or any other services. Nor shall anything in this Agreement be construed or interpreted as limiting Client’s right or ability to add or delete Eligible Recipients or increase or decrease its demand for the Services. Nor shall anything in this Agreement be construed or interpreted as limiting Client’s right or ability to change the contract requirements or Service volumes or move parts of any Service in or out of scope. For clarity, the Termination Charges, if any, applicable to a termination of this Agreement in whole are set forth in Exhibit 10.

(b)	Provider Cooperation. Provider shall fully cooperate with and work in good faith with Client, the other Eligible Recipients and Third Party

Master Services Agreement

Contractors as described in this Agreement or requested by Client and at no additional charge to Client. If and to the extent requested by Client, Provider shall provide such cooperation by, among other things: (i) timely providing physical access and electronic access (including, at Client’s sole discretion and cost, any temporary Third Party Software licenses required to permit an Eligible Recipient or Third Party Contractor to perform services within the Services environment) to business processes and associated Equipment, Materials, Systems and/or Provider Facilities to the extent necessary and appropriate for Client, the other Eligible Recipients or Third Party Contractors to perform the work assigned to them, provided that Client, Eligible Recipients, and Third Party Contractors comply with all applicable existing Provider policies with regards to such physical access to the extent made available to Client prior to such access; (ii) timely providing written requirements, standards, policies or other documentation for the business processes and associated Equipment, Materials or Systems procured, operated, supported or used by Provider in connection with the Services; (iii) timely providing access to source code for Client Owned Materials and, to the extent permitted by the applicable third party license, any Client licensed Third Party Materials; (iv) timely providing access to Client Data to the Eligible Recipients and/or Third Party Contractors in the same manner and to the same extent access to such data is required to be provided by Provider to Client; (v) timely providing cooperation and assistance in accordance with Section 21.7 to facilitate the orderly transfer of terminated Services from Provider to Client, the other Eligible Recipients and/or Third Party Contractors; (vi) minimizing any degradation in the performance of the Services caused by the adjustments made by Provider following such transfer of Services; (vii) establishing procedures and other arrangements with Third Party Contractors to ensure continuity of seamless service to Client (e.g., RACI charts, multi-supplier governance procedures), and (viii) any other cooperation or assistance reasonably necessary for Client, the other Eligible Recipients and/or Third Party Contractors to perform the work in question. Client personnel and Third Party Contractors shall comply with Provider’s reasonable security and confidentiality requirements, and shall, to the extent performing work on Materials, Equipment or Systems for which Provider has operational responsibility, comply with Provider’s reasonable standards, methodologies, and procedures. If requested by Client, Provider shall enter into a mutually agreed joint governance and issue resolution document between Provider and Third Party Contractors who provide similar or related services to an Eligible Recipient.

Master Services Agreement

3.11
Acquisition, Alliance, Internal Reorganizations and Divestiture Services. Provider shall provide the following as part of the Services related to any acquisition or divestiture by Client or other Eligible Recipient:

(a)
Acquisition, Alliance, Internal Reorganizations and Other Transaction Support. With respect to a potential acquisitions, joint ventures, strategic alliances, internal reorganizations and other similar transactions to be entered into by Client or other Eligible Recipient, upon Client’s request and subject to Section 3.9, Provider will provide transaction support (including assessments of the current technology environments to be acquired, used or combined, potential integration approaches, and the potential net economic impact of the acquisition in connection with the Services) as reasonably necessary to assist Client’s assessment of the portion of the transaction to which the Services will relate. Subject to Section 3.9, such support will be provided within the timeframe reasonably requested by Client or as required by the timing of the transaction. As requested by Client and as they relate to the Services, Provider will migrate the systems, applications and data of the counter-party entity to the Services environment. As requested by Client, Provider will provide personnel to staff vacancies and to provide management for the information technology functions needed to support an acquisition, joint venture, strategic alliance or other similar transaction, including on-site support at the location of the acquired entity. In the event that Client elects to not reprioritize the delivery of Services in accordance with Section 3.9 but still wants Provider to provide the services described herein, the Parties shall mutually agree on the staffing and fees for such services under a Work Order.

(b)
Divestitures. From time to time, Client or its Affiliates may divest Entities or any division or business unit thereof. In such cases, subject to Section 3.9, and if requested by Client, Provider will provide transition support services Client, the divested Entity or the division, or business unit or the acquiring Entity, in each case as reasonably requested by Client. For clarity, any such divested Entity, division or business unit will be treated as an Eligible Recipient if so requested by Client for the period of time reasonably requested by Client. In the event that Client elects to not reprioritize the delivery of Services in accordance with Section 3.9 but still wants Provider to provide such transition services, the Parties shall mutually agree on the staffing and fees for such services under a Work Order.

4.	TRANSFORMATION AND TRANSITION.

4.1
Transformation Services and Transition Services. During the Transformation or Transition Period, if any, described in the applicable Statement of Work, Provider shall perform the Services required to smoothly transfer responsibility for the Functions to be transitioned from Client (or third parties where applicable) to

Master Services Agreement

Provider (the “Transition Services”) and to implement the SAP Platform and the E-Commerce Platform (the “Transformation Services”), including those described in any Transformation or Transition plan set forth in the applicable Statement of Work (each, a “Transformation Plan” or “Transition Plan” as the case may be). The initial Transition Plan is set forth on Exhibit 2-N (the “Initial Transition Plan”).

4.2
Transformation/Transition Plan. If a Transformation or Transition Plan is set forth in the applicable Statement of Work or a Work Order, Provider shall prepare and deliver to Client a detailed Transformation or Transition Plan for Client’s review, comment and approval within thirty (30) days after the Statement of Work Effective Date. The proposed detailed Transformation or Transition Plan shall describe in greater detail the specific transformation or transition activities to be performed by Provider, but shall be consistent in all respects with the Transformation or Transition Plan set forth in the applicable Statement of Work or a Work Order, including the activities, Deliverables, Transformation/Transition Milestones, Transformation/Transition Milestone due dates and Transformation Deliverable Credits, if any, described in the Transformation Plan. Provider shall address and resolve any questions or concerns Client may have as to any aspect of the proposed detailed Transformation or Transition Plan and incorporate any modifications, additions or deletions to such Transformation or Transition Plan requested by Client. Provider shall obtain Client’s approval for the detailed Transformation or Transition Plan within forty-five (45) days after the Statement of Work Effective Date unless another period is agreed upon by the Parties. The detailed Transformation or Transition Plan as approved by Client shall be deemed to be appended to and incorporated in the applicable Statement of Work.

4.3
Transformation/Transition Documents. To the extent applicable, a Statement of Work shall set forth the Transformation/Transition Deliverables and Transformation/Transition Milestones for the Transformation/Transition under such Statement of Work and the applicable Transformation Deliverable Credits, if any. Provider will carry out and complete each Transformation/Transition in accordance with the applicable Transformation/Transition documents, including any time schedule and deadlines set forth in such documents. Provider shall complete the Transformation/Transition by the completion date for such Transformation/Transition (“Transformation Completion Date” or “Transition Completion Date”) set forth in the Transformation/Transition documents. The Transformation/Transition Documents will include, as critical components, clear definitions of the waves, stages, and discrete work streams that will comprise the Transformation/Transition for each Initial SOW and a delineation of the Transformation/Transition deliverables (“Transformation Deliverables” or “Transition Deliverables”) and Transformation/Transition milestones (“Transformation Milestones” or “Transition Milestones”), and their respective Acceptance Criteria, and Transformation Deliverable Credits associated with a Transformation Milestone or Critical Deliverable not being achieved. The Transformation/Transition Deliverables and Transformation/Transition Milestones will be used to determine, at logical stages

Master Services Agreement

of each Transformation/Transition, whether progress has been sufficient to warrant proceeding to the next stage, whether there are any corrective actions that should be taken before proceeding with dependent work, the next stage or related Transformation/Transition activities, and whether there are any lessons learned from performance of Transformation/Transition waves that should be documented and communicated to the Transformation/Transition teams working on other waves in order to minimize the recurrence of problems during Transformation/Transition. Each Statement of Work details the process by which Client will determine whether the Acceptance Criteria for each Transformation/Transition Deliverable and Transformation/Transition Milestone have been met. A Transformation/Transition Deliverable or Transformation/Transition Milestone will be deemed to be complete at such time as Client agrees that all Acceptance Criteria have been satisfied and Client issues a written notice to Provider that the Transformation/Transition Deliverable or Transformation/Transition Milestone is complete.

4.4
Conduct of the Transformation/Transition. Provider shall perform the Transformation/Transition Services described in the Transformation/Transition Plan in accordance with the timetable and the Transformation/Transition Milestones set forth in the Transformation/Transition Plan. Provider shall perform the Transformation/Transition Services in a manner that shall not knowingly disrupt the business or operations of any of the Eligible Recipients or materially degrade the Services then being received by any of the Eligible Recipients, except as may be otherwise expressly provided in the Transformation/Transition Plan. Prior to undertaking any Transformation/Transition activity, Provider shall discuss with Client all known Client specific material risks and shall not proceed with such activity until Client is reasonably satisfied with the mitigating plans with regard to such risks (provided that neither Provider’s disclosure of any such risks to Client, nor Client’s acquiescence in Provider’s mitigating plans, shall operate or be construed as limiting Provider’s responsibility under this Agreement). Provider shall identify and resolve, with Client’s reasonable assistance, any problems that may impede or delay the timely completion of each task in the Transformation/Transition Plan that is Provider’s responsibility and shall use all Commercially Reasonable Efforts to assist Client with the resolution of any problems that may impede or delay the timely completion of each task in the Transformation/Transition Plan that is Client’s responsibility.

4.5
Client Cooperation and Support. Client will cooperate with Provider, and Client shall use Commercially Reasonable Efforts to cause its suppliers to cooperate with Provider, in the conduct of the Transformation/Transition and provide support as described in the Transformation/Transition Documents.

4.6	Completion of Transformation/Transition.

(a)	Client reserves the right to monitor, test and otherwise observe and participate in the Transformation/Transition. Provider will notify Client without delay

Master Services Agreement

if any Client monitoring, testing or participation has caused (or Provider expects it to cause) a problem or delay in the Transformation/Transition and work with Client to mitigate the impact of the problem or delay, including the adjustment of Transformation/Transition Milestones and the Transformation/Transition Completion Date.

(b)
Client may elect, at its reasonable discretion, to suspend or delay a Transformation/Transition activity at any time, including in the event such Transformation/Transition activity is not proceeding in accordance with the requirements of the approved Transformation/Transition project and other Transformation/Transition Documents or is causing unplanned disruptions or other adverse effects to Client (or other Eligible Recipient). During any suspension or delay period, Provider, to the extent possible, will perform the Services as required under this Agreement in the manner the Services were performed prior to the commencement of the applicable Transformation/Transition activity. If Client elects to suspend or delay a Transformation /Transition activity and Client’s decision is not based, at least in material part, on reasonable concerns about Provider’s ability to perform the Transformation/Transition Services or Provider’s failure to perform its obligations under the applicable Transformation/Transition Documents, Client shall reimburse Provider for any additional expenses reasonably incurred by Provider as a result of such decision (provided that Provider notifies Client in advance of such expenses, obtains Client’s approval prior to incurring such expenses, and uses Commercially Reasonable Efforts to minimize such expenses).

4.7
Transformation Milestone Failure. In the event of a Transformation Milestone Failure, then: Provider shall grant to Client a credit (a “Transformation Credit”) in the amount set forth in the applicable Statement of Work. Such credit shall be granted on Provider’s next invoice after the scheduled date for completion of the Transformation Milestone.

(a)
If Provider’s charges to Client are greater than they would have been if the delayed Transformation project had been completed on schedule, Client will receive a credit against Provider’s monthly charges on the subsequent invoice(s) in an amount equal to the difference between the actual charges being paid by Client and what Provider’s charges would have been if the delayed Transformation had been completed on schedule; and

(b)
Provider will grant Client an additional credit against Provider’s monthly charges on the subsequent invoice(s) in an amount sufficient to reimburse Client for any costs incurred for personnel, third-party Equipment, Software, services, and other operational costs that would not have been incurred if the delayed Transformation had been completed on schedule and in accordance with this Agreement; provided that (A) Client shall use Commercially

Master Services Agreement

Reasonable Efforts to mitigate such costs, and (B) such costs may not include lost revenue or profits from potential forecasted business benefits.

(c)
Nothing set forth in this Article 4 shall limit Client’s right to make a claim for damages relating to a Transformation Milestone to the extent such damages exceed the amount of the credits paid by Provider to Client related to such Transformation Milestone or limit Client’s right to terminate this Agreement.

4.8
In Flight Projects. As part of the Transformation/Transition, Provider will also assume responsibility for completing the Projects listed or described in a Statement of Work, which are in progress or planned as of the Effective Date and being performed by resources of Client or a prior service provider which are being replaced by Provider (the “In-Flight Projects”).

4.9
Timing of Transformation/Transition; Reports. Provider shall meet at least weekly with Client to report on Provider’s progress in performing its responsibilities and meeting the timetables set forth in the Transformation/Transition Plan. Provider also shall provide written reports to Client at least weekly regarding such matters, and shall provide oral reports more frequently if reasonably requested by Client. Promptly, but not later than two (2) Business Days, after receiving any information indicating that it may not perform its responsibilities, or meet the timetable set forth in the Transformation/Transition Plan, Provider shall notify Client in writing of any actual or potential failures to timely perform and shall identify for Client’s consideration and approval specific measures to address and mitigate the risks associated therewith.

5.	SERVICE LEVELS.

5.1
Service Levels and Other Performance Standards. Beginning on the Commencement Date (or, if later, the date specified in the applicable Statement of Work), Provider shall perform the Services so as to meet or exceed the performance standards designated as “Service Levels” in the applicable Statement of Work (the “Service Levels”). For matters not covered by the Service Levels set forth in the applicable Statement of Work, Provider shall perform the Services at levels of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency that are at least equal to the documented or otherwise verifiable levels received by the Eligible Recipients during the twelve (12) months prior to the Commencement Date, which in all cases, should be at least at reasonable levels. The obligations in the preceding sentence shall not be construed to alter or supersede any Service Level set forth in the applicable Statement of Work.

For the avoidance of doubt, if Provider breaches its performance obligations under this Agreement, the fact that such breach did not cause Provider to miss the applicable Service Level shall not relieve Provider of responsibility for such breach or any resulting damages.

Master Services Agreement

5.2	Multiple Service Levels. If more than one Service Level applies to any particular obligation of Provider, Provider shall perform in accordance with the most stringent of such Service Levels.

5.3
Service Credits. Provider recognizes that Client is paying Provider to deliver certain Services at specified Service Levels. If Provider fails to meet any Service Level, then, in addition to other remedies available to Client, Provider shall pay or credit to Client the amounts described in this Agreement as payable upon such a failure as calculated in accordance with Exhibit 3 (“Service Credits”) in recognition of the diminished value of the Services resulting from Provider’s failure to meet the agreed upon level of performance, and not as a penalty. Under no circumstances shall the imposition of Service Credits be construed as Client’s sole or exclusive remedy for any failure to meet the Service Levels; provided, however, if Client recovers monetary damages from Provider as a result of Provider’s failure to meet a Service Level, Provider shall be entitled to set-off the issued Service Credits against such damages. Unless otherwise agreed in writing by the Parties, Service Credits will not apply until three (3) months after the completion of all Transformation/Transition activities under a Statement of Work.

5.4
Deliverable Credits. Provider recognizes that Client is paying Provider to provide certain Critical Deliverables (including Transformation Milestones) by the time and in the manner set forth in the applicable Statement of Work. If Provider fails to meet its obligations with respect to any such Critical Deliverables, then, in addition to other remedies available to Client, Provider shall pay or credit to Client the Deliverable Credits specified in the applicable Statement of Work or Work Order in recognition of the diminished value of the Services resulting from Provider’s failure to meet the agreed upon level of performance, and not as a penalty. If Client recovers monetary damages from Provider as a result of Provider’s failure to meet its obligations with respect to one or more Critical Deliverables, Provider shall be entitled to set-off against such damages any Deliverable Credits paid for the failure(s) giving rise to such recovery. Deliverable Credits are not counted toward and are not subject to the overall cap on Provider’s liability and are in addition to Service Credits.

6.	REQUIRED CONSENTS, MANAGED CONTACTS AND TRANSFERRED EQUIPMENT.

6.1
In-Scope Agreements. Subject to the terms of this Agreement and any Local Agreement, including the obtaining of Required Consents, the Client-licensed Third Party Software, Equipment Leases and Third Party Contracts indicated in the Initial SOWs (collectively, the “In-Scope Agreements”) will be assumed by Provider pursuant to an assignment and assumption agreement in a form reasonably agreed by the Parties. Provider will not be obligated to negotiate any terms or conditions of such assigned In-Scope Agreements to meet the conditions imposed on Third Party Materials and Third Party Contracts set forth in Sections 15.2, 15.6 and 21.7. Furthermore, Client acknowledges and agrees that if a third party under an assigned

Master Services Agreement

In-Scope Agreement would meet the definition of “Subcontractor” set forth in Exhibit 1 (each an “Inherited Subcontractor”), Provider is not required to have such Inherited Subcontractors comply with the obligations imposed on Subcontractors under this Agreement to the extent such obligations require a re-negotiation of the applicable In-Scope Agreement in order for such obligations to be imposed on the Inherited Subcontractor, unless and until Provider enters into a new agreement with such Inherited Subcontractor. Notwithstanding this Section 6.1, Provider will use Commercially Reasonable Efforts to obtain the rights imposed on Third Party Materials and Third Party Contracts set forth in Sections 15.2, 15.6 and 21.7 for all assigned In-Scope Agreements and to cause Inherited Subcontractors to comply with all obligations imposed on Subcontractors under this Agreement.

6.2
Administrative Responsibility. With respect to third party licenses, leases and contracts required for the provision or receipt of the Services regardless of whether such third party license, lease or contract is provided by Provider or Client, at no additional charge to Client, Provider shall undertake all administrative activities necessary to obtain all Required Consents with respect to third party licenses, leases and contracts to the extent required for the provision or receipt of the Services regardless of whether such third party license, lease or contract is provided by Provider or Client (“Administered Consents”). At Provider’s request, Client will cooperate with Provider in obtaining such Administered Consents by executing the appropriate Client-approved written communications and other documents prepared or provided by Provider.

6.3	Financial Responsibility for Required Consents.

(a)
With regard to the In-Scope Agreements, Client will be responsible for any transfer, assignment, re-licensing or termination fees or expenses payable to the counterparty to the In-Scope Agreement and associated with obtaining a consent or terminating any In-Scope Agreement as to which Provider is unable to obtain a Required Consents (“Client Consents”) if (i) Client has approved the payment of such fees or expenses; and (ii) Client has elected to assign the In-Scope Agreement to Provider after Provider has notified Client of such fees or expenses. Provider shall, in case no approval is obtained from the Client for payment of such fees or expenses, be responsible for any such fees or expenses. At Provider’s request, Client will cooperate with Provider in obtaining such Client Consents.

(b)
Except as provided in Section 6.3(a), Provider will be responsible for any transfer, assignment, re-licensing or termination fees or expenses associated with obtaining any consents or terminating any licenses or agreements as to which Provider is unable to obtain such Required Consents (“Provider Consents”). At Provider’s request, Client will cooperate with Provider in obtaining such Provider Required Consents.

Master Services Agreement

(c)	Provider shall not cause Client to become liable for any amounts for any Client Consent or Provider Consents without Client’s prior written consent.

6.4	Contingent Arrangements.

(a)
If, despite using Commercially Reasonable Efforts, Provider is unable to obtain a Required Consent with respect to any Client Third Party Contract for Software, Client may secure the right for Provider to manage such Third Party Software on behalf of Client or the Parties shall reasonably agree on a replacement for such Third Party Software with a Provider license. If Provider is unable to obtain a Required Consent with respect to any other Client Third Party Contract, then, unless and until such Required Consent is obtained, Provider shall, to the extent legally or contractually possible, manage such Third Party Contract on Client’s behalf and perform all obligations and enforce all rights under such Third Party Contract as if Provider were a party to the agreement in Client’s place in accordance with Section 6.1 (collectively, the “Non-Assigned Managed Contracts”). If management of a Non-Assigned Managed Contract is not legally or contractually possible or a Required Consent is otherwise not obtained, Provider shall determine and adopt, subject to Client’s prior approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. As between Client and the counter-party to such Third Party Contract, Client will initially be responsible for the financial costs of such alternative approaches, but Provider will reimburse Client for all of the financial costs of such alternative approaches within forty-five (45) days of Client notifying Provider of such financial costs. If such alternative approach involves Client continuing to make payments in connection with such Non-Assigned Managed Contract, Provider will reimburse Client in an amount equal to such payments being made by Client on the next invoice following Client making such a payment.

(b)
The failure to obtain any Required Consent for which Provider is responsible shall not relieve Provider of its obligations under this Agreement or a Local Agreement and Provider shall not be entitled to any additional compensation or reimbursement amounts in connection with obtaining or failing to obtain any such Required Consent or implementing any alternative approach in connection therewith.

6.5	Managed Contracts.

(a)
If Provider manages a Third Party Contract on Client’s behalf, whether at the request of Client or due to the inability of Provider to obtain a Required Consent or otherwise, then with respect to the Third Party Contractors or licensors associated with such Third Party Contracts (each, a “Managed Third Party”), Provider shall: (i) manage the Managed Third Parties and the Third Party Contracts (including Non-Assigned Managed Contracts)

Master Services Agreement

associated with such Managed Third Parties (the “Managed Contracts”), including monitoring operational day-to-day service delivery, monitoring performance, escalating problems for resolution, maintaining technical support relationships, monitoring and ensuring compliance by Provider and, subject to Section 6.1, Subcontractors with usage and license restrictions with regard to Software or services that are provided pursuant to a Managed Contract; (ii) as requested by Client, work with Client to manage new and existing contractual relationships between Client and Managed Third Parties; (iii) oversee Managed Third Party delivery of services and compliance with the Service Levels and the performance standards and other provisions contained in the Managed Contract; (iv) notify Client and the Managed Third Party of each Managed Third Party’s failure to perform in accordance with the performance standards or other terms and conditions contained in the Managed Contract; (v) escalate Managed Third Party performance failures to Managed Third Party management as necessary to achieve timely resolution; (vi) monitor and manage the Managed Third Party’s efforts to remedy a failure of performance or other breach of a Managed Contract; (vii) communicate to Client the status of the Managed Third Party’s efforts to remedy a failure of performance or other breach; (viii) recommend retention, replacement, modification, or termination of the Managed Third Party based on the performance or cost benefits to Client as tracked by Provider; and (ix) participate and assist in the re-sourcing (e.g., extension, renegotiation or replacement) of such Managed Third Parties if Client requests that re-sourcing. Notwithstanding anything to the contrary, Provider may not terminate any Third Party Contract involving a Managed Third Party or a Managed Contract or assert any type of claim related thereto against the Managed Third Party or a Managed Contract without the prior written approval of Client.

(b)	The Parties agree the SAP Agreements are Managed Contracts as of the Effective Date.

6.6	Assignment of Third Party Contracts.

(a)
Assignment and Assumption. Subject to the applicable Required Consents being obtained, on and as of the Commencement Date (or, if later, the date on which Provider assumes responsibility for the Services in question in accordance with the Transformation/Transition Plan), Client shall assign to Provider, and Provider shall assume and agree to perform all obligations related to, Third Party Contracts identified as contracts to be assigned to Provider in the applicable Statement of Work including the assignment or transfer of any Materials developed under such Third Party Contracts prior to the date of such assignment that are necessary for the provision of the Services. The Parties shall execute and deliver a mutually satisfactory assignment and assumption agreement evidencing any such assignments.

Master Services Agreement

(b)	Non-Assignable Items; End-of-Life Contracts.

(i)
If a Third Party Contract cannot be assigned to Provider without breaching its terms or otherwise adversely affecting the rights or obligations of an Eligible Recipient thereunder, Client shall continue to hold such unassignable Third Party Contract and shall, as between Client and the counter-party to the Third Party Contract be fully responsible for all liabilities and payments thereunder, but Provider shall reimburse Client all such payments within forty-five (45) days of Client making any payment pursuant to such Third Party Contract. In accordance with and subject to Section 9.17, Provider shall be relieved of its obligations under this Agreement to the extent Provider is unable to perform as a result of such Third Party Contract being unassignable, including the performance of applicable Service Levels.

(ii)
If a Third Party Contract assigned to Provider after the Effective Date expires or has reached end-of-life during the Term and cannot be renewed, Provider shall acquire and implement a suitable replacement for such Third Party Contract without impacting the Services or the businesses, operations, environments, facilities or business processes of the Eligible Recipients. If the expiration of end-of-life of the Third Party Contract does not have an adverse impact on any Eligible Recipient’s businesses, operations, environments, facilities, business processes, Provider is not required to replace such Third Party Contract. For clarity, the provisions of this Section 6.6(b)(ii) shall not apply to any Third Party Contract related to the SAP Platform or E-Commerce Platform.

(c)
Modification and Substitution. Excluding Third Party Contracts associated with the SAP Platform and the E-Commerce Platform and any other Third Party Contract for Third Party Software the functionality of which, even if so terminated, Client and its Affiliates are required to receive, Provider may terminate, shorten, modify or extend the Third Party Contracts for which Provider is financially responsible and may substitute or change suppliers relating to goods or services covered thereby; provided, for clarity, Provider continues to meet all of its obligations as set forth in this Agreement and such substitution or change has no impact on an Eligible Recipient or its business. Notwithstanding anything to the contrary herein, Provider shall not terminate, shorten or modify without Client’s prior written consent any license for Third Party Software either created exclusively for an Eligible Recipient or otherwise not commercially available.

7.	FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED WITH THE PROVISION OF SERVICES.

Master Services Agreement

7.1	Service Facilities.

(a)
Service Facilities. Provider and its Affiliates and Subcontractors will supply or provide the Services only at or from (i) the Client Facilities and Provider Facilities identified in the applicable Statement of Work, or (ii) any other service locations permitted by applicable Law and approved in advance in writing by Client. Provider shall obtain Client’s prior approval for any proposed relocation by Provider, its Affiliates or Subcontractors of the provision of a Service to a new or different Provider Facility. Provider shall be financially responsible for all additional costs, taxes or expenses resulting from any Provider-initiated relocation to a new or different Provider Facility, including any costs or expenses incurred or experienced by any Eligible Recipient as a result of such relocation. Provider will store and process Client Data only in the locations identified in the applicable Statement of Work. Provider shall not transfer Client Data to any other locations, nor change the locations for storage and processing of such Client Data, except as expressly permitted in the applicable Statement of Work, or otherwise with the express written consent of Client, which Client may withhold in its sole discretion. All Provider Facilities from which Services are provided shall be Top Tier Facilities with respect to physical security, data security, employee background checks and similar matters, and Provider shall provide Services from Provider Facilities that are not Top Tier Facilities only with the prior written approval of Client in its sole discretion and subject to such conditions as Client considers appropriate in the circumstances.

(b)
Provider’s Responsibilities. Except as provided in Section 7.2 and Section 7.4(b), Provider shall be responsible for providing all furniture, fixtures, Equipment, space and other facilities required to perform the Services and all upgrades, improvements, replacements and additions to such furniture, fixtures, Equipment, space and facilities required to perform the Services unless otherwise set forth in an applicable Statement of Work or Work Order.

(c)
Restrictions on Relocation of Services. Provider shall not move Services provided from a Client-approved Provider Facility and country to a Provider Facility and country from which such Services had not previously been provided by Provider without Client’s prior approval, which shall not be unreasonably denied subject to any legal requirements. In addition, to the extent Services are provided by Provider Personnel from approved Provider Facilities in different countries, Provider shall not change in any material respect the extent to which such Services are provided by Provider Personnel from each such Provider Facility and country. For avoidance of doubt, the foregoing is measured as the cumulative impact of the movement of FTEs and work between and among Provider Facilities and countries, not by any single change.

Master Services Agreement

7.2	Client Facilities.

(a)
Access and Use. Client shall provide Provider with access to and the use of the locations (or equivalent space) identified in the applicable Statement of Work as locations for the performance of Services (“Client Facilities”) for the periods specified therein solely as necessary for Provider to perform its obligations under this Agreement. If any given Statement of Work provides that Client will make office space or storage space at any Client Facilities available to Provider, then Client will provide such space and any reasonable and customary related office support services (such as parking privileges, access cards or badges, cafeteria services, and furniture), to Provider, as such level of support services may be modified from time to time, but only to the extent Client provides such items to its own employees at such Client location. Provider’s use of any of Client Facilities shall not constitute or create a leasehold interest, and Client may, by notice to Provider from time to time, require that Provider re-locate, at Client’s expense (or as otherwise agreed by the Parties pursuant to the governance process contained in Exhibit 6), to other reasonably equivalent space. THE CLIENT FACILITIES ARE PROVIDED BY CLIENT TO PROVIDER ON AN AS-IS, WHERE-IS BASIS. CLIENT EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CLIENT FACILITIES, OR THEIR CONDITION OR SUITABILITY FOR USE BY PROVIDER.

(b)
Client Facilities Policies and Procedures. In performing the Services, Provider shall observe and comply with all Client Policies and Procedures applicable to Client Facilities. Provider shall be responsible for the promulgation and distribution of Client Policies and Procedures to Provider Personnel. In addition, Provider and Provider Personnel shall be responsible for familiarizing themselves with the premises and operations at each Client Facility and the Client Policies and Procedures applicable to such Client Facility. Additions or modifications to the Client Policies and Procedures may be (i) communicated orally by an Eligible Recipient directly to Provider and Provider Personnel, and followed up in writing to Provider within to (2) Business Days, (ii) disclosed to Provider and Provider Personnel in writing, (iii) conspicuously posted at a Client Facility, (iv) electronically posted, or (v) communicated to Provider or Provider Personnel by means generally used by Client to disseminate such information to its employees or contractors. Provider and Provider Personnel shall observe and comply with such additional or modified Client Policies and Procedures. At Client’s request, Provider Personnel shall participate in Client provided training programs regarding Client Policies and Procedures.

7.3
Client Access to Provider Facilities. Provider shall provide to Client, at no additional charge, (a) reasonable access to and use of Provider Facilities and (b) reasonable access to reasonable work/conference space at Provider Facilities, in each

Master Services Agreement

case for the exercise of Client’s rights or the conduct of activities associated with this Agreement.

7.4	Software, Equipment and Third Party Contracts.

(a)
Financial Responsibility. To the extent Provider is financially responsible under this Agreement for any Third Party Contracts (and, in the case of Third Party Contracts to be assigned to Provider, from the date when Provider is to assume such Third Party Contracts), Provider shall (i) pay all amounts becoming due under such Third Party Contracts, and all related expenses, incurred after the Commencement Date; (ii) refund to Client any prepayment of such amounts in accordance with this Agreement for services under such Third Party Contracts to be delivered after the Commencement Date; (iii) pay all modification, termination, cancellation, late payment, renewal or other fees, penalties, charges, interest or other expenses other than as provided in Article 6; (iv) pay all costs associated with the transfer of such Third Party Contracts to Provider, including all taxes associated with such transfer; other than as provided in Article 6, and (v) be responsible for curing any defaults in Provider’s performance under such Third Party Contracts.

(b)
Operational Responsibility. Provider shall be responsible, to the extent relevant to the Services, for (i) the evaluation, procurement, testing, installation, use, support, management, administration, operation and maintenance of all Software, Equipment (including Equipment deployed to Client Personnel in accordance with this Agreement) and Third Party Contracts and new, substitute or replacement items (including Upgrades, enhancements, and new versions or releases of Software and replacement Equipment); (ii) the performance, availability, reliability, compatibility and interoperability of such Software, Equipment and Third Party Contracts, each in accordance with this Agreement; (iii) the compliance with and performance of all operational, administrative and non-financial contractual obligations specified in such Third Party Contracts; (iv) the administration and exercise of all rights available under such Third Party Contracts other than, for clarity, any Third Party Contracts with Managed Third Parties; and (v) the payment of any fees, penalties, charges, interest or other expenses resulting from Provider’s failure to comply with or perform its obligations under this Section 7.4(b).

(c)
Rights Upon Expiration/Termination. With respect to all Third Party Contracts for which Provider is responsible (whether operationally, financially or otherwise) under this Agreement, Provider shall use all Commercially Reasonable Efforts to (i) obtain for Eligible Recipients and/or their designee(s) the ownership, license, sublicense, assignment and other rights specified in Section 15.2, Section 15.6, and Section 21.7 (ii) ensure that the granting of such license, sublicense, assignment and other rights is

Master Services Agreement

not subject to subsequent third party approval or the payment by Eligible Recipients and/or their designee(s) of license, assignment or transfer fees, (iii) ensure that the terms, conditions and prices applicable to Eligible Recipients and/or their designee(s) following expiration or termination are no less favorable than those otherwise applicable to Provider, and at least sufficient for the continuation of the activities comprising the Services, and (iv) ensure that neither the expiration/termination of the applicable Statement of Work nor the assignment of any such Third Party Contract shall trigger less favorable terms, conditions or pricing. If Provider is unable to obtain any such rights and assurances, Provider shall notify Client in advance and Provider shall not use such Third Party Contract without Client’s approval (and absent such approval, Provider’s use of any such Third Party Contract shall obligate Provider to obtain or arrange, at no additional cost to Client, for such license, sublicense, assignment or other right for Client, the other Eligible Recipients and their designee(s) upon expiration or termination). If Client consents to Provider’s use of specific Third Party Software licenses, Equipment leases or Third Party Contracts under these circumstances, such Third Party Software licenses, Equipment leases or Third Party Contracts shall be added to the applicable Statement of Work.

(d)
Client Provided Equipment During the Term. If Client is to provide Provider with the use of Client owned and/or leased Equipment, then the applicable Statement of Work will specifically identified such Equipment as “Client Provided Equipment” (collectively, the “Client Provided Equipment”) and Client will provide the Client Provided Equipment for the periods specified therein solely for use in connection with the performance of the Services. Upon the expiration of the period specified in the applicable Statement of Work for each item of Client Provided Equipment (or when such Client Provided Equipment is no longer required by Provider for the performance of the Services), Provider shall promptly return such Client Provided Equipment to Client, the other Eligible Recipients and/or their designee(s) in condition at least as good as the condition thereof on the date initially provided to Provider, ordinary wear and tear excepted. THE CLIENT PROVIDED EQUIPMENT IS PROVIDED BY CLIENT TO PROVIDER ON AN AS-IS, WHERE-IS BASIS. CLIENT EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CLIENT PROVIDED EQUIPMENT, OR ITS CONDITION OR SUITABILITY FOR USE BY PROVIDER TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

7.5
Notice of Defaults. Each Party shall promptly, and in any case within three (3) Business Days, inform the other Party in writing of any breach of, or misuse or fraud in connection with, any Third Party Contract used in connection with the Services

Master Services Agreement

of which it becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.

8.	PROVIDER PERSONNEL.

8.1	Key Provider Personnel and Knowledge Transfer Personnel.

(a)
Approval of Key Provider Personnel. Provider shall fill the positions specified as “Key Provider Personnel” positions in the applicable Statement of Work with Provider Personnel approved by Client in accordance with this Section 8.1. Provider shall identify and obtain Client’s approval of the initial Key Provider Personnel prior to the completion of any Transformation Services, or if no Transformation Services are to be performed under a particular Statement of Work, then prior to the Commencement Date. Before assigning an individual to act as a Key Provider Personnel, whether as an initial or subsequent assignment, Provider shall notify Client of the proposed assignment, introduce the individual to appropriate Client representatives, and provide Client with any other information about the individual reasonably requested by Client. If Client in good faith objects to the proposed assignment, the Parties shall attempt to resolve Client’s concerns on a mutually agreeable basis. If the Parties are not able to resolve Client’s concerns within five (5) Business Days, or as otherwise agreed, Provider shall propose another individual of suitable ability and qualifications.

(b)
Continuity of Key Provider Personnel. Provider shall cause each of the Key Provider Personnel to devote the level of effort specified in the applicable Statement of Work (or, if no such level is specified, full time effort) for, at a minimum, a period of not less than twelve (12) months or such other period as specified in the Statement of Work. Provider shall not transfer, reassign or remove any of the Key Provider Personnel (except as a result of voluntary resignation, involuntary termination for cause, illness, disability or death) or announce its intention to do so during the specified period without Client’s prior approval, which Client may withhold in its reasonable discretion based on its own self-interest. In the event of the voluntary resignation, involuntary termination for cause, illness, disability or death of any of its Key Provider Personnel during or after the specified period, Provider shall (i) give Client as much notice as reasonably possible of such development, and (ii) expeditiously identify and obtain Client’s approval of a suitable replacement. In addition, unless and to the extent a Key Provider Personnel position ceases to be so designated after a defined period, even after the minimum period specified above, Provider shall not transfer, reassign or remove any of the Key Provider Personnel unless and until Provider has (1) given Client reasonable prior notice, (2) identified and obtained Client’s approval of a suitable replacement in accordance with this Section 8.1 at least thirty (30) days prior to the effective date of such transfer, reassignment or removal, (3)

Master Services Agreement

demonstrated to Client’s reasonable satisfaction that such transfer, reassignment or removal shall not have an adverse impact on Provider’s performance of its obligations under this Agreement, and (4) completed any and all necessary knowledge transfer between the departing Key Provider Personnel and his or her Client-approved replacement.

(c)
Client Competitors. To the extent not restricted by Law, neither Provider nor any Subcontractor shall cause or permit any Key Provider Personnel to perform services directly or indirectly for a Direct Client Competitor either while engaged in the provision of Services or during the twelve (12) months immediately following the termination of his or her involvement in the provision of such Services without Client’s prior written consent.

8.2
Provider Account Manager. Provider shall designate a “Provider Account Manager” who, unless otherwise agreed by Client, shall maintain his or her principal office in Elyria, Ohio. The Provider Account Manager shall (a) be one of the Key Provider Personnel; (b) be a full time employee of Provider; (c) devote his or her full time and effort to managing the Services; (d) remain in this position for a minimum period of twelve (12) months from the initial assignment (except as a result of voluntary resignation, involuntary termination for cause, illness, disability, or death); (e) serve as the single point of accountability for the Services, (f) be the single point of contact to whom all Client communications concerning this Agreement may be addressed; (g) have authority to act on behalf of Provider in all day-to-day matters pertaining to this Agreement; (h) have day-to-day responsibility for service delivery, billing and relationship management; and (i) have day-to-day responsibility for Client satisfaction and Service Levels attainment.

8.3
Provider Personnel Are Not Client Employees. Nothing in this Agreement shall operate or be construed as making Client (or the other Eligible Recipients) and Provider partners, joint venturers, principals, joint employers, agents or employees of or with the other. No officer, director, employee, agent, Affiliate, contractor or subcontractor retained by Provider to perform work on Client’s behalf hereunder shall be deemed to be an officer, director, employee, agent, Affiliate, contractor or subcontractor of the Eligible Recipients for any purpose. Neither Client nor the other Eligible Recipients has the right, power, authority or duty to supervise or direct the activities of the Provider Personnel or to compensate such Provider Personnel for any work performed by them pursuant to this Agreement. Provider, and not the Eligible Recipients, shall be responsible and liable for the acts and omissions of Provider Personnel, including acts and omissions constituting negligence, willful misconduct and/or fraud. Provider shall be solely responsible for the payment of compensation (including provision for employment taxes, federal, state and local income taxes, workers compensation and any similar taxes) associated with the employment of, or contracting with, Provider Personnel. Provider shall also be solely responsible for obtaining and maintaining all requisite work permits, visas and any other documentation for Provider Personnel.

Master Services Agreement

8.4	Replacement, Qualifications, and Retention of Provider Personnel.

(a)
Sufficiency and Suitability of Personnel. Provider shall assign (or cause to be assigned) sufficient Provider Personnel to provide the Services in accordance with this Agreement and all such Provider Personnel shall possess suitable competence, ability, qualifications, education and training for the Services they are to perform and are performing.

(b)
Requested Replacement. If Client determines in good faith and not for an unlawful purpose that the continued assignment to Client of any individual Provider Personnel (including Key Provider Personnel) is not in the best interests of the Eligible Recipients, then Client shall give Provider notice to that effect requesting that such Provider Personnel be replaced. Provider shall, as soon as possible, permanently remove and replace such Provider Personnel with an individual of suitable ability and qualifications. In such event, Client shall not be obligated to pay any Charges or other fees relating to the replacement of such Provider Personnel, including any training or other knowledge transfer activities or overlaps in periods of employment. Nothing in this provision shall operate or be construed to limit Provider’s responsibility for the acts or omissions of the Provider Personnel, or be construed as joint employment. Unless otherwise agreed in writing by the Parties, Client shall not require the replacement of more than twenty-five percent (25%) of Provider Personnel in any Contract Year; provided, however, that the calculation of such percentage shall not include any Provider Personnel providing Services with respect to a Project at the time of a removal request by Client.

(c)
Turnover Rate and Data. Provider shall use Commercially Reasonable Efforts to keep the turnover rate of Provider Personnel to a level comparable to or better than the industry average for well-managed Providers in the applicable country performing services similar to the Services. Notwithstanding any transfer or turnover of Provider Personnel, Provider shall remain obligated to perform the Services without degradation and in accordance with the Service Levels and shall be responsible for all costs related to the transition of personnel and all required training.

(d)
Security Clearances/Background Check/Drug Screening. Provider shall verify (i) that Provider Personnel are legally authorized to work in any country in which they are assigned to perform Services and (ii) that Provider Personnel (a) have not been convicted of, or accepted responsibility for, a felony or for a misdemeanor involving a dishonest or violent act or moral turpitude, (b) do not use illegal drugs or abuse prescription drugs, and (c) are not otherwise disqualified from performing the assigned work under applicable Laws. To the extent permitted under applicable Laws, Provider shall perform or have performed a reasonable background check (at least 7

Master Services Agreement

years), which shall include at a minimum a federal/state/local criminal history background check, a sex offender registry check, credit check, and a drug screening test, on Provider Personnel, provided that, if a satisfactory background check, including a criminal history background check, a sex offender registry check, credit check, and a drug screening test, was completed in connection with the initial hiring by Provider of any Provider Personnel, it need not be repeated unless otherwise required by applicable Laws, industry standards, or applicable specifications (or unless otherwise specifically requested by Client). In addition, Provider shall screen Provider Personnel against the most recent version of the “Specially Designated Nationals List” published by the Office of Foreign Assets Controls of the U.S. Department of the Treasury. Provider Personnel may also be required to execute confidentiality agreements with Client, at Client’s request. Provider hereby certifies that it is enrolled in the U.S. government’s eVerify program and checks all new hires in the U.S. via eVerify to verify employment eligibility of all of its new hires in the U.S.

(e)
Security, Drug and Background Checks (India). For all Provider Personnel who will work in India, the provisions of this paragraph shall apply. As of the date that any such Provider Personnel commences work on Client’s account (the “Personnel Commencement Date” or “PCD”), such Provider Personnel shall possess a valid passport from the Indian government, or shall apply for such passport within thirty (30) days of the PCD. If a Provider Personnel fails the criminal or police background check portion of the passport application process, Provider shall promptly (but in any event within forty-eight (48) hours) remove such Provider Personnel from Client’s account. If any Provider Personnel has not received a valid passport from the Indian government within one hundred twenty (120) days of the PCD, Provider shall notify Client in writing and the Parties shall discuss the reasons for the delay. Client shall have the right to request removal of any Provider Personnel who have not received a valid passport within one hundred fifty (150) days of the PCD. Once Provider Personnel have passports, they shall be required to maintain valid passports throughout the period during which they perform work for Client. Provider shall provide evidence of the existence of a valid passport for any Provider Personnel upon Client’s request.

8.5	Conduct of Provider Personnel.

(a)
Conduct and Compliance. While at Client sites and Facilities, Provider Personnel shall (i) comply with the Client Policies and Procedures and other rules and regulations regarding personal and professional conduct, (ii) comply with reasonable requests of Eligible Recipient personnel pertaining to personal and professional conduct, (iii) attend workplace training offered by Client at Client’s request, and (iv) otherwise conduct themselves in a businesslike manner.

Master Services Agreement

(b)
Identification of Provider Personnel. Except as expressly authorized by Client, Provider Personnel shall clearly identify themselves as Provider Personnel and not as employees or representatives of any Eligible Recipient. This shall include any and all communications, whether oral, written or electronic, unless and to the extent authorized by Client in connection with the performance of specific Services. Except as expressly authorized by Client, each Provider Personnel shall wear a badge indicating that he or she is employed by Provider or its Subcontractors when at any Client site or Client Facility.

(c)
Restriction on Marketing Activity. Except for marketing representatives designated in writing by Provider to Client and activities expressly approved in advance by Client, none of the Provider Personnel shall conduct any marketing activities to Eligible Recipient employees or agents (including marketing of any New Services), other than reporting potential marketing opportunities to Provider’s designated marketing representatives. Under no circumstances shall Provider use information provided by Client specifically or in the aggregate to advertise or market itself or others. In addition, Provider shall not use or access queries, searches, Client Data, Client Confidential Information, Personal Data or metadata for any secondary uses beyond the limited extent necessary to provide the Services to Client and the other Eligible Recipients. For the avoidance of doubt, Provider shall not use any such information, queries, searches, Client Data, Client Confidential Information, Personal Data or metadata for marketing or market research purposes.

8.6	Transfer Laws Applicable to Client Personnel.

(a)	Transfer of Personnel. Exhibit 16 sets forth terms and conditions applicable to certain employment matters applicable to the Agreement.

(b)
Transfer Laws. The rights and obligations of the Parties with respect to Client Personnel employed as of the Commencement Date in jurisdictions in which Laws regulating the transfer of employees between businesses apply (the “Transfer Laws”) shall be set forth in the Local Agreement(s) for such jurisdictions. If and to the extent the activities to be undertaken in such jurisdictions under a Local Agreement constitute or involve a transfer subject to a Transfer Law, the Parties shall comply with their respective obligations under such Law. In such event, the rights and obligations of the Parties under this Agreement will be modified in the applicable Local Agreement(s) if and to the extent necessary to comply with the Transfer Law and/or any agreements with recognized trade unions applicable to such Client Personnel.

(c)
Validity. Client may be obligated under applicable Law to undertake consultation with certain employees in certain countries either directly or through relevant recognized trade unions, works councils or other appointed

Master Services Agreement

employee representatives as to the proposal to outsource certain Services as provided in this Agreement. Accordingly, the Parties agree that the provisions of this Agreement relating to the Services to be provided to Eligible Recipients in such countries shall not be effective or considered to be a binding as of the Effective Date. Notwithstanding anything to the contrary, such provisions shall become effective only if Client notifies Provider that the consultations have been completed or the applicable statutory periods have expired and the Parties thereafter execute a Local Agreement with respect to Eligible Recipients in such country. If such written notice is given, it will designate whether all or only a portion of the Services are to be provided for the country in question.

(d)	Communications. Provider shall not communicate orally or in writing with Client Personnel employed in jurisdictions in which the Transfer Laws are applicable without Client’s prior approval.

(e)
Hiring of Provider Personnel at Expiration. If, at the termination, expiration or other removal of any Service, any Eligible Recipient (or, to the extent applicable, any successor provider) is required to hire any Provider Personnel as a result of the Transfer Laws, Provider shall reimburse such Eligible Recipient (or successor provider) for any severance payments made to (i) any such Provider Personnel where such Eligible Recipient (or successor provider) is assuming responsibility for the Services being performed by or on behalf of Provider prior to the termination, expiration or other removal of any Service, or (ii) any such Provider Personnel performing Services from a location other than a Client Facility where such Eligible Recipient is transferring responsibility for those Services to a third party that is not a Client Affiliate; provided in each case that such Eligible Recipient (or successor provider), as the case may be, severs such Provider Personnel within a reasonable period of time after such Entity assumes responsibility for the Services.

8.7	Substance Abuse.

(a)
Employee Removal. To the extent permitted by applicable Laws, Provider shall immediately remove (or cause to be removed) from Client’s account any Provider Personnel who is known to be or reasonably suspected of engaging in substance abuse while at a Client site or a Client Facility, in a Client vehicle or while performing the Services. In the case of reasonable suspicion, such removal shall be pending completion of the applicable investigation. Substance abuse includes the sale, attempted sale, possession or use of illegal drugs, drug paraphernalia, or alcohol, or the misuse of prescription or non-prescription drugs.

(b)	Substance Abuse Policy. Provider represents and warrants that it has and will maintain substance abuse policies, in each case in conformance with

Master Services Agreement

applicable Laws, and Provider Personnel will be subject to such policies. Provider represents and warrants that it shall require its Subcontractors and Affiliates providing Services to have and maintain such policies in conformance with applicable Laws and to adhere to this provision.

8.8
Transitioned Employees. If and to the extent there are Transitioned Employees under this Agreement or a Local Agreement, Provider shall comply with the provisions set forth in Exhibit 5 and Annex 6 to such Local Agreement, as applicable. A Local Agreement or Statement of Work may also set forth certain requirements and other provisions that will govern transfer of Transitioned Employees to Provider in connection with such Statement of Work or Local Agreement in addition to Exhibit 16.

9.	PROVIDER RESPONSIBILITIES.

9.1
Provider Responsibilities Generally. Provider shall be responsible for the performance of the Services in accordance with this Agreement even if such Services are actually performed or dependent upon (i) services performed by Affiliates of Provider and Subcontractors and other non-Provider Personnel that the Parties agree will be managed by Provider, or (ii) any Software or Equipment utilized by or on behalf of Provider in providing the Services. Provider is responsible for managing and successfully performing, completing, and delivering the Services. In cases where this Agreement does not prescribe or otherwise regulate the manner or quality of Provider’s performance, Provider will render the Services with at least the same degree of accuracy, quality, timeliness, responsiveness and efficiency as was generally achieved or obtained by (or for) Client (and its Affiliates) prior to Provider assuming responsibility under this Agreement for the affected Functions. As part of the Services, at no additional charge to Client, and subject to Section 9.17, Provider shall promptly correct any errors or inaccuracies in or with respect to the Services, the information or data provided or maintained in relation to the Services or contained in Reports, or other contract Deliverables.

9.2
Time of Performance. Provider will (and will provide the resources necessary to) complete the Services in accordance with any applicable time schedules set forth in this Agreement. Subject to Section 9.17, Provider will promptly notify Client upon becoming aware of any circumstances that may reasonably be expected to jeopardize the timely and successful completion (or delivery) of any Service. Provider will use Commercially Reasonable Efforts to avoid or minimize any delays in performance and will inform Client of the steps Provider is taking or will take to remediate the problem, and the projected actual completion (or delivery) time for remediating the problem.

9.3
Required Resources. Excluding assets retained by Client, Provider shall be responsible for providing all Materials (including Software), Equipment, facilities, personnel, network connectivity, technical knowledge, expertise, supplies and other resources necessary to provide the Services.

Master Services Agreement

9.4	Process and Procedures Manual.

(a)
Delivery and Contents. As part of the Services, Provider shall deliver to Client for its review, comment and approval (i) a reasonably complete draft of the Process and Procedures Manual within one hundred twenty (120) days after the Effective Date, and (ii) a final draft of the Process and Procedures Manual within one hundred fifty (150) days after the Effective Date. Client shall have at least fifteen (15) days to review the draft Process and Procedures Manual and provide Provider with comments and revisions. Provider shall then incorporate any comments or changes of Client into the Process and Procedures Manual and shall deliver a final revised version to Client within fifteen (15) days of its receipt of such comments and changes for Client’s final approval. At a minimum, the Process and Procedures Manual shall include:

(i)	a detailed description of the Services and the manner in which each will be performed by Provider to the extent not already described in the applicable Statement of Work;

(ii)
the procedures for Client/Provider interaction and communication, including: (A) call lists; (B) procedures for and limits on direct communication by Provider with Client personnel; (C) problem management and escalation procedures; (D) priority and project procedures; (E) Acceptance testing and procedures; (F) Quality Assurance processes and procedures and internal controls (consistent with Section 9.7 and in accordance with Section 9.4(c)); (G) the Project formation and approval process; (H) a schedule, format and required attendees for meetings regarding performance reporting, account relationship management, issues management, risk management, request management and financial management; (I) change control procedures and change control standards consistent with Section 9.8; and (J) disaster recovery/business continuity plans;

(iii)	the Root Cause Analysis process; and

(iv)	practices and procedures addressing any other issues and matters as Client shall require.
Provider shall incorporate Client’s then current policies and procedures in the Process and Procedures Manual to the extent that Provider is directed to do so by Client.

(b)
Updated Process and Procedures Manual. Thereafter, in connection with each Statement of Work, and at no additional cost to Client, Provider shall deliver to Client for its review, comment and approval (i) a reasonably complete draft of an updated Process and Procedures Manual containing additions and modifications applicable to and/or specified in such Statement of Work not later than thirty (30) days after the Statement of Work Effective

Master Services Agreement

Date, and (ii) a final draft of such updated Process and Procedures Manual within sixty (60) days after the Statement of Work Effective Date. Client shall have at least fifteen (15) days to review the draft Process and Procedures Manual and provide Provider with comments and revisions. Provider shall then incorporate any comments or suggestions of Client into the Process and Procedures Manual and shall deliver a final revised version to Client within fifteen (15) days of its receipt of such comments and suggestions for Client’s approval.

(c)
Compliance. Provider shall perform the Services in accordance with applicable Laws (including the Client Regulatory Laws) and Client Policies and Procedures, as may be amended, until the Process and Procedures Manual is finalized and agreed upon by the Parties. Thereafter, Provider shall perform the Services in accordance with the Process and Procedures Manual, all applicable Laws (including the Client Regulatory Laws), the Client Policies and Procedures, as may be amended pursuant to Section 9.4(d), and all other terms and conditions of this Agreement. For clarity, Section 9.17 applies with respect to Provider’s obligations as set forth in this Section 9.4(c). In the event of a conflict between this Agreement and the Process and Procedures Manual, this Agreement shall control.

(d)
Maintenance, Modification and Updating. Provider shall promptly modify and update the Process and Procedures Manual to reflect changes in the operations or procedures described therein, to reflect new Statement of Works, Client Policies and Procedures or other changes in the work to be performed. Provider shall provide the proposed changes in the manual to Client for review, comment and approval. Provider shall maintain the Process and Procedures Manual so as to be accessible electronically to Client management via a secure web site in a manner consistent with Client’s security policies.

(e)
Annual Review. The Parties shall meet to perform a formal annual review of the Process and Procedures Manual on a mutually agreed upon date but not later than thirty (30) days after each anniversary of the Effective Date.

9.5	Reports.

(a)
Reports. Provider shall provide Client with monthly reports sufficient to permit Client to monitor and manage Provider’s performance along with any other reports to be provided under this Agreement (“Reports”). The Reports to be provided by Provider shall include those described in the applicable Statement of Work in the format and at the frequencies provided therein, as well as those provided by Client Personnel prior to the Commencement Date to the extent communicated to Provider. In addition, from time to time, Client may identify additional Reports to be generated by Provider and delivered to Client on an ad hoc or periodic basis, provided that both Parties mutually

Master Services Agreement

agree (not to be unreasonably withheld by Provider) and that Provider shall agree to the extent it has capacity to provide such additional Reports in the timeframes requested by Client. All Reports shall be provided to Client as part of the Services and at no additional charge to Client. The Reports shall be provided to Client in a network accessible format with ability for data to be downloaded to Client’s then current standard spreadsheet application.

(b)
Back-Up Documentation. As part of the Services, Provider shall provide Client with all documentation and other information available to Provider as may be reasonably requested by Client from time to time in order to verify the accuracy of the Reports provided by Provider.

9.6	Governance Model; Meetings.

(a)
Governance. The Parties shall, in connection with this Agreement, employ the governance model set forth in Exhibit 6. No action taken by any person or committee in connection with governance will be deemed to be a waiver or modification of either Party’s rights or obligations under this Agreement in the absence of a waiver in accordance with Section 22.7 or an amendment in accordance with Section 22.2. Acceptance or approval of reports, presentations, meeting minutes or other governance documents shall not be deemed agreement with the contents of such documents or approval of any act or omission described in such documents.

(b)
Meetings. During the Term, representatives of the Parties shall meet periodically or as requested by Client to discuss matters arising under this Agreement, including any such meetings provided for in the applicable Statement of Work, the Transformation/Transition Plan, the Process and Procedures Manual or Exhibit 6. Each Party shall bear its own costs in connection with the attendance and participation of such Party’s representatives in such meetings.

9.7	Quality Assurance and Internal Controls.

(a)
General. Provider shall develop, implement and document Quality Assurance processes and procedures and internal controls (e.g., financial and accounting controls, organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls), including implementing tools and methodologies, to ensure that the Services are performed in an accurate and timely manner, in accordance with (i) the Service Levels and other requirements in this Agreement; (ii) generally accepted accounting principles; (iii) the best practices of leading providers of comparable services; (iv) Laws applicable to Client, the other Eligible Recipients and/or the Services (including the Client Regulatory Laws); and (v) industry standards applicable to any Eligible Recipient and/or the Services.

Master Services Agreement

(b)	Requirements. Without limiting the foregoing, such processes, procedures and controls developed and implemented by Provider shall require Provider to:

(i)
Maintain a strong control environment in day-to-day operations, to assure that the following fundamental control objectives are met: (A) financial and operational information is valid, complete and accurate; (B) operations are performed efficiently and achieve effective results, consistent with the requirements of this Agreement; (C) assets are safeguarded; and (D) actions and decisions of the organization are in compliance with applicable Laws;

(ii)
Build the following basic control activities into its work processes: (A) accountability clearly defined and understood; (B) access properly controlled; (C) adequate supervision; (D) transactions properly authorized; (E) transactions properly recorded; (F) policies, procedures, and responsibilities documented; (G) adequate training and education; (H) adequate separation of duties; and (I) recorded assets compared with existing assets;

(iii)
Conduct periodic control self-assessments with respect to all Services (such self-assessments to be performed at least quarterly unless and until Client approves less frequent self-assessments) and promptly remediate any non-compliant items (and promptly report to Client any items having the potential to impact an Eligible Recipient or Client Confidential Information);

(iv)	Maintain an internal audit function sufficient to monitor the processes and Systems used to provide the Services and provide summaries of such internal audits to Client on a quarterly basis;

(v)
Promptly conduct investigations of suspected fraudulent activities within Provider’s organization that impact or could impact an Eligible Recipient or Client Confidential Information. Provider shall promptly notify Client of any such suspected fraudulent activity and the results of any such investigation as they relate to any Eligible Recipient or Client Confidential Information;

(vi)
Comply with all applicable requirements and guidelines established by Client in order to assist Client to meet the requirements of (A) the Client Regulatory Laws; (B) the Sarbanes-Oxley Act of 2002, as amended, and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) and Public Company Accounting Oversight Board; and (C) the Health Insurance Portability and Accountability Act and Health Information

Master Services Agreement

Technology for Economic and Clinical Health Act, as amended, and implementing regulations;

(vii)	Comply with the Client Code of Business Ethics; and

(viii)	Comply with all internal or external audit activities, findings and action plans involving the Services in accordance with Section 9.11 (g) and (h).

(c)
Approval. Provider shall submit such processes, procedures and internal controls to Client for its review, comment and approval within thirty (30) days prior to the Commencement Date and shall use Commercially Reasonable Efforts to finalize and obtain Client’s final approval of such processes, procedures and internal controls on or before the Commencement Date. Upon Client’s approval, such processes, procedures and internal controls shall be included in the Process and Procedures Manual. No failure or inability of such processes, procedures and internal controls to disclose any errors or problems with the Services shall excuse Provider’s failure to comply with the Service Levels and other terms of this Agreement.

(d)
Industry Standards, Certifications and Compliance. Provider has achieved and, to the extent relevant, shall maintain certification or compliance with the industry standards set forth in the applicable Statement of Work, in addition to the other certifications, specifications and standards set forth elsewhere in this Agreement.

(e)
Technology and Business Process Plan. Provider shall develop and implement a technology and business process plan on an annual basis, or other more frequent basis, as requested by Client, and shall modify and update such plan on a periodic basis as appropriate (“Technology and Business Process Plan”). The Technology and Business Process Plan shall include, among other things, plans for: (i) implementing Client’s then-current business plans and objectives as communicated to Provider; (ii) refreshing Equipment and Software in accordance with the refresh cycles and responsibilities described in this Agreement; and (iii) adopting new technologies and business processes as part of the Technology and Business Process Evolution. The development of the Technology and Business Process Plan shall be an iterative process that Provider shall carry out in consultation with Client. The timetable for finalization of the Technology and Business Process Plan shall be set each year having regard to the timetable for the strategic planning processes of Client. Following approval by Client, Provider shall comply with the Technology and Business Process Plan unless and to the extent Client agrees to depart from such Technology and Business Process Plan.

Master Services Agreement

9.8	Change Control.

(a)
Compliance with Change Control Procedures. In making any change in the standards, processes, procedures, methodologies or controls or associated technologies, architectures, standards, products, Software, Equipment, Systems or Materials provided, operated, managed, supported or used in connection with the Services that (i) impacts an Eligible Recipient’s end user experience, (ii) has a material impact on training Eligible Recipients to use such change (including, for clarity, any customer of Client or its Affiliate), or (iii) reasonably could have an adverse effect on the businesses, operations, environments, facilities, or business processes of an Eligible Recipient or its business (including a legal or compliance), Provider shall comply with this Section 9.8 and the change control procedures and change control standards specified on Exhibit 7 (collectively, the “Change Control Procedures”). For clarity, the Change Control Procedures shall not apply to any changes that do not impact such end user experience or otherwise have an adverse effect on the businesses, operations, environments, facilities, or business processes of an Eligible Recipient or its business, unless required for legal or compliance purposes, but Provider shall document the occurrence of such changes in accordance with the Process and Procedures Manual.

(b)	Financial Responsibility for Changes.
Provider shall bear all charges, fees and costs associated with any change desired by Provider or required to comply with changes in Laws after the Commencement Date (subject to Section 10 of Exhibit 2-N), including all charges, fees and costs associated with (i) the design, installation, implementation, testing and rollout of such change, (ii) any modification or enhancement to, or substitution for, any impacted business process or associated Software, Equipment, System, Services or Materials, and (iii) any increase in the cost to the Eligible Recipients of operating, maintaining or supporting any impacted business process or associated Software, Equipment, System, Services or Materials. Notwithstanding, Provider is still obligated to perform all changes required to comply with Laws, and additional Charges, if any, for all such changes shall be determined by treating such changes as enhancements as further described in Exhibits 2-C and 2-D, and subject to the limitations therein.

(c)
Client Approval – Cost, Adverse Impact. Without the approval of Client, Provider shall make no change that may (i) increase any Eligible Recipient’s total cost of receiving the Services; (ii) require material changes to, or have an adverse impact on, any Eligible Recipient’s businesses, operations, environments, facilities, business processes, or equipment; or (iii) have an adverse impact on the cost, either actual or planned, to Client of terminating all or any part of the Services or exercising its right to in-source or use third

Master Services Agreement

parties; provided, however, Provider may make temporary changes required by an emergency if it has been unable to contact the Client Relationship Manager or his or her designee to obtain approval after making reasonable efforts. Provider shall document and report such emergency changes to Client not later than the next Business Day after the change is made. Such changes shall not be implemented on a permanent basis unless and until approved by Client. Nothing in this Section 9.8(c) shall prohibit Provider from making changes to the Services provided to an Authorized User to right-size the Services consistent with the role and job duties for each applicable Authorized User so long as such changes are pursuant to Exhibit 6.

(d)
Implementation of Changes. Provider shall schedule and implement all changes so as not to (i) disrupt or adversely impact the business, Systems or operations of the Eligible Recipients, (ii) degrade the Services then being received by them, or (iii) interfere with their ability to obtain the full benefit of the Services.

9.9	Software Currency.

(a)
Versions and Releases. Subject to Sections 7.4, 9.8, and 9.9(b), and the applicable Statement of Work, Provider shall maintain reasonable currency for Software for which it is responsible under this Agreement and provide maintenance and support for new releases and versions of such Software. At Client’s request, Provider shall operate, maintain and support multiple releases or versions of Software on a temporary basis for a reasonable period of time during a technology or business transition (e.g., a software upgrade or business unit acquisition). In addition, unless otherwise directed by Client, Provider shall keep Software within release levels supported by the appropriate third party vendor to ensure compatibility with other Software or Equipment components of the Systems. For purposes of this Section 9.9, “reasonable currency” shall mean that, unless otherwise agreed by Client, Provider shall: (i) maintain Software in compliance with all applicable license terms, (ii) maintain Software within one Major Release of the then current Major Release, and (iii) install Minor Releases promptly or earlier, if requested by Client; provided, however, that Provider’s obligation to maintain reasonable currency in accordance with this Section 9.9 shall not apply to any excluded Software as expressly set forth in a Statement of Work (“Excluded Software”), such identification of Excluded Software to be amended by the Parties during Transition.

(b)
Approval. Notwithstanding Sections 9.9(a) and in accordance with Section 9.8, Provider shall confer with Client prior to installing any Major Release or Minor Release, shall provide Client with the results of its testing and evaluation and a detailed implementation plan and shall not install such Major Release or Minor Release if directed not to do so by Client. Where specified

Master Services Agreement

by Client, Provider shall not install new Software releases or make other Software changes until Client has completed and provided formal signoff on successful user acceptance testing.

9.10	Malicious Code, Disabling Code.

(a)
Malicious Code. Each Party shall cooperate with the other Party and shall take commercially reasonable actions, and in the case of Provider, precautions consistent with Client’s policies with respect to Malicious Code, to prevent the introduction and proliferation of Malicious Code into Client’s or another Eligible Recipient’s environment or any System used by Provider to provide the Services. Without limiting Provider’s other obligations under this Agreement, if Malicious Code is found in Equipment, Software or Systems provided, managed or supported by Provider, Provider shall, at no additional charge to Client, eliminate and reduce the effects of such Malicious Code and, if Malicious Code causes a loss of operational efficiency or loss of data, Provider shall mitigate such losses and restore such data with generally accepted data restoration techniques. The preceding sentence shall not apply to the extent that Provider does not have access to the customized code of any Third Party Software implemented on behalf of Client that may be infected with Malicious Code; however, Provider will use Commercially Reasonable Efforts to mitigate the impact of such Malicious Code.

(b)
Disabling Code. Provider shall not insert into the Software any code that could be invoked to disable or otherwise shut down all or any portion of the Services without the prior approval of Client. In addition, with respect to any disabling code that may be part of the Software, Provider shall not invoke or cause to be invoked such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without Client’s prior approval. For purposes of this provision, code that serves the function of ensuring software license compliance (including passwords) shall not be deemed disabling code, provided that Provider notifies Client in advance of all such code and obtains Client’s approval prior to installing such code in any Software, Equipment or System.

9.11	Audit Rights.

(a)
Records Retention. Provider shall, and shall cause its Subcontractors to, maintain complete and accurate records of and supporting documentation for all Charges, all Client Data, Materials, Applications, Software, Developed Materials and Development Tools, and all transactions, authorizations, changes, implementations, soft document accesses, reports, filings, returns, analyses, procedures, controls, records, data or information created, generated, collected, compiled, processed or stored by Provider in the performance of its obligations under this Agreement, including all invoices and supporting documentation (the “Contract Records”). Provider shall

Master Services Agreement

maintain such Contract Records in accordance with applicable Laws and, unless otherwise provided in applicable Privacy Laws, shall retain Contract Records in accordance with Client’s record retention policy (as such policy may be modified from time to time and provided to Provider in writing) during the Term and any Disengagement Services period and thereafter for the longer of (1) the period required by applicable Laws or (2) the period ending at the end of the second (2nd) full calendar year after the calendar year in which Provider ceased performing the Services (including Disengagement Services) (the “Audit Period”), provided that, at the end of the Audit Period, Provider shall return any remaining Contract Records.

(b)
Additional Audit and Records Requirements. In addition to the requirements set forth in this Section 9.11, Provider shall comply with the audit and record retention requirements set forth in this Agreement.

(c)
Operational Audits. During the Audit Period, Provider shall, and shall cause its Subcontractors to, provide to Client (and internal and external auditors, inspectors, regulators and other representatives that Client may designate from time to time, including customers, vendors, licensees and other third parties to the extent any Eligible Recipient is legally or contractually obligated to submit to audits by such entities (collectively, “Permitted Auditors”)) access at reasonable hours to Provider Personnel, to Systems used by Provider, to the facilities at or from which Services are then being provided and to Provider records and other pertinent information, all to the extent relevant to the Services, usage of Third Party Software and/or compliance with Provider’s obligations under this Agreement. If an audit reveals a non-trivial breach of this Agreement or that Provider is not in compliance with a Third Party Software license agreement, Provider shall promptly reimburse Client for the actual cost of such audit, any incremental follow-up audit to verify that such breach has been corrected, and, if applicable, any license fees, penalties and costs for the additional usage of Third Party Software.

(d)
Financial Audits. During the Audit Period, Provider shall, and shall cause its Subcontractors to, provide to Client and Permitted Auditors access during reasonable hours to Provider Personnel and to Contract Records and other pertinent information to conduct financial audits (including providing such access and information and performing elements of testing as requested by Client in connection with Sarbanes-Oxley 404 testing), all to the extent relevant to the performance of Provider’s financial obligations under this Agreement. If any such audit reveals an overcharge by Provider, and Provider does not successfully dispute the amount questioned by such audit in accordance with Article 20, Provider shall promptly pay to Client the amount of such overcharge, together with interest from the date of Provider’s receipt of such overcharge at the lesser of the prime rate as reported in the Wall Street

Master Services Agreement

Journal (the “Prime Rate”) on the date of such receipt (or the preceding Business Day if such day is not a Business Day) per annum or the maximum rate allowed by law. In addition, if any such audit reveals an overcharge of more than three percent (3.0%) of the audited Charges, Provider shall promptly reimburse Client for the actual cost of such audit.

(e)
Audit Assistance. Provider shall (i) provide any assistance reasonably requested by Client or a Permitted Auditor in conducting any such audit, including installing and operating audit software, (ii) make requested personnel, records, Systems and information available to Client or a Permitted Auditor in response to an audit or request for information, (iii) make copies of any data or information that Client or a Permitted Auditor has the right to access (which Client and such Permitted Auditor shall be permitted to retain), and (iv) in all cases, provide such assistance, personnel, records, Systems and information in an expeditious manner to facilitate the timely completion of such audit.

(f)	General Procedures.

(i)
Notwithstanding the intended breadth of Client’s audit rights, Client shall not be given access to (A) the confidential information of other Provider customers, (B) Provider locations that are not related to Client, the other Eligible Recipients or the Services, or (C) Provider’s internal costs, except to the extent such costs are the basis upon which Client is charged (e.g., reimbursable expenses, Out-of-Pocket Expenses or cost-plus Charges) and/or are necessary to calculate the applicable Charges.

(ii)
In performing audits, Client shall endeavor to avoid unnecessary disruption of Provider’s operations and unnecessary interference with Provider’s ability to perform the Services in accordance with the Service Levels.

(iii)
Client shall be given adequate private workspace in which to perform an audit, plus access to photocopiers, telephones, facsimile machines, Internet connectivity and any other facilities or equipment needed for the performance of the audit.

(g)
Provider Internal Audit. If Provider determines as a result of its own internal audit or otherwise that it has overcharged Client, then Provider shall promptly pay to Client the amount of such overcharge, together with interest from the date of Provider’s receipt of such overcharge at the lesser of the Prime Rate on the date of such receipt (or the preceding Business Day if such day is not a Business Day) per annum or the maximum rate allowed by law.

Master Services Agreement

(h)
Provider Response to Audits. Provider and Client shall meet promptly upon the completion of any audit contemplated by or conducted pursuant to this Section 9.11 (i.e., an exit interview) and/or the issuance of an interim or final report following such an audit. Provider shall respond to each exit interview and/or audit report in writing within thirty (30) days, unless a shorter response time is specified in such report. Provider and Client shall develop and agree upon an action plan to expeditiously address and resolve any deficiencies, concerns and/or recommendations identified in such exit interview or audit report. Provider, at its own expense, shall then undertake remedial action in accordance with such action plan and the dates specified therein to the extent necessary to comply with Provider’s obligations under this Agreement.

(i)	Controls Audit and Procedures.

(i)	Controls Audit.

(1)
In addition to its other obligations under this Section 9.11 and/or any data processing agreements executed in connection with this Agreement, Provider shall, on an annual basis, cause an independent public accounting firm to produce a SOC 1 Report, SOC 2 Report, and SOC 3 Report (such reports, collectively, “Controls Audit Reports”) by conducting Type II multi-client audits pursuant to (A) SSAE 16 or ISAE 3402, and (B) AT 101 (such audits, collectively, the “Controls Audit”) with respect to Provider’s provision of the Services and/or services similar to the Services. Provider shall confer with Client as to the scope, control objective requirements and timing of each such audit, and accommodate Client’s requirements and concerns to the extent practicable. Unless otherwise agreed by the Parties, such audit shall be conducted with a date range of at least twelve (12) months and so as to result in a final audit opinion dated March 31 or later each calendar year. Provider shall provide Client and its independent auditors with a copy of such opinion and the resulting Controls Audit Reports as soon as reasonably possible after the conclusion of such audit, and in all events by July 31 of the same calendar year that such opinion is dated. At Client’s request at any time, Provider shall confirm in writing that there have been no changes in the relevant policies, procedures and internal controls since the completion of such audit. The Controls Audit shall be conducted, and the resulting opinion and Controls Audit Reports shall be provided, at no additional charge to Client. Provider shall promptly respond to such Controls Audit Reports.

(2)	In addition to its other obligations under this Section 9.11 and/or any data processing agreements executed in connection with this

Master Services Agreement

Agreement, if requested by Client and at Client’s expense, Provider shall, on an annual basis, cause an independent public accounting firm to produce Controls Audit Reports by conducting a Controls Audit with respect to provision of the Services (a “Client Specific Controls Audit”). Client may determine, in consultation with Provider, the scope, control objective requirements and timing of each such audit. Unless otherwise agreed by the Parties, such audit shall be conducted for a twelve month period ended September 30th of each year.  Provider shall provide Client and its independent auditors with a copy of such opinion and the resulting Controls Audit Reports as soon as reasonably possible after the conclusion of such audit, and in all events by December 31 of the same calendar year that such opinion is dated.  At Client’s request at any time, Provider shall confirm in writing that there have been no changes in the relevant policies, procedures and internal controls since the completion of such audit. Provider shall promptly respond to such Controls Audit Reports. The Client Specific Controls Audit shall be conducted, and the resulting opinion and Controls Audit Reports shall be provided, for the Charges set forth in Section 3.6 of Exhibit 10. For clarity, Client may engage a Permitted Auditor at its expense to conduct an audit of the same scope as described in this subsection (2).

(ii)
If Provider is unable to timely deliver to Client, in accordance with Section 9.11(i)(i) above, an unqualified opinion, or the Controls Audit reveals any deficiency or material weakness, Provider shall (A) provide Client, on or before the date such opinion is delivered or due to be delivered, a written statement describing the circumstances giving rise to any delay or any qualification, (B) take such actions as shall be necessary to resolve such circumstances as soon as practicable, and (C)  permit Client and its Permitted Auditors to perform such procedures and testing as are reasonably necessary for their assessment of the operating effectiveness of Provider’s policies, procedures and internal controls. Provider acknowledges and agrees that Client and Permitted Auditors, upon receiving a copy of the Controls Audit Reports, shall have the right to review the auditor work papers at the auditor premises, as well as interview the auditor personnel who did the actual audit work if Client or Permitted Auditors require clarification on the Controls Audit Reports and work papers to the extent such audit rights are available under the agreements signed by Provider with existing third-party audit firms.

(iii)	To the extent Client requests that, in addition to the Controls Audit described above, Provider conduct a Client-specific Controls Audit,

Master Services Agreement

Provider shall do so at Client’s expense (provided that Provider notifies Client of such expense, obtains Client’s prior approval of, and uses Commercially Reasonable Efforts to minimize, such expense). If, however, Provider undertakes additional or different Controls Audits (or equivalent audits) of Provider Facilities in question (other than customer-specific audits requested and paid for by other Provider customers), Provider shall accord Client the rights described in the last two sentences of Section 9.11(i)(i) with respect to such audits.

(iv)
Unless otherwise approved by Client, any Provider subcontract shall require the applicable Subcontractor to provide an annual Controls Audit to Client under terms and conditions identical to those applicable to Provider under this Section 9.11(i).

(j)	Audit Costs. Except as provided in this Section 9.11, Provider and its Subcontractors and suppliers shall provide the Services described in this Section 9.11 at no additional charge to Client.

(k)	For clarity, Section 6.1 applies with respect to Provider’s obligation to cause Inherited Subcontractors to comply with this Section 9.11.

9.12	Subcontractors.

(a)
General. Subject to the terms of this Agreement, Provider may, in the ordinary course of business and without Client’s prior approval, enter into subcontracts for commercially reasonable third party services or commercially available third party products provided that Provider shall directly provide a majority of the Services and will not subcontract the management or oversight function with respect to the Services. Such Subcontractors shall possess the training, experience, competence and skill to perform the work in a skilled and professional manner.

(b)
Provider Responsibility. Unless otherwise approved by Client and subject to Section 6.1, the terms of any subcontract must be consistent with this Agreement, including: (i) confidentiality, privacy and intellectual property obligations, including obligations that are at least as restrictive as those set forth in Articles 14 and 15; (ii) Client’s approval rights (which must apply directly to the Subcontractor); (iii) compliance with applicable Laws; (iv) compliance with Client’s policies and directions; (v) audit rights and requirements, as described in Section 9.11; (vi) Key Provider Personnel; and (vii) insurance coverage with coverage types and limits consistent with the scope of work to be performed by such Subcontractors. Notwithstanding the terms of the applicable subcontract, the approval of such Subcontractor by Client or the availability or unavailability of Subcontractor insurance, Provider shall be and remain responsible and liable for any acts or omissions

Master Services Agreement

of any Subcontractor or Subcontractor personnel (including failure to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Provider under this Agreement) to the same extent as if such acts or omissions were committed by Provider or Provider employees.

(c)
Right to Require Removal. Client shall have the right to require Provider to replace any Subcontractor (notwithstanding any prior approval) if such Subcontractor’s performance is materially deficient or if there are other reasonable, and not illegal, grounds for removal. If directed to do so, Provider shall remove and replace such Subcontractor as soon as possible. Provider shall continue to perform its obligations under this Agreement, notwithstanding the removal of such Subcontractor. Client shall have no responsibility for any Termination Charges, transition charges or cancellation fees that Provider may be obligated to pay to a Subcontractor as a result of the removal of such Subcontractor at Client’s request or the withdrawal or cancellation of the Services then performed by such Subcontractor as permitted under this Agreement.

9.13
Notice of Adverse Impact. If Provider becomes aware of any failure by Provider to comply with its obligations under this Agreement or any other situation (a) that has impacted or reasonably could impact the maintenance of any Eligible Recipient’s financial integrity or internal controls, the accuracy of any Eligible Recipient’s financial, accounting, safety, security, manufacturing/production quality or human resources records and reports, and reports or compliance with Client Policies and Procedures or applicable Laws, or (b) that has had or reasonably could have any other material adverse impact on the Services in question or the business operations or reputation of the Eligible Recipients, then Provider shall expeditiously notify Client of such situation and the impact or expected impact and Provider and Client shall meet to formulate and implement an action plan to rectify such situation and minimize or eliminate such impact.

9.14	Force Majeure & Disaster Recover.

(a)
General. Subject to Section 9.14(e), no Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God; wars, terrorist acts (but excluding cyber-attacks), riots, civil disorders, rebellions or revolutions; strikes, lockouts or labor disputes of third parties; or any other similar cause beyond the reasonable control of such Party (a “Force Majeure Event”); except to the extent that the non-performing Party is at fault in failing to prevent or causing such default or delay, and provided that such default or delay cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means. A

Master Services Agreement

strike, lockout or labor dispute involving Provider Personnel shall not excuse Provider from its obligations hereunder. In addition, the refusal of a Provider Personnel to enter a facility that is the subject of a labor dispute shall excuse Provider from its obligations hereunder only if and to the extent such refusal is based upon a clear and present danger of physical harm.

(b)
Duration and Notification. In the event of a Force Majeure Event, the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use Commercially Reasonable Efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so prevented, hindered or delayed in its performance shall, as quickly as practicable under the circumstances, notify the Party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours after the inception of such delay) and describe at a reasonable level of detail the circumstances of the Force Majeure Event, of delays or anticipated delays in the performance or observance of such Party’s obligations, the steps being taken to address such Force Majeure Event, and the expected duration of such Force Majeure Event.

(c)	Substitute Services.

(i)
If any Force Majeure Event has substantially prevented, hindered or delayed, or is reasonably expected to substantially prevent, hinder or delay, the performance by Provider or one of its Subcontractors of Services for longer than the recovery period specified in the applicable disaster recovery plan, or if there is no such recovery period, seven (7) days, Provider shall, unless and until otherwise directed by Client, use Commercially Reasonable Efforts to procure such Services from an alternate source at Provider’s expense for so long as the delay in performance shall continue. If Provider is unable to procure such substitute services on an expedited basis or Client elects to contract directly for such services, Client may procure such Services from an alternate source. During the first thirty (30) days of the provision of such Services from an alternative source, Provider is fully responsible for any additional fees that Client must pay such alternative source in excess of the Charges paid to Provider for such Services; during the second thirty (30) day period, if any, the Parties will equally share in any such additional fees. Provider shall not have the right to additional payments or increased usage charges as a result of any Force Majeure Event affecting Provider’s ability to perform.

(ii)	Notwithstanding Section 9.14(c)(i), the foregoing, Client shall not invoke the right to obtain substitute Services hereunder if Provider can partially restore some of the impacted Services (even from

Master Services Agreement

alternative locations) for Business Critical Services (as defined below) such that Provider is able to perform all Business Critical Services within ninety percent (90%) of the applicable Minimum Service Levels no later than seventy-two (72) hours after the Force Majeure Event. “Business Critical Services” mean (1) availability of the SAP platform, (2) availability of the ecommerce platform, (3) service desk, and (4) P1 incident resolution.

(d)
Termination. If any Force Majeure Event prevents, hinders or delays the performance by Provider or one of its Subcontractors of Services in any material respect (i) for more than five (5) days, Client, at its option, may terminate any portion of this Agreement so affected; or (ii) for more than ten (10) days, Client, at its option, may terminate this Agreement in whole or part. For clarity, the Termination Charges applicable to a termination of this Agreement in whole are set forth in Exhibit 10.

(e)
Disaster Recovery Services. Upon the occurrence of a Force Majeure Event that constitutes a disaster under the applicable disaster recovery/business continuity plan, Provider shall promptly implement, as appropriate, such disaster recovery/business continuity plan and provide disaster recovery and business continuity services as described in such plan. The occurrence of a Force Majeure Event shall not relieve Provider of its obligation to implement the applicable disaster recovery/business continuity plan and provide disaster recovery and business continuity services. Provider’s disaster recovery/business continuity plans shall be consistent with the Client-specific Provider disaster recovery/business continuity plans set forth on Exhibit 9, including provisions for backup facilities, utilities, staffing and telecommunications. Such plan shall be operative from the Commencement Date and shall at all times be aligned with Client’s then-current disaster recovery/business continuity plan. Provider shall address and resolve any issues or changes flagged for attention by Client in such plan as soon as practicable but no longer than thirty (30) days after notification by Client. Provider shall test such plan at least annually, including as may be required in the applicable Statement of Work and, upon request by Client or as otherwise required by the applicable Statement of Work, share the results of such tests with Client. Provider shall perform re-tests if any such test reveals any issues or problems.

(f)
Payment Obligation. If Provider fails to provide Services in accordance with this Agreement due to the occurrence of a Force Majeure Event, all amounts payable to Provider hereunder shall be equitably adjusted in a manner such that Client is not required to pay any amounts for Services that it is not receiving whether from Provider or from an alternate source at Provider’s expense pursuant to Section 9.14(c).

Master Services Agreement

(g)
Allocation of Resources. Without limiting Provider’s obligations under this Agreement, whenever a Force Majeure Event causes Provider to allocate limited resources between or among Provider’s customers and Affiliates, the Eligible Recipients shall receive at least the same treatment as comparable Provider customers. In no event will Provider re-deploy or re-assign any Key Provider Personnel to another customer or account in the event of the occurrence of a Force Majeure Event.

9.15
Government Contract Flow-Down. The Parties acknowledge and agree that, as a matter of federal procurement law, Provider may be deemed a “subcontractor” to Client and/or another Eligible Recipient under one or more of their contracts with the federal government, that the Services provided or to be provided by Provider in such circumstances constitute “commercial items” as that term is defined in the Federal Acquisition Regulation, 48 C.F.R. Section 52.202, and that “subcontractors” providing “commercial items” under government contracts are subject to certain mandatory “flow-down” clauses (currently, (a) Equal Opportunity, (b) Affirmative Action for Special Disabled and Vietnam Era Veterans, and (c) Affirmative Action for Handicapped Workers) under the Federal Acquisition Regulation, 48 C.F.R. Section 52.244-6. The Parties agree that, insofar as certain clauses are required to be flowed down to Provider, Provider shall comply with such clauses at no additional cost to Client.

9.16
Parent Guaranty. Provider shall cause its parent company, Birlasoft Limited, to execute the guaranty attached hereto as Schedule C (“Parent Guaranty”) and deliver the originally executed Parent Guaranty to Client on or before date of execution of this Agreement.

9.17	Provider Excused Performance.
Provider’s failure to perform its obligations under this Agreement (including meeting the Service Levels) shall be excused if and to the extent such Provider non-performance is caused by (i) the wrongful or tortious actions of an Eligible Recipient, (ii) a Third Party Contractor who is not a Managed Third Party failing to perform obligations on behalf of Client under this Agreement substantially in accordance with the applicable Third Party Contract, (iii) the failure of an Eligible Recipient or such a Third Party Contractor to perform Client’s expressly specified obligations under this Agreement (in each case, unless and to the extent, as to Third Party Contractors, such failure is attributable to Provider’s failure to properly manage such Third Party Contractor), (iv) as set forth in Section 11 of Exhibit 2-N, (v) the failure of Third Party Software to substantially conform to its related documentation as provided by the provider of such Third Party Software, but in each case of subsections (i) through (v) only if (A) Provider expeditiously gives Client notice of such wrongful or tortious action or failure to perform (which notice shall describe in reasonable detail Provider’s inability to perform under such

Master Services Agreement

circumstances), (B) Provider provides Client with every reasonable opportunity to correct such wrongful or tortious action or failure to perform and thereby avoid such Provider non-performance, (C) Provider identifies and pursues all commercially reasonable means to avoid or mitigate the impact of such wrongful or tortious action or failure to perform, (D) Provider uses Commercially Reasonable Efforts to perform notwithstanding such wrongful or tortious action or failure to perform, and (E) Provider conducts a Root Cause Analysis and thereby demonstrates that the event described in subsection (i) through (v) above is the cause of Provider’s non-performance. Provider acknowledges and agrees that the circumstances described in this Section 9.17, together with Section 9.14, are the only circumstances in which its failure to perform its obligations under this Agreement (including meeting the Service Levels) will be excused and that Provider will not assert any other act or omission of an Eligible Recipient or a Third Party Contractor as excusing any such failure on Provider’s part. Client’s delay or failure to perform its responsibilities set forth in this Agreement (or cause them to be performed) will not constitute grounds for termination by Provider except as provided in Section 21.2.

10.	Client Responsibilities.

10.1	Responsibilities. In addition to Client’s responsibilities as expressly set forth elsewhere in this Agreement, Client shall be responsible for the following:

(a)
Client Relationship Manager. Client shall designate one (1) individual to whom all Provider communications concerning this Agreement may be addressed (the “Client Relationship Manager”), who shall have the authority to act on behalf of the Eligible Recipients in all day-to-day matters pertaining to this Agreement. Client may change the designated Client Relationship Manager from time to time by providing notice to Provider. Additionally, Client will have the option, but will not be obligated, to designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance) if the Client Relationship Manager is not available.

(b)
Cooperation. Client shall cooperate with Provider by, among other things, making available, as reasonably requested by Provider, management decisions, information, approvals and acceptances so that Provider may accomplish its obligations and responsibilities hereunder.

(c)
Requirement of Writing. Without limiting Sections 22.2, 22.3 or 22.6, to the extent Provider is required under this Agreement to obtain Client’s approval, consent, authorization, designation or agreement, such approval, consent, authorization, designation or agreement shall (i) be in writing from the Client Relationship Manager or an authorized Client representative designated by the Client Relationship Manager in writing, (ii) expressly state

Master Services Agreement

an intent to approve, consent, authorize, designate or agree and (iii) be either physically signed or transmitted with an email message with the sender’s name typed at the end of the message. Notwithstanding the preceding sentence, but subject to Sections 22.2, 22.3 and 22.6, the Client Relationship Manager may agree in advance in writing that as to certain specific matters oral approval, consent, authorization, designation or agreement shall be sufficient.

(d)
Licenses for Out-of-Scope Applications and Systems. In the event that Provider needs to access, use, and/or interface with any applications or systems licensed, leased or owned by Client or its Affiliate and Provider or its Affiliate does not provide Services under this Agreement or a Local Agreement for such application or system, Client shall obtain all necessary consents to allow Provider to access, use, and/or interface with such applications and/or systems solely to the extent necessary to perform the Services hereunder.

10.2	Client Letter of Credit/Provider Incumbency Certificate.

(a)
Letter of Credit. Client shall cause a letter-of-credit in the form attached hereto as Schedule D-1 (“Letter of Credit”) to be delivered to Provider on or before the date of execution of this Agreement. Provider may draw amounts available under the Letter of Credit during the thirty-six (36) months following the Effective Date (the “LOC Term”) only to pay undisputed Charges due and payable under this Agreement that have not been paid by Client and after Provider provides not less than thirty (30) days’ notice of its intent to draw on the Letter of Credit. Commencing on the anniversary of the Effective Date, Provider shall reimburse Client for one-half of all costs and expenses incurred by Client for the Letter of Credit within thirty (30) days of Client invoicing Provider for such costs and expenses. Commencing eighteen (18) months after the Effective Date, the Parties shall meet and discuss in good faith the continuing need for the Letter of Credit given the payment history of Provider under this Agreement and reasonably determine whether to agree on the termination of the Letter of Credit prior to its expiration. In the event that Client’s then-current bank provides a notice of nonrenewal of the Letter of Credit during the LOC Term, Client shall have thirty (30) days in which to provide Provider with a new letter-of-credit on substantially the same terms and conditions as the non-renewed Letter of Credit, and such event shall not be considered a non-renewal of the Letter of Credit. The new letter-of-credit may be issued by JPMorgan Chase, PNC Financial Services, Citizens Financial Group, KeyCorp or any of the top 100 banks in the United States by assets, or an Affiliate of any such banks.

(b)	Incumbency Certificate. Provider shall cause the incumbency certificate in the form attached hereto as Schedule D-2 (“Incumbency Certificate”)

Master Services Agreement

to be delivered to Client within twenty one (21) days after the Effective Date. Only the officers of Provider identified on the Incumbency Certificate may execute a demand for payment pursuant to Exhibit A to the Letter of Credit. If an officer identified on the Incumbency Certificate is no longer associated with Provider, the then-current secretary of Provider shall execute an amended and restated Incumbency Certificate identifying a replacement for such officer. For clarity, in the event that Provider executes a demand for payment pursuant to Exhibit A to the Letter of Credit, Provider shall present such demand directly to Client’s bank with a copy of the Incumbency Certificate attached thereto and is not required to have Client verify the identified officer prior to such demand.

11.	STEP IN RIGHTS

11.1
Triggers for an Action Plan. If Provider commits a Business Critical Service Failure (as defined below) for which it is responsible in accordance with the requirements of this Agreement and Provider has failed to cure such non-performance within thirty (30) days of written notice from Client, Client may request an action plan from Provider (the “Action Plan”). In such event Provider, will prepare and deliver, at Provider’s expense, the initial draft of the Action Plan for Client’s review and approval within five (5) Business Days after receiving the request (unless otherwise agreed by the Parties). The initial draft of the Action Plan shall contain the contents described in Section 11.2 based on the information available at such time. “Business Critical Service Failure” means (i) Provider’s failure to perform a Business Critical Service such that Provider has incurred a Service Level Default for a Business Critical Service CPI either three (3) months in a row or four times in any consecutive twelve (12) months, or (ii) Provider has missed three (3) Transformation Milestones.

11.2	Contents of Action Plan. An Action Plan shall specify in detail reasonably satisfactory to Client:

(a)
a description of the problem or problems (each, an “Underlying Problem”) or the process for identifying the Underlying Problem(s) that caused the failure that lead to Client’s request for an Action Plan;

(b)	where remedy of the Underlying Problem is possible, the actions that will be implemented by Provider to affect that remedy;

(c)	the actions that will be implemented by Provider to prevent the same or a substantially similar Underlying Problem from occurring in the future;

(d)	a timeline for the implementation of the Action Plan; and

(e)	any other content that may reasonably be requested by Client.

Master Services Agreement

11.3
Client’s Response to Initial Draft Action Plan. After receiving the initial draft Action Plan, Client shall, within two (2) Business Days, provide comments on the initial draft Action Plan. Provider shall (i) at the reasonable request of Client, promptly meet to discuss Client’s comments; and (ii) within three (3) Business Days after the meeting, or receipt of Client’s comments where no meeting is required by Client (unless as otherwise agreed by the Parties), prepare a revised Action Plan addressing Client’s comments and any additional information it obtains during such period and submit the final proposed Action Plan to Client for its approval. This Section 11.3 applies to any proposed Action Plan until it has been approved by Client. Provider shall promptly implement the Action Plan after it has been approved by Client.

11.4	Exercise of Step In Rights.

(a)
Trigger for Step In Rights. In the event (a) Provider fails to comply in a timely manner with Provider’s obligations regarding the creation or implementation of an Action Plan, or (b) the implementation of the Action Plan does not result in the resolution of the underlying problem and the prevention of the same or a substantially similar underlying problem from occurring in the future ((a) and (b) collectively the “Step In Trigger”), then:

(i)
Client may, by giving written notice to Provider, (1) have Client personnel work along-side Provider personnel to assist Provider in resolving the underlying problem and preventing its recurrence or (2) step-in and perform for itself or have a third party perform such Functions (each, a “Step In”).

(ii)
If Client Steps In, Provider shall cooperate fully with Client and will provide, at no additional charge to Client, all assistance reasonably requested by Client or such third party as soon as possible, including, subject to Provider’s reasonable security and confidentiality requirements, providing access to Provider Personnel and all relevant Equipment, premises, Software and Tools under Provider’s control required to facilitate the purpose of the Step In.

(b)
Third Party Provider. If in exercising its Step In rights Client elects to obtain a third party to perform the applicable Services, such third party must sign a non-disclosure agreement agreeing to protect the Confidential Information of Provider consistent with Client’s obligations under this Agreement. In addition, Client and its third party designee(s) shall comply with Provider’s standard security and safety procedures applicable to such Equipment, Software, Tools and/or Provider Facilities that are provided to Client in writing.

(c)	Step In Meetings. During any Step In period, the Parties shall meet at least weekly to discuss progress toward remedying the event that gave rise to

Master Services Agreement

exercise of the Step In right and to assess Provider’s ability to resume performance of the affected Services.

(d)	No Relief from Obligations. For the avoidance of doubt, Client’s election to Step In:

(i)	does not act to relieve Provider of its obligations under this Agreement; and

(ii)
shall not be construed as limiting any rights and remedies Client may have under this Agreement, or at law or equity, in connection with any Underlying Problem or the resulting failure(s) by Provider to perform in accordance with this Agreement.

(e)	Step In Period.

(i)
Client may elect to cease exercising its right to Step In at any time during the Step In period by providing a step out notice to Provider and Client’s right to Step In will end, and Client must hand back the responsibility to Provider, when Provider demonstrates to Client’s reasonable satisfaction that Provider is capable of resuming provision of the affected Service in accordance with the requirements of this Agreement (the “Step In Period”). Promptly following the commencement of Step In, Provider shall perform a Root Cause Analysis to determine the cause of the Step In Trigger and reasons for the failure of the Action Plan to remedy the Underlying Problems. Provider will deliver the results of its Root Cause Analysis to Client along with a new Action Plan based on such Root Cause Analysis. The new Action Plan shall be promptly reviewed and discussed first by the Executive Committee and then by the Steering Committee. Following such review and discussion, the Parties shall reasonably agree on the new Action Plan, including objective criteria for determining when the Step In Period will end (the “Step In Exit Criteria”). Client will hand back the responsibility for the affected Services to Provider when Provider demonstrates to the Executive Steering Committee’s approval that the Step In Exit Criteria have been achieved.

(ii)
In the event that Client or its third party has modified the Services during the Step In Period, Client shall perform, or caused to be performed, reasonable knowledge transfer activities to transition the affected Services back to Provider.

(f)
No Charges During Step In. Client shall have no obligation to pay any Charges for the Services that are subject to a Step In during the Step In period, or at any time after the Step In Period if Provider has not resumed the Services

Master Services Agreement

that are subject to a Step In and Client has issued a termination notice as specified in Article 21.

12.	CHARGES.

12.1	General.

(a)
Payment of Charges. In consideration of Provider’s performance of the Services, Client agrees to pay Provider the applicable Charges specified in Exhibit 10. Such Charges shall fully compensate Provider for providing the Services. Client shall not be required to pay Provider any amounts for the Services in addition to such Charges. Unless otherwise set forth in a Work Order, Provider acknowledges and agrees that there are no separate or additional costs, expenses, charges, fees or other amounts to be paid to Provider for such Services. All costs, expenses, charges, fees or other amounts incurred by Provider prior to the Effective Date are included in the Charges and are not to be separately paid or reimbursed by Client.

(b)
Expenses. Unless otherwise set forth in a Work Order, Provider acknowledges that expenses that Provider incurs in performing the Services (including management, travel and lodging, document reproduction and shipping, and long-distance telephone) are included in the Charges and are not separately reimbursable by Client unless Client has agreed in writing in advance to reimburse Provider for such expenses.

(c)	Proration. Periodic Charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month on a calendar day basis.

(d)
New Eligible Recipient Services. From time to time Client may request that Provider provide Services to Eligible Recipients not previously receiving such Services. Except as provided in Section 3.2 or otherwise agreed by the Parties and subject to Section 12.1(e), such Services shall be performed in accordance with the terms and conditions (including Charges) then applicable to the provision of the same Services to existing Eligible Recipients.

(e)
Charges for Contract Changes. Unless otherwise agreed, changes in the Services (including changes in the Client standards, strategic plans, Technology and Business Process Plans, business processes, Software, Equipment, Materials and Systems) and changes in the rights or obligations of the Parties under this Agreement (collectively, “Contract Changes”) shall result in changes in the applicable Charges only if and to the extent (i) this Agreement expressly provides for a change in the Provider Charges in such circumstances; (ii) the agreed upon Charges or pricing methodology expressly provides for a price change in such circumstances (for example, the applicable Statement of Work specifies the number of FTEs or hours of

Master Services Agreement

coverage to be provided for the quoted price or defines a resource unit rate for increased or decreased usage above or below the applicable resource baseline); or (iii) the Contract Change meets the definition of New Service and additional Charges are applicable in accordance therewith, or is to be charged to Client as a stand-alone Project pursuant to the terms of this Agreement.

(f)	Termination Charges. Exhibit 10 or a Work Order may include Termination Charges that Client will pay Provider in accordance with the terms of this Agreement.

12.2	Taxes. The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

(a)	Income Taxes. Each Party shall be responsible for its own Income Taxes.

(b)
Recoverable Taxes. All sums payable under or in connection with this Agreement shall be exclusive of Recoverable Taxes, and each Party shall, in addition to such sums, pay any Recoverable Taxes properly chargeable thereon on receipt of a valid invoice.

(c)
Non-recoverable Taxes. All sums payable under or in connection with this Agreement shall be exclusive of applicable Non-Recoverable Taxes. Client will self-assess with regards to any applicable Non-Recoverable Taxes due. Client will furnish Provider with a direct pay permit or any similar document where Client will self-assess the applicable Non-Recoverable Taxes. Accordingly, when such taxes are non-recoverable, Provider will not charge any tax on the invoices and Client will self-assess the applicable Non-Recoverable Taxes due. Further, in the event a tax liability for Non-Recoverable Tax is assessed against Provider due to incorrect declarations submitted by Client, Client shall be financially responsible for such additional taxes assessed. “Non-Recoverable Taxes” means all sales, use, excise, and other similar taxes that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by Client or the other Eligible Recipients from Provider, excluding Recoverable Taxes and Income Taxes.

In the event that Non-Recoverable Taxes are non-recoverable and Client is unable to self-assess the applicable taxes, Provider will charge the applicable Non-Recoverable Taxes on an invoice and Client shall pay any Non-Recoverable Taxes properly chargeable thereon on receipt of a valid invoice.

(d)
Taxes on Goods or Services Used by Provider. Provider shall be responsible for all sales, service, value-added, lease, use, personal property, excise, consumption, and other taxes, tariffs and duties payable by Provider on any goods or services used or consumed by Provider in providing the

Master Services Agreement

Services (including services obtained from Subcontractors) where the tax is imposed on Provider’s acquisition or use of such goods or services and the amount of tax is measured by Provider’s costs in acquiring or procuring such goods or services and not by Client’s cost of acquiring such goods or services from Provider. Notwithstanding anything to the contrary in this Agreement, Provider will be solely responsible for payment of any inter-company Service Taxes, withholding taxes and other similar inter-company charges between Provider and any Provider Affiliates or other Subcontractors who are providing Services.

(e)	Change of Jurisdiction.

(i)
If new or higher taxes become applicable to the Services as a result of either Party moving all or part of its operations to a different jurisdiction(e.g., Client opening a new office, Provider relocating performance of Services to a shared service center or assigning this Agreement to an Affiliate), the Party initiating such move shall be financially responsible for the incremental increased amount resulting from such new or higher taxes above the amounts prior to the move.  If new or higher Non-Recoverable Taxes become applicable after the Effective Date for any other reason (e.g., tax law changes, but not volume changes), the Client will be liable to pay the incremental amount resulting from such applicable Non-Recoverable Taxes. ~~.~~ Parties shall negotiate in good faith and diligently seek to agree upon legally permissible means of minimizing such new or higher taxes.

(ii)
Except as set forth in Sections 12.2(a), 12.2(d), and all taxes that Provider is liable for with respect to Provider Personnel, Client shall be financially responsible for Recoverable Taxes assessed against Provider by a Tax Authority that are the legal responsibility of Client in relation to this Agreement, except for penalties, fines, fees or interest due to any omission or errors by Provider.

(f)
Withholding. Any withholding tax or other tax of any kind that Client is required by applicable Law to withhold and pay on behalf of Provider with respect to amounts payable to Provider under this Agreement shall be deducted from such amounts prior to remittance to Provider. Client will provide to Provider reasonable assistance, which shall include the provision of documentation as required by revenue authorities, to enable Provider to claim exemption from or obtain a repayment of such withheld taxes and shall, upon request, provide Provider with a copy of the withholding tax certificate or equivalent documentation.

(g)	Efforts to Minimize Taxes. Each Party shall cooperate fully with the other Party to enable each Party to more accurately determine its own tax liability

Master Services Agreement

and to minimize such liability to the extent legally permissible. Provider’s invoices shall separately state the Charges that are subject to taxation and the amount of taxes included therein. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by either Party.

(h)
Tax Audits or Proceedings. Each Party shall promptly notify the other Party of, and coordinate with the other Party, the response to and settlement of, any claim for taxes asserted by applicable Tax Authorities for which the other Party is financially responsible hereunder. The Parties shall support each other and provide guidance to minimize their respective tax liabilities. Each Party also shall have the right to challenge the imposition of any tax liability for which it is financially responsible under this Agreement or, if necessary, to direct the other Party to challenge the imposition of any such tax liability. If either Party requests the other to challenge the imposition of any tax liability, such other Party shall do so (unless and to the extent it assumes financial responsibility for the tax liability in question), and, the requesting Party shall reimburse the other for all fines, penalties, interest, additions to taxes or similar liabilities imposed in connection therewith, plus the reasonable legal, accounting and other professional fees and expenses it incurs. Each Party shall be entitled to any tax refunds or rebates obtained with respect to the taxes for which such Party is financially responsible under this Agreement.

(i)
Tax Filings. Provider shall timely collect and remit Recoverable Taxes and Non-Recoverable Taxes appropriately invoiced to Client pursuant to this Section 12.2 in all applicable jurisdictions. At Client’s request, Provider shall provide Client with (i) written confirmation that Provider has collected and remitted all applicable amounts in connection with Recoverable Taxes and Non-Recoverable Taxes, and (ii) such other information pertaining to applicable taxes as Client may reasonably request.

12.3	Refundable Items.

(a)
Prepaid Amounts. If any Eligible Recipient has prepaid a third party for any goods, services, functions or resources for which Provider is assuming financial responsibility under this Agreement, Provider shall promptly refund to the applicable Eligible Recipient, upon either Party identifying the prepayment, that portion of such prepaid amount which is attributable to periods after the Commencement Date.

(b)
Refunds and Credits. If Provider should receive a refund, credit, discount, rebate or other incentive for goods or services paid for by an Eligible Recipient, Provider shall (i) notify Client of such refund, credit, discount,

Master Services Agreement

rebate or other incentive and (ii) promptly pay the full amount of such refund, credit, discount, rebate or other incentive to such Eligible Recipient.

12.4	Client Benchmarking Reviews.

(a)
Benchmarking Review. Commencing three (3) years after the Effective Date and as further described herein, Client may, at its expense and subject to this Section 12.4, engage the services of an independent third party (a “Benchmarker”) to compare the quality and cost of all or any portion of the Services against the quality and cost of other well managed providers performing similar services to ensure that Client is receiving from Provider pricing and levels of service that are competitive with market rates, prices and service levels, given the nature, quality, volume and type of Services provided by Provider hereunder (“Benchmarking”). In making this comparison, the Benchmarker shall consider the following normalization factors and other similar variables as and to the extent appropriate: (i) whether and to what extent supplier transition charges are paid by the customer as incurred or amortized over the term of the applicable agreement; (ii) the extent to which supplier pricing includes the purchase of the customer’s existing assets; (iii) the extent to which supplier pricing includes the cost of acquiring future assets; (iv) the extent to which the agreement calls for the Provider to provide and comply with unique customer requirements; and (v) whether Service Taxes are included in such pricing or stated separately in supplier invoices. If Client exercises its right to conduct Benchmarking hereunder, it shall not be entitled to conduct another Benchmark for three (3) Contract Years (“Benchmarking Blackout”).

(b)
General. The Benchmarker engaged by Client shall be a nationally recognized firm with experience in benchmarking similar services (e.g., Gartner Group or Compass), shall not be a Provider competitor, and shall execute a reasonable non-disclosure agreement. Provider shall cooperate fully with Client and the Benchmarker during such effort, and shall (i) provide the Benchmarker reasonable access to any premises, equipment, personnel, data and documents; and (ii) provide any assistance required by the Benchmarker to conduct the Benchmarking, all at Provider’s cost and expense. The Benchmarking shall be conducted so as not to unreasonably disrupt Provider’s operations under this Agreement.

(c)
Result of Benchmarking Conducted During 2022 or 2023. For Benchmarking completed during 2022 and 2023, if, after making the comparison described in Section 12.4(a), the Benchmarker finds that the Charges paid by Client for all Services or for any service element are greater than the lowest fifty percent (50%) of the prices charged by other well managed providers for work of a similar nature, type or volume, (the “Benchmark Standard - Initial”), the Benchmarker shall submit a written

Master Services Agreement

report to both Parties setting forth such findings and conclusions. The Parties shall then meet and negotiate in good faith as to reductions in the Charges to eliminate any such unfavorable variance. Reductions in Provider’s Charges shall be implemented no later than twelve (12) months after the date the Benchmarker’s report was first provided to Provider. If the Parties are unable to agree upon such reductions within ninety (90) days, Client may, at its option, terminate this Agreement in its entirety or any portion impacted by such unfavorable variance. If Client elects to terminate on this basis, Client shall be obligated to pay the Termination Charges set forth in Exhibit 10 for a termination in whole of the Agreement.

(d)
Result of Benchmarking Conducted During Contract After 2023. For Benchmarking completed after 2023, if, subject to the Benchmarking Blackout and after making the comparison described in Section 12.4(a), the Benchmarker finds that the Charges paid by Client for all Services or for any service element are greater than the lowest twenty-five percent (25%) of the prices charged by other well managed providers for work of a similar nature, type or volume, (the “Benchmark Standard – Subsequent”), the Benchmarker shall submit a written report to both Parties setting forth such findings and conclusions. The Parties shall then meet and negotiate in good faith as to reductions in the Charges to eliminate any such unfavorable variance. Reductions in Provider’s Charges shall be implemented no later than twelve (12) months after the date the Benchmarker’s report was first provided to Provider. If the Parties are unable to agree upon such reductions within ninety (90) days, Client may, at its option, terminate this Agreement in its entirety or any portion impacted by such unfavorable variance. If Client elects to terminate this Agreement in whole on this basis, Client shall be obligated to pay any Termination Charges as expressly set forth in Exhibit 10.

13.	INVOICING AND PAYMENT.

13.1	Invoicing.

(a)
Invoice. Unless otherwise provided in Exhibit 10, Provider shall present Client with an accurate invoice that complies with this Agreement for Charges for Services on or before the fifteenth (15th) Business Day of the month following the provision of the Services but in any event within such month (the “Monthly Invoice”). As requested by Client, Provider also shall provide Client with detailed chargeback information available on-line in a database that lends itself to searching and ad hoc reporting by Eligible Recipients.

(b)
Form and Data. Each invoice shall be in the form specified in the applicable Statement of Work and shall (i) comply with all applicable legal, regulatory and accounting requirements, (ii) allow Client to validate the Charges, (iii)

Master Services Agreement

comply with the chargeback and other billing requirements as provided by Client, and (iv) meet Client’s and the other Eligible Recipients’ business, accounting and billing requirements. The data underlying each invoice shall be delivered to Client electronically in a form and format compatible with Client’s accounting systems.

(c)	Adjustments. Any adjustments will be made as provided in Exhibit 10 or as otherwise agreed in a Work Order.

(d)
Credits. To the extent a credit may be due to Client pursuant to this Agreement, Provider shall provide Client with an appropriate credit against amounts then due and owing; provided, if no amounts are then due and owing, Provider shall provide Client with such credit against the next invoice, and if no further payments are due to Provider, Provider shall pay such amounts to Client within fifteen (15) days.

(e)
Time Limitation. If Provider fails to provide an invoice to Client for any amount within (i) one-hundred and eighty (180) days after the month in which the Services in question are rendered or the expense incurred (or, if later, the month in which Provider is first entitled to invoice for such amount) or (ii) within one-hundred and twenty (120) days following the end of Client’s fiscal year in which the Services in question were rendered, then Provider waives any right it may otherwise have to invoice for and collect such amount.

(f)
Currency. Charges for all Services shall be invoiced and paid in the currencies specified in the applicable Statement of Work or Local Agreement (or if no such currency is specified, in United States Dollars).

13.2
Payment Due. Subject to the other provisions of this Article 13 and the provisions of Exhibit 10, each Monthly Invoice provided for under Section 13.1 shall be due and payable within forty-five (45) days after receipt by Client of such Monthly Invoice, except to the extent disputed in accordance with Section 13.4. Any undisputed invoice due under this Agreement for which a time for payment is not otherwise specified also shall be due and payable within forty-five (45) days. In the event that Client fails to pay undisputed Charges within forty-five (45) of a proper invoice after the period of time specified in the Letter of Credit has expired, Provider may provide notice to Client of such failure. If Client does not either pay such amounts within thirty (30) days of receipt of such notice or provide notice within such period that such amounts are subject to a good faith dispute in accordance with Section 13.4, Provider shall be entitled to charge, and Client agree to pay, interest at a rate no higher than the Prime Rate on the due date (or the preceding Business Day if such day is not a Business Day).

13.3
Set Off. With respect to any amount to be paid or reimbursed by Client under this Agreement, Client may set off against such amount any amount that Provider is obligated to pay Client under this Agreement.

Master Services Agreement

13.4	Disputed Charges. Client may withhold payment of any Charges that Client reasonably disputes in good faith subject to the following:

(a)
Minimum Provider Charge. Client will not dispute the Minimum Provider Charge (as defined in Exhibit 10) during the Term, other than as a result of a failure by Provider to properly calculate the Minimum Provider Charge as required by this Agreement for a payment period and to properly reflect such calculation on the applicable invoice.

(b)
Notice of Dispute. If Client disputes any Charges, Client shall so notify Provider and provide a description of the particular Charges in dispute and an explanation of the reason why Client disputes such Charges.

(c)
Continued Performance. Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

(d)
No Waiver. Neither the failure to dispute any Charges prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right Client may otherwise have to dispute any Charge or recover any amount previously paid.

(e)
Modified Invoice. Upon receipt of Client’s notice regarding disputed Charges, Provider will prepare and transmit to Client a modified invoice with all such disputed Charges removed from such invoice. Upon receipt of such modified invoice, Client will pay the remaining, undisputed Charges in accordance with the terms of this Article 13.

14.	CLIENT DATA AND OTHER CONFIDENTIAL INFORMATION.

14.1
Confidential Information. Nothing in this Section 14.1 is intended to limit the obligations of Provider under Sections 14.2 of this Agreement with respect to the Client Data addressed in such Sections and, to the extent the provisions of Sections 14.2 conflict with the provisions of this Section 14.1 as they pertain to Client Data, the provisions of Sections 14.2 shall control over the provisions of Section 14.1, as applicable.

(a)	Disclosure of Confidential Information.

(i)
The disclosing Party represents and warrants that it has the right to disclose its Confidential Information to the receiving Party, subject to the confidentiality obligations contained in this Section 14.1.

Master Services Agreement

(ii)
During the Term and at all times thereafter as specified in Section 14.3, each receiving Party (A) shall hold Confidential Information received from a disclosing Party in confidence and shall use or disclose such Confidential Information only for the purposes of fulfilling its obligations or exercising or enforcing its rights under this Agreement and for no other purposes, and (B) shall not disclose, provide, disseminate or otherwise make available any Confidential Information of the disclosing Party to any third party (except (1) the receiving Party’s auditors, accountants, consultants or similar professionals and (2) the receiving Party’s attorneys) without the express written permission of the disclosing Party (which permission is hereby granted in certain circumstances in Sections 14.1(a)(iii) and 14.1(a)(iv)). Each receiving Party shall use at least the same degree of care to safeguard and to prevent unauthorized access, disclosure, publication, destruction, loss, alteration or use of the disclosing Party’s Confidential Information as the receiving Party employs to protect its own information (or information of its customers) of a similar nature, but not less than reasonable care.

(iii)
A receiving Party may disclose Confidential Information of the disclosing Party to its employees, officers, directors, auditors, attorneys, tax advisors, consultants, financial advisors and similar professionals, and contractors and agents (and, in the case where Client is the receiving Party, to the other Eligible Recipients) provided that (A) such person or Entity has a need to know the Confidential Information (1) for purposes of performing his, her or its obligations under or with respect to this Agreement, (2) to enforce the receiving Party’s rights under or with respect to this Agreement, or (3) as otherwise naturally required by such person’s or such Entity’s scope of responsibility; (B) such person or Entity is held to obligations of confidentiality that are no less stringent than those set forth in this Section 14.1; and (C) such disclosure is not in violation of Law. The receiving Party assumes full responsibility for the acts or omissions of any person or Entity to whom it discloses Confidential Information of the disclosing Party regarding their use of such Confidential Information.

(iv)
A receiving Party may disclose Confidential Information of a disclosing Party as required to satisfy any Law, provided that, promptly upon receiving any such request, the receiving Party, to the extent it may legally do so, gives notice to the disclosing Party of the Confidential Information to be disclosed and the identity of the third party requiring such disclosure so that the disclosing Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such

Master Services Agreement

other action as it deems appropriate to protect the Confidential Information. The receiving Party shall reasonably cooperate with the disclosing Party in its efforts to seek a protective order or other appropriate remedy or, in the event such protective order or other remedy is not obtained, to obtain assurance that confidential treatment shall be accorded such Confidential Information.

(v)
Unless expressly permitted by this Agreement, neither Party shall (A) make any use or copies of the Confidential Information of the other Party except as expressly contemplated by this Agreement, (B) possess or acquire any right in or assert any lien against the Confidential Information of the other Party, (C) sell, assign, transfer, lease, encumber, or otherwise dispose of or disclose the Confidential Information of the other Party to third parties, (D) commercially exploit, or permit a third party to commercially exploit, such Confidential Information, or (E) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party’s Confidential Information (including any copies thereof) to the other Party if requested to do so.

(vi)
Notwithstanding the foregoing, the terms and conditions of this Agreement that are specific to this transaction (as opposed to the terms and conditions proposed by Client as they existed prior to negotiation of this Agreement or any other negotiation between the parties regarding such terms, which belong to Client), including the Charges and the Service Levels (collectively, the “Agreement Terms”), shall be deemed to be the Confidential Information of each Party, but not the existence of the Agreement and not general descriptions of the Services. Each Party shall have the right to disclose the Agreement Terms without notice to or consent of the other Party as necessary to enforce any of that Party’s rights or to perform their obligations as set forth in this Agreement, in connection with any audit or Benchmarking, in connection with any potential merger, sale or acquisition of Provider or an Eligible Recipient (as the case may be), or a sale or transfer of a portion of the business of an Eligible Recipient which business relies, in whole or in part on the Services hereunder, in connection with Provider or an Eligible Recipient (as the case may be) obtaining any financing or investment, or as otherwise permitted in this Article 14. The Eligible Recipients shall have the right to disclose the Agreement Terms (as part of any public regulatory filings or otherwise) as required by rules or regulations promulgated by the SEC or any similar governmental or regulatory body having jurisdiction over such Eligible Recipient in any country or jurisdiction. The Eligible Recipient will use

Master Services Agreement

Commercially Reasonable Efforts to redact detailed pricing information within a timeframe that permits the Eligible Recipient to comply with applicable Laws; provided, that nothing shall prevent an Eligible Recipient from filing an unredacted version of the Agreement’s terms with the SEC or any similar governmental or regulatory body having jurisdiction over such Eligible Recipient in compliance with applicable Laws. Furthermore, nothing shall prevent Provider from filing an unredacted version of the Agreement’s terms with any governmental or regulatory body having jurisdiction over Provider in compliance with applicable Laws and if required by Law. Client may disclose Confidential Information of Provider (but not Sensitive Provider Confidential Information as that term is defined in Exhibit 15) in connection with the solicitation of proposals for or the procurement of the same or similar services from prospective Third Party Contractors.

(b)
Exclusions. Notwithstanding the above, Section 14.1(a) shall not apply to any particular information which the receiving Party can demonstrate, via a contemporaneously prepared record (i) is, at the time of disclosure to it, generally available to the public other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (ii) after disclosure to it, is published by the disclosing Party or otherwise becomes generally available to the public other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (iii) was lawfully in the possession of the receiving Party immediately prior to the time of disclosure to it without obligation of confidentiality; (iv) is received from a third party having a lawful right to possess and disclose such information; or (v) is independently developed by the receiving Party without reference to the disclosing Party’s Confidential Information. The exclusions in this Section 14.1(b) shall not apply to Personal Data.

(c)
Loss of Confidential Information. Each Party shall (i) promptly notify the other Party of any possession, use, knowledge, disclosure, or loss of such other Party’s Confidential Information in contravention of this Agreement, (ii) promptly furnish to the other Party all known details and assist such other Party in investigating and/or preventing the reoccurrence of such possession, use, knowledge, disclosure, or loss, (iii) cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights, and (iv) promptly use all Commercially Reasonable Efforts to prevent further possession, use, knowledge, disclosure, or loss of Confidential Information in contravention of this Agreement. Each Party shall bear any costs it incurs in complying with this Section 14.1(c).

(d)	No Implied Rights. Nothing contained in this Section 14.1 shall be construed as obligating a Party to disclose its Confidential Information to

Master Services Agreement

the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights, title, or interest (including license) in or to any Confidential Information of the other Party.

(e)
Return or Destruction of Confidential Information. Within ten (10) days following a request by the disclosing party to return or destroy the disclosing party’s Confidential Information, the receiving party must, at the disclosing party’s discretion, either return to the disclosing party all Confidential Information (including all copies/derivatives thereof), or certify in writing to the disclosing party that such Confidential Information (including all copies/derivatives thereof) has been destroyed in such a manner that it cannot be retrieved; provided, however that this sentence shall not apply to any Confidential Information of Provider subject to a continuing license under this Agreement. In no event shall the receiving party withhold any Confidential Information of the disclosing party as a means of resolving any dispute. Notwithstanding the foregoing, the receiving party may retain one copy of disclosing party’s Confidential Information in its legal department as and to the extent required to comply with applicable Laws or enforce its rights under this Agreement; provided that such Confidential Information shall be returned or destroyed in accordance with this provision upon the expiration of the period specified in the applicable Law, the expiration of the applicable statute of limitations and the final resolution of any pending dispute, further provided that the receiving party shall not be required to remove copies of the disclosing party’s Confidential Information from its backup media and servers, where doing so would be commercially impracticable and provided that the provisions of this Section 14.1 shall continue to apply to such Confidential Information.

(f)
Survival. The receiving Party’s obligations under this Section 14.1 apply to Confidential Information of the Party that was disclosed to the receiving Party before or after the Effective Date and will continue during the Term and survive the expiration or termination of this Agreement as follows:

(i)	The receiving Party’s obligations with regard to destruction and return of Confidential Information will continue in effect until fully performed;

(ii)
As to any portion of the disclosing Party’s Confidential Information that constitutes a trade secret under applicable Law, the obligations will continue for as long as the information continues to constitute a trade secret, subject to the exceptions set forth in this Section 14.1;

(iii)	As to certain Confidential Information subject to Provider’s record retention requirements as set forth in this Agreement, the obligations will survive for the duration of time set forth therein; and

Master Services Agreement

(iv)
Provider’s obligations under this Agreement and any Local Agreement with respect to Personal Data shall survive the expiration or termination of this Agreement in accordance with the regulations applicable to such Personal Data.

(v)
As to all other Confidential Information of the disclosing Party, the obligations will survive for five (5) years after the receiving Party’s fulfillment of its obligations under this Agreement with respect to the Confidential Information in question.

14.2
Client Data. Nothing in this Section 14.2 is intended to limit the obligations of Provider under Section 14.1 of this Agreement with respect to the Confidential Information addressed in such Sections. To the extent that the provisions pertaining to Client Data in Section 14.1 and this Section 14.2 conflict, the provisions of this Section 14.2 shall control.

(a)
Ownership of Client Data. Client Data shall be and remain, as between the Parties, the property of the relevant Eligible Recipient regardless of whether Provider or Client is in possession of the Client Data. Client Data shall be made available to Client, upon its request.

(b)
Limitations on Use. Provider agrees that Provider and Provider Personnel shall not collect, use or process Client Data for any purpose or to any extent other than as reasonably necessary to fulfill Provider’s obligations under this Agreement. Provider shall not (and shall cause Provider Personnel to not) collect, use, process, transfer or disseminate Client Data without the approval of Client unless expressly provided for or as reasonably required by Provider to fulfill its obligations as set forth in this Agreement. Provider Personnel having access to Client Data shall be advised of the terms of this Section 14.2 and trained regarding their handling of Client Data. All Provider Personnel having access to Client Data must be subject to obligations of non-disclosure that prohibits such personnel from using, disclosing or copying Client Data for any purpose except as reasonably required for the performance of this Agreement. Provider is and Provider shall be responsible for any failure of Provider Personnel to comply with the terms and conditions of this Agreement regarding Client Data.

(c)
Limitations on Disclosure. When interfacing with the applicable Eligible Recipient regarding Client Data, Provider shall only disclose or transmit Client Data to those Eligible Recipient employees and Third Party Contractors authorized by the Client Relationship Manager or his or her designee or identified in the Process and Procedures Manual. Section 9.17 shall apply with respect to Provider’s non-performance of its obligations set forth in the prior sentence to the extent Client Relationship Manager’s fails to provide such authorization.

Master Services Agreement

(d)	Safeguarding of Client Data.

(i)
Provider and each Subcontractor who receives, maintains or has access to Client Data shall maintain a comprehensive data security program, which shall include appropriate technical, organizational and physical security measures designed to protect against the destruction, loss, alteration of, or unauthorized access or other compromise to, Client Data, and which shall be (1) no less rigorous than those maintained by Client as of the Commencement Date, (2) no less rigorous than those maintained by Provider for its own data of a similar nature to Client Data, (3) no less rigorous than generally accepted security standards in the medical device industry, (4) adequate to meet the requirements of Client’s privacy, security and records retention policies as each may be modified and replaced from time to time and communicated to Provider; and (5) no less rigorous than required by applicable Laws subject to Section 9.17.

(ii)
Provider’s data security program and associated technical, organizational and physical security measures shall comply in all material respects with the Information Security Management System (ISMS) family of standards as published by the International Organization for Standardization (ISO) and the International Electrotechnical Commission (IEC), also known as the ISO/IEC 27000 series, as each may be modified or replaced from time to time, specifically including ISO 27018 (applicable to cloud computing).

(iii)
The content and implementation of Provider’s data security program and associated technical, organizational and physical security measures shall be fully documented in writing by Provider. Provider shall permit Client to review such documentation and/or to inspect Provider’s compliance with such program in accordance with the audit provisions of this Agreement.

(iv)
Client shall have the right to establish backup security for any Client Data and to keep backup copies of such Client Data in its possession if it chooses. At Client’s request, Provider shall provide Client with downloads or transfers of Client Data to enable Client to maintain such backup copies.

(v)
Provider shall, without undue delay and in any event within twenty-four (24) hours or such shorter period prescribed in applicable Law notify the Client Relationship Manager if Provider or any Subcontractor confirms or is notified (or otherwise is aware or reasonably suspects) of any actual or confirmed security incident that results or may have resulted in unauthorized destruction, loss, alteration or theft of, or unauthorized access or other compromise to,

Master Services Agreement

Client Data or to Systems or databases that maintain or process Client Data, including Systems or databases of any Subcontractor (a “Security Event”). Provider shall, subject to Section 11 of Exhibit 2-N, at no additional Charge to Client investigate (with Client’s participation if so desired by Client) each Security Event and mitigate the adverse effects of each Security Event. On notice of any actual or reasonably suspected Security Event, Provider will, as soon as is reasonably practicable, institute appropriate controls to maintain and preserve all electronic evidence relating to the Security Event. Provider shall correct, at Client’s request and sole discretion and at no additional charge to Client in the event of a Security Event, any destruction, loss or alteration of any Client Data arising from or in connection with each Security Event. With respect to each Security Event, Provider shall promptly (and in any event as soon as reasonably practical) (A) perform a Root Cause Analysis and prepare a corrective action plan, (B) provide Client with written reports and detailed information, including how and when such Security Event occurred and what actions Provider is taking to remedy such Security Event, (C) cooperate in the investigation of such Security Event at Client’s request, (D) provide written reports of its findings and proposed actions to Client for its review and approval, with respect to those elements of a Security Event that impacts Client Data, and (E) to the extent the Security Event is within Provider’s or its Subcontractor’s or Affiliate’s areas of control, remediate such Security Event and take commercially reasonable actions to prevent its recurrence.

(vi)
Absent Client’s express, written and advance agreement, Provider shall not independently notify any Client customer, client, vendor, employee or Eligible Recipient (except the Client Relationship Manager or Client General Counsel), regarding any Security Event. If Provider determines, in good faith, that it has an independent legal duty to directly notify the foregoing parties, Provider agrees to provide Client with express, written and advance notice of the grounds for such determination and to reasonably cooperate with Client, to the extent permitted in compliance with applicable Privacy Laws.

(vii)
To the extent Provider removes Client Data from any media under its control that is taken out of service, Provider shall destroy or permanently and securely delete such media in accordance with the Process and Procedures Manual. Under no circumstances shall Provider use or re-use media on which Client Data has been stored for any purpose unless such Client Data has been permanently and

Master Services Agreement

securely deleted in accordance with the Process and Procedures Manual.

(viii)
If Provider or Provider Personnel have knowledge of or confirm any unauthorized possession, use, knowledge, loss, disclosure of or access to Client Data in contravention of this Agreement, or has a reasonable basis for believing such has occurred, Provider shall, in addition to its obligations with regard to Security Events set forth above, (i) report to Client, without undue delay, such possession, use, knowledge, loss, disclosure or access to Client Data and promptly furnish to Client all known details; (ii) promptly take steps to mitigate any harmful effects of such possession, use, knowledge, loss, disclosure or access; (iii) cooperate with Client in any investigation, litigation, or provision of notices that Client deems appropriate and (iv) promptly use all Commercially Reasonable Efforts to prevent further possession, use, knowledge, disclosure or loss of Client Data in contravention of this Agreement.

(e)
Correction of Client Data. Provider shall, subject to Section 9.17, correct any errors or inaccuracies in or with respect to Client Data and shall do so at its sole cost and expense if and to the extent: (i) Provider is operationally responsible for inputting such data, or (ii) such errors or inaccuracies are the result of the failure of Provider or Provider Personnel to comply with Provider’s obligations under this Agreement.

(f)
Restoration of Client Data. The restoration of any destroyed, lost or altered Client Data shall be performed by the Party that has operational responsibility for maintaining the System on which such Client Data resides and for creating and maintaining backup copies of such Client Data. To the extent (i) Provider is operationally responsible for performing such restoration or (ii) such destruction, loss or alteration is the result of the failure of Provider or Provider Personnel to comply with Provider’s obligations under this Agreement, Provider shall bear the cost of restoring such data.

(g)
Cardholder Data. To the extent applicable to the Services provided by Provider, Provider shall comply with the Payment Card Industry Data Security Standard (“PCI DSS”). Provider shall use Cardholder Data only for assisting in completing a card transaction, for fraud control services, or as specifically agreed to by Visa, MasterCard, American Express, Discover and/or Europay (collectively, the “Issuers”), Client, or as required by applicable Law. In the event of a breach or intrusion of or otherwise unauthorized access to Cardholder Data stored by or for Provider (or if Provider reasonably suspects such breach, intrusion or unauthorized access occurred), Provider shall notify Client, in writing, in accordance with applicable Law and in compliance with applicable PCI requirements (but in

Master Services Agreement

any event within twenty-four (24) hours), and provide Client or its designee, the Issuers, and the acquiring financial institution and their respective designees access to Provider’s Facilities and all pertinent records to conduct a review of Provider’s compliance with these requirements. Provider shall maintain appropriate business continuity and disaster recovery procedures and systems to ensure security of Cardholder Data in the event of a disruption, disaster or failure of Provider’s primary data systems which involve a risk to Cardholder Data. For clarity, Provider shall provide access to its security systems and procedures related to PCI requirements in accordance with the provisions of Sections 9.11. Provider shall cooperate fully with any reviews of its facilities and records provided for in this Article 14 and Section 9.11.

(h)
Privacy Laws. Provider acknowledges that Client Data includes Personal Data that is subject to certain Privacy Laws. In addition to its other obligations under this Agreement, subject to Section 16.8, Provider shall comply with all applicable Privacy Laws with respect to the Client Data and the Services. Provider also shall hold any Personal Data that it receives in confidence and in compliance with Provider’s obligations under this Agreement and the Local Agreements, the Process and Procedures Manual and the Client Privacy Policy and Exhibit 12. In addition, and without limiting the foregoing, Provider shall provide Client with all assistance as Client may reasonably require to fulfill the responsibilities of Client and the other Eligible Recipients under Privacy Laws. Provider shall not use terms of use or privacy statements that vary from this Agreement or enter into separate agreements between Provider and Authorized Users or other individuals of Eligible Recipients that offer less protection with respect to the Personal Data of Authorized Users or other individuals’ Personal Data than the protections provided in this Agreement. Unless otherwise agreed, Provider shall collect, use, process and store all Personal Data in (A) the jurisdiction(s) set forth in the Statement of Work, (B) the jurisdiction in which the data subject resides (or, in the case of a data subject residing in the European Economic Area (“EEA”), in the EEA, or for a data subject residing in another jurisdiction that has Privacy Laws or data transfer requirements, including but not limited to Russia, in that jurisdiction), or (C) the jurisdictions and locations set forth in the applicable Statement of Work, and shall not transfer, process, or maintain Personal Data in any other jurisdiction or location without the prior consent of Client or as permitted by the applicable Privacy Laws and this Agreement.

(i)
Data Processing Agreement. Provider shall comply with the Data Processing Agreement set forth on Exhibit 12 and the additional provisions regarding Personal Data set forth out on Annex 3 to each Local Agreement.

(j)
HIPAA. The Parties hereby agree to the terms of the Business Associate Agreement attached as Schedule E (the “BAA”), which is hereby incorporated by reference and applies to the extent applicable to the Services

Master Services Agreement

provided under this Agreement or a Local Agreement. In the event of any conflict among the terms of this Agreement (excluding the BAA) and the terms and conditions of the BAA, the terms and conditions that are more protective of the PHI (as such term is defined in the BAA) shall govern to the extent of that conflict. Provider shall be responsible under this Agreement for any failure of Provider or Provider Personnel to comply with the terms of the Business Associate Agreement or the Laws referenced in the Business Associate Agreement applicable to Provider in the same manner and to the same extent it would be responsible for any failure to comply with its other obligations under this Agreement.

(k)
Provider’s Responsibility for Unauthorized Disclosure or Access. To the extent any unauthorized disclosure of or access to Personal Data arises out of or is connected to a Security Event under this Agreement as a result of a failure by Provider or its Subcontractor to comply with this Agreement or a Local Agreement, Provider shall bear (A) the costs incurred by Provider in complying with its legal obligations relating to such Security Event, and (B) in addition to any other damages for which Provider may be liable for under this Agreement, the following costs incurred by the Eligible Recipient in responding to such breach, including: (1) to the extent required by applicable Privacy Law, the cost of providing notice to affected individuals and entities; (2) to the extent required by applicable Privacy Law, the cost of providing notice to government agencies, credit bureaus, individuals, and/or other required entities; (3) to the extent required by applicable Privacy Law, the cost of providing affected individuals with credit monitoring services for not less than twelve (12) months or the minimum time period provided by applicable Privacy Law, whichever is longer; (4) call center support for such affected individuals for a specific period not to exceed thirty (30) days; (5) the cost of any other measures required under applicable Privacy Law; (6) costs incurred by an Eligible Recipient for subsections (B)(1) through (5) of this paragraph, and other professional fees and expenses it incurs; and (7) any government fines, penalties, sanctions, interest or other remedies for which an Eligible Recipient is responsible.

14.3	Requirements for Information in Legal Proceedings.

(a)
Preservation of Legal Privileges. If Client notifies Provider, or Provider is otherwise aware, that particular Client Data or Client Confidential Information may be within the attorney-client or work-product privileges of an Eligible Recipient, then regardless of any applicable exclusions, Provider (i) shall not attempt to access, review or disclose such Client Data or Client Confidential Information or take any other action that would result in waiver of such privileges and (ii) shall instruct all Provider Personnel who may have access to such privileged material to maintain it as strictly confidential and otherwise protect such Eligible Recipient’s privileges. Communications to

Master Services Agreement

and from Client’s law department shall be deemed to contain privileged material unless Client otherwise states.

(b)
Litigation Response Plan. If Client so requests, Provider shall participate in periodic meetings to discuss implementation and updating of Client’s litigation response plan, including policies and procedures to prepare for and respond to discovery requests, subpoenas, investigatory demands and other requirements for information related to legal or regulatory proceedings or investigations (the “Litigation Response Plan”). At such meetings, Provider shall cooperate with Client in providing all information (i) reasonably requested by Client or (ii) that would assist Client in connection with the Litigation Response Plan. To the extent requested by Client, Provider shall comply with the Litigation Response Plan as it may be revised from time to time, including preparing for and complying with requirements for preservation and production of data in connection with legal or regulatory proceedings or investigations.

(c)	Response to Preservation and Production Requirements.

(i)
If an Eligible Recipient is required to, or sees a risk that it shall be required to, preserve and/or produce any Materials, Client Data, Client Confidential Information or related Systems possessed by Provider or under Provider’s control in the context of legal or regulatory proceedings or investigations, Client may send Provider a notice (a “Litigation Requirements Notice”) describing the items to be preserved or produced in reasonable detail. If Client so requests, Provider shall promptly provide Client with information needed to determine with greater specificity the scope of the request.

(ii)
Upon receipt of a Litigation Requirements Notice, Provider shall (A) designate a legal information management representative who shall be responsible for managing Provider’s response and any resulting Services and (B) cooperate with Client in developing a reasonable, complete and cost-effective plan for preserving and/or producing items covered by such Litigation Requirement Notice.

(iii)
To the extent that a Litigation Requirement Notice designates for preservation items that Provider can identify with reasonable certainty, Provider shall promptly take all commercially reasonable measures to preserve such items for evidentiary purposes. To the extent that a Litigation Requirement Notice covers production of items that Provider can identify with reasonable certainty, Provider shall use all Commercially Reasonable Efforts to produce such items, in a form and format as reasonably identified by Client, by the date set forth in the Litigation Requirements Notice (or within thirty (30) days, if no date is given). If Provider is unable to determine from the

Master Services Agreement

Litigation Requirements Notice what items are to be preserved and/or produced, or is not able for technical or other reasons to take effective steps to fully preserve or produce such items, Provider shall promptly notify Client and cooperate with Client in further specifying such items and in implementing the required technology or procedures.

(iv)
Provider shall cooperate with Client in generating information to be presented in legal proceedings, including, as Client requests, (A) cost estimates, (B) descriptions of systems, data, media and processes, (C) reports, declarations and affidavits, (D) reasons why it may be infeasible to preserve or produce certain items, and (E) other material as requested by Client. Without limiting the generality of the foregoing, Provider shall fully document all actions taken by Provider pursuant to any Litigation Requirement Notice. Provider shall promptly report to Client on its activities related to complying with the requirements described in the Litigation Requirement Notice, and shall issue periodic reports pursuant to Section 14.3(c) on a schedule to be agreed to by the Parties.

(d)
Provider Responsibility for Client Information. Upon receipt of any request, demand, notice, subpoena, order or other legal information request relating to legal proceedings or investigations by third parties relating to any Materials, Client Data, Client Confidential Information or related Systems in Provider’s possession, Provider shall promptly notify Client’s General Counsel (or his or her designee) and provide Client with a copy of all documentation of such legal information request, unless Provider is specifically restricted by Law from doing so. Prior to responding to such legal information request, Provider shall meet and confer with Client and shall cooperate with Client in preserving the Eligible Recipient’s legal rights, including objections, reservations, limitations and privileges, relating to such legal information request. If legally permissible, Client at its sole discretion may demand tender of such legal information request by Provider and assume primary responsibility for responding, in which case (i) Provider shall cooperate fully with Client in preparing the response and (ii) Client shall inform Provider of all proceedings related to the response and protect Provider’s interests and legal rights. If Provider is barred legally from notifying Client of the legal information request, Provider shall take all commercially reasonable steps to preserve Client’s legal rights in connection with any response or potential objection to such request.

(e)
Cost of Compliance. The Parties acknowledge that compliance with this Section 14.3 may, in some cases, constitute New Services for which Provider is entitled to additional compensation; provided, however, that the New Services shall only (i) meet the definition of New Services under this

Master Services Agreement

Agreement; and (ii) include only the actual production of large amounts of documents and no other activities either set forth under this Section 14.3 or associated with a potential or ongoing litigation. In no event, however, shall Provider be entitled to any additional compensation for New Services under this subsection nor is Provider obligated to perform any such New Services (other than with respect to a Mandatory Change as provided in Exhibit 7) unless the Parties expressly agree upon such additional compensation in accordance with the governance provisions of Exhibit 6, or Provider’s entitlement to additional compensation is established through the dispute resolution process.

15.	OWNERSHIP AND LICENSING OF MATERIALS.

15.1	Client Owned Materials.

(a)
Ownership of Client Owned Materials. For purposes of this Agreement, Client shall be the sole and exclusive owner of (i) all Materials owned by the Eligible Recipients as of or after the Effective Date, (ii) all enhancements and Derivative Works of such Materials, including all United States and international patent, copyright and other intellectual property rights in such Materials, (iii) the Process and Procedures Manual, and (iv) certain Developed Materials, as provided in Sections 15.2(b) and 15.2(c) (collectively, “Client Owned Materials”).

(b)
License to Client Owned Materials. Client hereby grants to Provider and, to the limited extent necessary for Provider to provide the Services, to Subcontractors designated by Provider that sign a written agreement to be bound by terms at least as protective as the terms contained herein applicable to such Materials, a non-exclusive, non-transferable, royalty-free limited right and license during the Term (and thereafter to the extent necessary to perform any Disengagement Services requested by Client) to access, use, execute, reproduce, display, perform, modify, distribute and create Derivative Works of the Client Owned Materials for the express and sole purpose of providing the Services. Provider and its Subcontractors shall have no right to the source code to such Client Owned Materials unless and to the extent approved in advance by Client. Client Owned Materials shall remain the property of Client. Provider and its Subcontractors shall not (i) use any Client Owned Materials for the benefit of any person or Entity other than Client, the other Eligible Recipients or the Authorized Users, or (ii) separate or uncouple any portions of the Client Owned Materials, in whole or in part, from any other portions thereof unless and to the extent such separation or uncoupling is necessary for Provider to provide the Services. Except as otherwise requested or approved by Client, Provider and its Subcontractors shall cease all use of Client Owned Materials upon the end of the Term and

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the completion of any Disengagement Services requested by Client pursuant to Section 21.7(b)(2) and shall certify such cessation to Client in a notice signed by an officer of Provider and each applicable Subcontractor.

(c)
License to Client Licensed Third Party Materials. Subject to Client having obtained any Required Consents, Client hereby grants to Provider, during the Term (and thereafter to the limited extent necessary to perform any Disengagement Services requested by Client), for the sole purpose of performing the Services and solely to the extent of Client’s underlying rights, the same rights of access and use as Client possesses under the applicable software licenses with respect to Client licensed Third Party Materials. Client also shall grant such rights to Subcontractors designated by Provider if and to the extent necessary for Provider to provide the Services; provided that, Provider shall pay all fees, costs and expenses associated with the granting of such rights to such Subcontractors. Provider and its Subcontractors shall comply with the duties, including use restrictions and nondisclosure obligations, imposed on Client by such licenses. Except as otherwise requested or approved by Client (or the relevant licensor), Provider and its Subcontractors shall cease all use of such Third Party Materials upon the end of the applicable Term and the completion of any Disengagement Services requested by Client pursuant to Section 21.7(b)(2).

(d)
Disclaimer. THE CLIENT OWNED MATERIALS AND THE CLIENT LICENSED THIRD PARTY MATERIALS ARE PROVIDED BY CLIENT TO PROVIDER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS. CLIENT EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH MATERIALS FOR USE BY PROVIDER OR ITS SUBCONTRACTORS TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15.2	Developed Materials.

(a)
Provider Owned Developed Material. Except as provided in Sections 15.2(b) and (c) or otherwise agreed by the Parties, Provider shall be the sole and exclusive owner of all Developed Materials that relate to the provision of information technology services, including all United States and international patent, copyright and other intellectual property rights in such Materials (“Provider Owned Developed Materials”). Client agrees to execute any documents and take any other actions reasonably requested by Provider to effectuate the purposes of this Section 15.2(a).

(b)	Client Owned Developed Materials. Notwithstanding Section 15.2(a), unless the Parties agree otherwise, Client shall be the sole and exclusive

Master Services Agreement

owner of all Developed Materials that are Derivative Works of Client Owned Materials and Developed Materials that do not relate to the provision of information technology services, including all United States and foreign patent, copyright and other intellectual property rights in such Materials, including all United States and international patent, copyright and other intellectual property rights in such Materials. Such Developed Materials shall be considered works made for hire (as that term is used in Section 101 of the United States Copyright Act, 17 U.S.C. § 101, or in analogous provisions of other applicable Laws) owned by Client. If any such Developed Materials may not be considered a work made for hire under applicable Law, Provider hereby irrevocably assigns, and shall assign, to Client in perpetuity without further consideration, all of Provider’s worldwide rights, title and interest in and to such Developed Materials, including United States and foreign intellectual property rights. Provider agrees to execute any documents and take any other actions reasonably requested by Client to effectuate the purposes of this Section 15.2(b).

(c)
Third Party Materials. The ownership of Derivative Works of Third Party Materials created by a Party in connection with the Services shall, as between Provider and Client, be considered Developed Materials owned by the Party that is the licensee of such Third Party Materials or, if both Parties are the licensee of such Third Party Materials, owned by Client. For purposes of the foregoing, Provider shall be deemed the licensee of Third Party Materials licensed by its Subcontractors or Affiliates and Client shall be deemed the licensee of Third Party Materials licensed by Client Affiliates or any other Eligible Recipients. Each Party acknowledges and agrees that its ownership of such Derivative Works may be subject to or limited by the terms of the underlying agreement with the owner of the underlying Third Party Materials; provided, that if a Derivative Work is to be made of Third Party Materials provided by Provider, Provider shall notify Client in advance and obtain Client’s consent prior to proceeding with such Derivative Work if the terms of any such agreement will preclude or limit, as applicable, Client’s license rights in and to such Derivative Work as contemplated in Sections 15.3 and 15.6.

15.3	Provider Owned Materials.

(a)
Ownership of Provider Owned Materials. For purposes of this Agreement, as between the Parties, Provider shall be the sole and exclusive owner of the (i) Materials lawfully owned by it prior to the Effective Date, (ii) Materials acquired by Provider on or after such date other than acquisitions for an Eligible Recipient in connection with the performance of the Services, (iii) Developed Materials that are Derivative Works of Provider owned intellectual property, Software and Materials created by or for Provider as provided in Section 15.2(c), and (iv) except as provided in Sections 15.2(b)

Master Services Agreement

and 15.2(c), intellectual property, Software and Materials developed by or on behalf of Provider, including all United States and foreign intellectual property rights in such Materials, and Provider Owned Developed Materials (“Provider Owned Materials”).

(b)
License to Provider Owned Materials. As of the Commencement Date, Provider hereby grants to the Eligible Recipients (and at Client’s request, Third Party Contractors that sign a written agreement with Client to be bound by terms at least as protective as the terms contained herein applicable to such Materials), at no additional charge, a non-exclusive, world-wide, royalty-free right and license, to access, use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of the Provider Owned Materials (including related all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media), during the Term and any Disengagement Services period, for the benefit of the Eligible Recipients, solely to (i) receive the full benefit of the Services provided by Provider, (ii) monitor, access, interface with or use the Materials and Software then being used by Provider to the extent contemplated by this Agreement, (iii) perform or have performed services and functions that are ancillary to the Services provided by Provider, (iv) perform, or have performed services or functions previously performed by Provider in circumstances in which the services or functions in question have not been terminated or taken completely away from Provider, or (v) perform or have performed services that are the same as or similar to the Services to the extent such Provider Owned Material is necessary to maintain, support, enhance or further develop Client Owned Materials, Client licensed Third Party Materials or other Materials as to which Client holds a license under this Agreement. The rights and obligations of the Eligible Recipients with respect to such Provider Owned Materials following the expiration or termination of this Agreement or termination of any Service are set forth in Section 15.6.

(c)
License to Provider Third Party Materials. As of the Commencement Date and subject to Provider having obtained any Required Consents, Provider hereby grants to the Eligible Recipients (and at Client’s request, Third Party Contractors that sign a written agreement with Client to be bound by terms at least as protective as the terms contained herein applicable to such Third Party Materials), at no additional charge, a non-exclusive, world-wide, royalty-free right and license to access and/or use the Third Party Materials as to which Provider holds the license or for which Provider is financially responsible under this Agreement (including all available modifications, substitutions, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto), during the Term and any Disengagement Services period, for the benefit of Client, the other Eligible Recipients and their respective Affiliates, solely to (i) receive the

Master Services Agreement

full benefit of the Services provided by Provider, (ii) monitor, access, interface with or use the Materials and Software then being used by Provider to the extent contemplated by this Agreement, (iii) perform or have performed services and functions that are ancillary to the Services provided by Provider, (iv) perform, or have performed services or functions previously performed by Provider in circumstances in which the services or functions in question have not been terminated or taken completely away from Provider, or (v) perform or have performed services that are the same as or similar to the Services to the extent such Third Party Materials are necessary to maintain, support, enhance or further develop Client Owned Materials, Client licensed Third Party Materials or other Materials as to which Client holds a license under this Agreement. The rights and obligations of Client, the other Eligible Recipients and Third Party Contractors with respect to such Provider licensed Third Party Materials following the expiration or termination of this Agreement or termination of any Service include those set forth in Section 15.6.

(d)
Embedded Materials. To the extent that Provider Owned Materials are embedded in any Developed Materials owned by Client, Provider shall not be deemed to have assigned its intellectual property rights in such Provider Owned Materials to Client, but Provider hereby grants to the Eligible Recipients (and at Client’s request, Third Party Contractors that sign a written agreement with an Eligible Recipient to be bound by terms at least as protective as the terms contained herein applicable to such Materials) a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Provider Owned Materials for the benefit of Client, the other Eligible Recipients and their respective Affiliates for so long as such Provider Owned Materials remain embedded in such Developed Materials and are not separately commercially exploited. Provider shall, at Client’s request and subject to Section 15.6(b)(ii), provide to Client the source code and object code for such embedded Provider Owned Materials.

15.4
Other Materials. This Agreement shall not confer upon either Party intellectual property rights in Materials of the other Party (to the extent not covered by this Article 15) unless otherwise so provided elsewhere in this Agreement.

15.5	General Rights.

(a)	Copyright Legends. Each Party agrees to reproduce copyright legends which appear on any portion of the Materials which may be owned by the other Party or third parties.

(b)	No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by

Master Services Agreement

implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party (or, in the case of Provider, any Eligible Recipient).

(c)
Incorporated Materials. Should either Party incorporate into Developed Materials any intellectual property subject to third party patent, copyright or license rights, any ownership or license rights granted herein with respect to such Materials shall be limited by and subject to any such patents, copyrights or license rights; provided that, prior to incorporating any such intellectual property in any Materials, the Party doing so discloses this fact and obtains the prior approval of the other Party.

(d)
Residuals Clause. Subject to applicable Third Party Contracts, each Party and its Affiliates will be free to use the ideas, concepts, methodologies, processes and know-how that are used, developed or created in the course of performing or receiving the Services that are retained in the unaided mental impressions of the employees of such entities in intangible form, provided that in doing so they do not disclose Confidential Information of the disclosing Party in violation of Section 14.1, or misappropriate or infringe upon the intellectual property rights of the other Party, its Affiliates or third parties who have licensed or provided intellectual property in connection with this Agreement.

15.6
Client Rights Upon Expiration or Termination of Agreement. As part of the Disengagement Services, Provider shall provide the following to the Eligible Recipients with respect to Materials and Software:

(a)	Client Owned Materials and Developed Materials. With respect to Client Owned Materials (including Client owned Developed Materials), Provider shall, at no cost to Client:

(i)	Deliver to Client all Client Owned Materials and all copies thereof in the format and medium in use by Provider in connection with the Services as of the date of such expiration or termination; and

(ii)
Following confirmation by Client that the copies of the Client Owned Materials delivered by Provider are acceptable and the completion by Provider of any Disengagement Services for which such Client Owned Materials are required, destroy or securely erase all other copies of such Client Owned Materials then in Provider’s possession and cease using such Client Owned Materials and any information contained therein for any purpose.

(b)	Provider Owned Materials. Subject to the final paragraph of this Section 15.6(b), with respect to Materials owned by Provider, Provider Affiliates or,

Master Services Agreement

subject to Section 7.4(c), Subcontractors and used to provide the Services (and any modifications, enhancements, Upgrades, methodologies, tools, documentation, materials and media related thereto), unless Client otherwise agrees prior to Provider’s first use of such Materials in the performance of the Services:

(i)
Provider hereby grants to the Eligible Recipients (and, at Client’s election, to Third Party Contractor(s) that sign a written agreement with Client to be bound by terms at least as protective as the terms contained herein applicable to such Materials) a worldwide, perpetual, non-exclusive, non-transferable, irrevocable, fully paid-up license to use, execute, reproduce, display, perform, distribute, modify, enhance and create Derivative Works of such Materials, in each case solely for the benefit of the Eligible Recipients upon the expiration or termination of the Term with respect to the Services for which such Materials were used;

(ii)
Provider shall deliver to the Eligible Recipients (and, at Client’s election, to Third Party Contractor(s) that sign a written agreement with Client to be bound by terms at least as protective as the terms contained herein applicable to such Materials) (A) a copy of such Materials and related documentation, (B) the source code and object code for such Materials to the extent such code is reasonably necessary to permit them to use such Materials, (C) the source code and the object code for such Materials that are not commercial off-the-shelf products, and (D) the source code and object code for such Materials that are commercial off-the-shelf products if Provider does not offer or provide Upgrades, maintenance, support and other services for such Materials as provided in Section 15.6(b)(iii); and

(iii)
Provider shall offer to provide to the Eligible Recipients (and, at Client’s election, to Third Party Contractor(s) that sign a written agreement with Client to be bound by terms at least as protective as the terms contained herein applicable to such Materials) Upgrades, maintenance, support and other services for commercial off-the-shelf Materials on Provider’s then-current standard terms and conditions for such services.

Prior to Provider’s first use of such Materials in the performance of the Services, Provider shall identify the Materials as part of the governance process in Exhibit 6. In the event that Provider is unwilling to offer the rights described in clauses (i)-(iii) above, Client may not unreasonably withhold its approval to a request by Provider to use such Materials in the performance of the Services.
Unless Client otherwise agrees prior to Provider’s first use of such Materials in the performance of the Services, the Eligible Recipients (and, at Client’s election, Third

Master Services Agreement

Party Contractor(s)) shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses and other rights above.
Provider shall not use any such Materials for which it is unable to offer such license or other rights without Client’s prior written approval (and absent such approval, Provider’s use of any such Materials shall obligate Provider to provide, at no additional charge, such license and other rights to Client, Client Affiliates, the Eligible Recipients and designated Third Party Contractors).

(c)
Third Party Materials. Unless Client otherwise agrees in advance in accordance with Section 7.4(c), with respect to Third Party Materials licensed by Provider or Provider Affiliates or Subcontractors and used by them to provide the Services, Provider hereby grants to the Eligible Recipients (and, at Client’s election, to Third Party Contractor(s) that sign a written agreement with Client to be bound by terms at least as protective as the terms contained herein applicable to such Third Party Materials) a sublicense offering the same rights and warranties with respect to such Third Party Materials available to Provider (or the applicable Provider Affiliates or Subcontractors), on terms and conditions that are at least as favorable in all material respects as those applicable to Provider (or the applicable Provider Affiliate or Subcontractor), for the benefit of the Eligible Recipients upon the expiration or termination of the Term with respect to the Services for which such Materials were used; provided that, during the Disengagement Services period, Provider may, with Client’s approval, substitute an assignment of the existing license or procurement of a new license for such sublicense.

Prior to Provider’s first use of such Third Party Materials in the performance of the Services, Provider shall identify the Third Party Materials as part of the governance process in Exhibit 6. In the event that Provider cannot offer the rights described in paragraph (c) above, Client may not unreasonably withhold its approval to a request by Provider to use such Third Party Materials in the performance of the Services.
Unless Client has otherwise agreed in advance, the Eligible Recipients (and, to the extent applicable, Third Party Contractors) shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses, sublicenses and other rights specified in this Section 15.6, other than with respect to Inherited Subcontractors unless Provider has entered into a new agreement with such Inherited Subcontractor. If the Third Party Contract for an In-Scope Agreement (including Inherited Subcontractors) does not permit the license or transfer to Client without payment of associated fees, Provider may replace such Third Party Contract with a Third Party Contract that also does not permit such license or transfer. In addition, unless Client has otherwise agreed in advance, Provider shall deliver to the Eligible Recipients (and, to the extent applicable, Third Party Contractor(s)) a copy of such Third Party Materials (including source code, to the extent it has been available to

Master Services Agreement

Provider) and related documentation and shall cause maintenance, support and other services to continue to be available to the Eligible Recipients (and, at Client’s election, to their designee(s)) to the extent it has been available to Provider. Client, however, shall be obligated to make monthly or annual payments attributable to periods after the expiration or termination of the Term with respect to the Services for which such Third Party Materials were used, for the right to use and receive maintenance or support related thereto, but only to the extent Provider would have been obligated to make such payments if it had continued to hold the licenses in question or Client has agreed in advance to make such payments.
To the extent Client has agreed in advance to pay any fees in connection with its receipt of such licenses, sublicenses or other rights, Provider shall, at Client’s request, identify the licensing and sublicensing options available to the Eligible Recipients and the license or transfer fees associated with each. Provider shall use Commercially Reasonable Efforts to obtain the most favorable options and the lowest possible transfer, license, relicense, assignment or termination fees for Third Party Materials. Provider shall not commit any Eligible Recipient to paying any such fees or expenses without Client’s prior approval. If the licensor offers more than one form of license, Client (not Provider) shall select the form of license to be received by Client, the other Eligible Recipients or their designee(s).

16.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

16.1
Work Standards. Provider represents, warrants and covenants that: (a) the Services shall be rendered with promptness, due care, skill and diligence; (b) the Services shall be executed in a workmanlike manner, in accordance with the Service Levels and industry best standards and practices; (c) Provider shall use adequate numbers of qualified individuals with suitable training, education, experience, know-how, competence and skill to perform the Services; (d) Provider shall provide such individuals with training as to new products and services prior to their implementation in Client’s and/or the other Eligible Recipients’ environment(s); and (e) Provider shall have the resources, capacity, expertise and ability in terms of Equipment, Materials, know-how and personnel to provide the Services.

16.2	Materials.

(a)
Ownership and Use. Excluding any In-Scope Agreements that cannot be assigned to Provider and Client Owned Materials, Provider represents, warrants and covenants that it is either the owner of, or authorized to use, any and all Materials provided or used by Provider in providing the Services. As to any such Materials that Provider does not own but is authorized to use, Provider shall advise Client as to the ownership and extent of Provider’s rights with regard to such Materials to the extent any limitation in such rights would impair Provider’s performance of its obligations under this Agreement.

Master Services Agreement

(b)	Developed Materials.

(i)
Provider warrants and covenants that Developed Materials shall be free from material errors in operation and performance, shall Comply with the Specifications in all material respects, shall provide the functions and features and operate in the manner described in the applicable Statement of Work, Work Order or as otherwise agreed to by the Parties, and shall otherwise be free from any material defects during the Term. Provider shall repair, replace or correct any failure to Comply at no additional charge to Client and shall use Commercially Reasonable Efforts to do so as expeditiously as possible. If Provider fails or is unable to repair, replace or correct such nonconforming Developed Materials, Client shall, in addition to any and all other remedies available to it hereunder, be entitled to obtain from Provider a copy of the source code and/or object code to such Developed Material. With regard to documentation for Software that is Developed Material, the Specifications shall include the documentation: (i) accurately and with reasonable comprehensiveness describing the operation, functionality and use of the applicable Software, and (ii) accurately describing in terms understandable to a typical end user the functions and features of the applicable Software and the procedures for exercising such functions and features.

(c)
Nonconformity of Provider Owned Software. In addition to the foregoing, if Provider Owned Materials that are not Developed Materials do not Comply with the Specifications and criteria set forth in this Agreement, and/or adversely affect the Services provided hereunder, Provider shall expeditiously repair or replace such Provider Owned Materials with conforming Materials.

16.3
Systems Implementation Warranty. With respect to the SAP Platform, E-Commerce Platform and other Third Party Software or any other programs or software implemented by Provider pursuant to this Agreement (each a “Software Platform”), Provider represents, warrants and covenants that the Software Platform used to provide the Services shall be free from material errors in operation and performance, Comply with the Specifications in all material respects, provide the functions and features and operate in the manner described in the applicable Statement of Work, Work Order or as otherwise agreed to in writing by the Parties (including the “blueprint” documents provided pursuant to Exhibit 2-A, as modified by agreement of the Parties), and shall otherwise be free from any material defects after the installation, testing and Acceptance of such Software Platform by Client. Provider shall repair, replace or correct any failure to Comply at no additional charge to Client and shall use Commercially Reasonable Efforts to do so as expeditiously as possible. The foregoing warranty is in addition to and not in limitation of any

Master Services Agreement

obligation Provider has to perform provide Services pursuant to an applicable Statement of Work.

16.4
Technology Currency. Provider represents, warrants and covenants that it will provide the Services using proven, current technology that will enable the Eligible Recipients to take advantage of technological advancements applicable to their business and support the efforts of Client and its Affiliates to maintain competitiveness in the markets in which they operate. Subject to the terms of Section 9.9(a), Provider represents, warrants and covenants that it will maintain the versions of the SAP Platform, E-Commerce Platform, Software, Equipment, systems, networks, and databases used to provide the Services on commercially available and supported platforms, and maintain a technology roadmap that ensures continued supportability. Notwithstanding, Provider shall not be obligated to improve the technological currency for Software, Equipment, systems, networks, and databases that have been classified as “end of life” by the OEM of Client.

16.5
Maintenance. Provider represents, warrants and covenants that it will maintain the Equipment and Software so they operate in accordance with their specifications, including: (a) maintaining Equipment in good operating condition, subject to normal wear and tear; (b) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer’s recommendations; and (c) performing Software maintenance in accordance with the applicable Software vendor’s documentation and recommendations, unless otherwise agreed by Client.

16.6	Non-Infringement.

(a)
Performance of Responsibilities. Provider represents, warrants and covenants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of Client or any third party (except to the extent caused by an In-Scope Agreement as transferred by Client to Provider); and no Material or other item used by Provider to deliver the Services or provided by or on behalf of Provider (except to the extent caused by an In-Scope Agreement as transferred by Client to Provider), nor their use by Client or the other Eligible Recipients, will infringe or constitute an infringement or misappropriation of any patent, trade secret, copyright or other proprietary rights of Client or any third party; provided, however, that Provider shall not have any obligation or liability to the extent any infringement or misappropriation is caused by: (i) modifications made by Client or its Third Party Contractors, without the knowledge or approval of Provider, (ii) Client’s or its Third Party Contractors’ combination of Provider’s Materials (including Developed Materials) with items not furnished, specified or reasonably anticipated by Provider or contemplated by the Agreement, (iii) a breach of this Agreement by Client, or (iv) the failure of Client or its Third

Master Services Agreement

Party Contractor to use corrections or modifications provided by Provider offering equivalent features and functionality and which would have avoided such infringement or misappropriation.

(b)
Third Party Software Indemnification. In addition, with respect to Third Party Software provided by Provider pursuant to this Agreement, other than In-Scope Agreements assigned to Provider pursuant to this Agreement, Provider covenants that it shall obtain and provide intellectual property indemnification for the Eligible Recipients (or obtain intellectual property indemnification for itself and enforce such indemnification on behalf of the Eligible Recipients) from the suppliers of such Software. Unless otherwise approved in advance by Client, such indemnification shall be (i) comparable to the intellectual property indemnification provided by Provider to the Eligible Recipients under this Agreement, or (ii) the best indemnification available in the industry for the same or substantially similar types of software products.

16.7	Authorization. Each Party represents, warrants and covenants to the other that:

(a)	Corporate Existence. It is a corporation duly incorporated, validly existing and in good standing under the Laws of its state of incorporation;

(b)	Corporate Power and Authority. It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)
Legal Authority. It has obtained and shall maintain all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement under all applicable Laws of all authorities having jurisdiction over the Services, except to the extent the failure to obtain any such license, authorizations, approvals, consents or permits is, in the aggregate, immaterial;

(d)
Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

(e)
No Violation or Conflict. The execution, delivery, and performance of this Agreement shall not constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

Master Services Agreement

16.8	Compliance with Laws.

(a)
Compliance by Provider. Subject to Section 16.8(b), (f), and (g), Provider represents, warrants and covenants that, with respect to the Services and the performance of any of its obligations under this Agreement, it is and shall be in compliance in all respects with all applicable Laws during the Term and any Disengagement Services period, including identifying, procuring, obtaining and maintaining applicable permits, certificates, approvals, licenses (including licensure requirements applicable to Provider Personnel) and inspections required under such Laws, which Laws include the required regulatory provisions set forth on Schedule F (the “Client Regulatory Laws”). Provider shall provide the Services in a manner so that the Eligible Recipients are able to comply with all applicable Laws. Provider shall not take any act, or fail to take any act, that causes an Eligible Recipient to be in breach of applicable Laws, including the Client Regulatory Laws.

(b)
Compliance Data and Reports. Provider shall provide Client with data and reports in Provider’s possession necessary for Client to comply with all Laws applicable to the Services, including the Client Regulatory Laws.

(c)
Notice of Laws. Client shall be and shall remain familiar with the Laws and changes in Laws applicable specifically to the principal businesses of the Eligible Recipients (excluding Laws applicable to the provision of information technology, the Services and other business process products and services) (collectively, “Client Laws”). Provider will comply with all Client Laws in connection with its performance of the Services to the extent Client notifies Provider of such Client Laws and changes in Client Laws as they relate to Provider’s performance of the Services or Provider’s performance of its other obligations under this Agreement. Provider shall be and remain familiar with all other Laws and changes in Laws applicable to the Services or the performance of Provider’s obligations under this Agreement (including all Privacy Laws as applicable to Provider or its Subcontractor or to an Eligible Recipient) and shall notify Client of such Laws and changes in Laws to the extent they relate to Client’s or the other Eligible Recipients’ receipt or use of the Services (collectively, “Provider Laws”). Provider shall, through the Provider Personnel, maintain general familiarity with Client Laws, and shall bring additional or changed requirements to Client’s attention. At Client’s request, Provider Personnel shall participate in Client-provided compliance training programs. In the event of a disagreement between the Parties regarding an interpretation of Laws, Client’s interpretation shall govern.

(d)
Implementation of Changes in Laws. In the event of any changes in Laws, Provider shall implement any necessary modifications to the Services prior to the deadline imposed by the regulatory or governmental body having

Master Services Agreement

jurisdiction for such requirement or change. For clarity, Provider shall bear the costs and expenses associated with compliance with changes in Laws. Provider shall be responsible for making any necessary revisions to the Client Policies and Procedures necessary to comply with such new Laws and changes to Laws and for providing a draft of such changes to Client for review and approval. Provider shall make any changes to revisions requested by Client. Provider shall comply with such revised Client Policies and Procedures in accordance with Section 3.5. Provider shall be solely responsible for making changes to Provider’s operational processes and procedures required for Provider to comply with such change in Laws or new Laws.

(e)	Export Control.

(i)
The Parties acknowledge that certain products, technology, technical data and software (including certain services and training) and certain transactions may be subject to export controls and/or sanctions under the Laws of the United States and other countries and jurisdictions (including the Export Administration Regulations, 15 C.F.R. §§730-774, the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, and sanctions programs implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury). No Party shall directly or indirectly export or re-export any such items or any direct product thereof or undertake any transaction or service in violation of any such Laws.

(ii)
For any products, technology, technical data or software provided by any Eligible Recipient to Provider (“Client Export Items”), Provider shall be responsible for obtaining all necessary export authorizations, consents and licenses for the export of such Client Export Items: (A) within Provider’s enterprise, (B) from Provider to Subcontractors, (C) from Subcontractors to Provider or (D) where Provider has directed, this Agreement provides or the Parties have agreed that Client shall export such Materials directly to a member of Provider’s enterprise or a Subcontractor.

(iii)
Provider shall identify the specific export control status of, and be responsible for obtaining all necessary export authorizations and licenses for the “export” or “re-export” of products, technology, technical data or software provided by Provider or its Affiliates or Subcontractors to any Eligible Recipient.

(f)
Compliance with Anti-Corruption Laws. Provider represents, warrants and covenants that it is fully aware of and shall comply with, and in the performance of its obligations to Client shall not take any action or omit to take any action that would cause either Party to be in violation of, (i) U.S.

Master Services Agreement

Foreign Corrupt Practices Act, (ii) any other applicable anti-corruption laws, or (iii) any regulations promulgated under any such laws. Provider represents and warrants that neither it nor any of the Provider Personnel is an official or employee of any government (or any department, agency or instrumentality of any government), political party, state owned enterprise or a public international organization such as the United Nations, or a representative or any such person (each, an “Official”). Provider further represents, warrants and covenants that, to its knowledge, neither it nor any of the Provider Personnel has offered, promised, made or authorized to be made, or provided any contribution, thing of value or gift, or any other type of payment to, or for the private use of, directly or indirectly, any Official for the purpose of influencing or inducing any act or decision of the Official to secure an improper advantage in connection with, or in any way relating to, (1) any government authorization or approval involving Client, or (2) the obtaining or retention of business by Client. Provider further represents and warrants that it shall not in the future offer, promise, provide, make or otherwise allow to be made any such payment and that it shall take all lawful and necessary actions to ensure that no such payment is offered, promised, provided, made or otherwise allowed to be made in the future by any of the Provider Personnel. Any violation of this Section 16.8(f) shall be deemed to be a material breach of this Agreement.

(g)
Responsibility. Subject to Section 16.8(e), Provider shall be responsible for any liability imposed on Provider or any Eligible Recipient resulting from any failure of Provider or its Subcontractors or third party product or service providers to comply with Provider’s obligations under this Section 16.8, unless and to the extent such failure directly results from the acts or omissions of Client, another Eligible Recipient or a Third Party Contractor in contravention of Client’s obligations under this Section 16.8.

(h)
Compliance with Immigration Laws. Provider shall not assign Services to be performed to any Provider Personnel who are unauthorized aliens in the jurisdiction where such Provider Personnel are providing Services, and if any Provider Personnel performing any of the Services is discovered to be an unauthorized alien in such jurisdiction, Provider shall immediately remove such Provider Personnel from performing Services hereunder and replace such Provider Personnel with personnel who is not an unauthorized alien in such jurisdiction.

16.9
Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES TO THE OTHER PARTY, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Master Services Agreement

17.	INSURANCE AND RISK OF LOSS.

17.1
Insurance. During the Term, Provider shall keep in full force and effect and maintain at its sole cost and expense the policies of insurance set forth on Exhibit 13 and Annex 5 to the Local Agreement, with the specified minimum limits of liability specified therein.

17.2	Risk of Loss.

(a)
General. Subject to Section 18.3, Provider and Client each shall be responsible for damage, destruction, loss, theft or governmental taking of their respective tangible property or real property (whether owned or leased) and each Party agrees to look only to its own insuring arrangements with respect to such damage, destruction, loss, theft, or governmental taking. Each Party shall promptly notify the other Party of any such damage, destruction, loss, theft, or governmental taking of such other Party’s tangible property or real property (whether owned or leased) in the possession or under the control of such Party.

(b)
Waiver. Provider and Client hereby waive, on behalf of themselves and shall cause their respective insurers to issue appropriate waivers of subrogation rights for, any claims that either may have against the other for loss or damage resulting from perils covered by the all risk property damage insurance policy. It is understood that this waiver is intended to extend to all such loss or damage whether or not the same is caused by the fault or neglect of either Provider or Client and whether or not insurance is in force. If required by policy conditions, each Party shall secure from its property insurer a waiver of subrogation endorsement to its policy, and deliver a copy of such endorsement to the other Party if requested.

18.	INDEMNITIES.

18.1
Indemnity by Provider. Provider agrees to indemnify, defend and hold harmless the Eligible Recipients and their respective officers, directors, employees, agents, representatives, successors, and assigns from any and all Losses and threatened Losses due to non-Party claims to the extent arising from or in connection with any of the following:

(a)	Representations, Warranties and Covenants. Provider’s breach of any of its representations, warranties and covenants set forth herein.

(b)
Assigned Contracts. Provider’s decision to terminate or failure to observe or perform any duties or obligations to be observed or performed on or after the Commencement Date by Provider under any of the Third Party Contracts

Master Services Agreement

assigned to Provider or for which Provider has assumed financial or operational responsibility pursuant to this Agreement.

(c)
Licenses, Leases and Contracts. Provider’s failure to observe or perform any duties or obligations to be observed or performed on or after the Commencement Date by Provider under Third Party Contracts used by Provider to provide the Services.

(d)	Client Data or Confidential Information. Subject to Section 19.2(c), Provider’s breach of its obligations with respect to Client Data, Personal Data or Client Confidential Information.

(e)
Infringement. Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary rights in contravention of Provider’s representations, warranties and covenants in Sections 16.2 and Section 16.6.

(f)
Compliance with Laws. Losses, including government fines, penalties, sanctions, interest or other remedies, resulting from Provider’s failure to perform its responsibilities under this Agreement in compliance with applicable Laws as required by this Agreement or a Local Agreement.

(g)	Taxes. Taxes, together with interest and penalties, that are the responsibility of Provider under Section 12.2.

(h)	Required Consents. Provider’s failure to obtain any Required Consents for which Provider is financially and/or administratively responsible under Article 6.

(i)
Shared Facility Services. Services, products or systems provided by Provider to a third party from any shared Provider Facility or using any shared Provider resources and not constituting Services provided to an Eligible Recipient or Authorized User pursuant to this Agreement.

(j)
Affiliate, Subcontractor or Assignee Claims. Any claim, other than an indemnification claim under this Agreement, initiated by (i) a Provider Affiliate or Subcontractor asserting rights under this Agreement or (ii) any Entity to which Provider assigned, transferred, pledged, hypothecated or otherwise encumbered its rights to receive payments from Client under this Agreement.

(k)	Provider Personnel Injury Claims. Any claim by Provider Personnel for death, bodily injury, or illness, except to the extent caused by Client’s gross negligence or willful misconduct.

Master Services Agreement

(l)
Employment Claims. Any claim relating to any: (i) violation by Provider, Provider Affiliates or Subcontractors, or their respective officers, directors, employees, representatives or agents, of any Laws or any common law protecting persons or members of protected classes or categories, including Laws prohibiting discrimination or harassment on the basis of a protected characteristic; (ii) liability arising or resulting from the employment or engagement of Provider Personnel by Provider, Provider Affiliates or Subcontractors (including liability for any social security or other employment taxes, workers’ compensation claims and premium payments and contributions applicable to the wages and salaries of such Provider Personnel); (iii) payment or failure to pay any salary, wages, pensions, benefits or other compensation due and owing to any Provider Personnel, (iv) employee pension or other benefits of any Provider Personnel; and/or (v) other aspects of the employment relationship of Provider Personnel with Provider, Provider Affiliates or Subcontractors or the termination of such relationship, including claims for wrongful discharge, claims for breach of express or implied employment contract and claims of co-employment or joint employment, or claims for misclassification under the Fair Labor Standards Act or other applicable Law.

18.2
Indemnity by Client. Client agrees to indemnify, defend and hold harmless Provider and its officers, directors, employees, agents, representatives, successors, and assigns, from any Losses and threatened Losses due to non-Party claims to the extent arising from or in connection with any of the following:

(a)	Representations, Warranties and Covenants. Client’s breach of any of its representations, warranties and covenants set forth herein.

(b)
Assigned Contracts. Client’s failure to observe or perform any duties or obligations to be observed or performed prior to the Commencement Date by Client under any of the Third Party Software licenses, Equipment leases or Third Party Contracts assigned to Provider by Client pursuant to this Agreement.

(c)
Licenses, Leases or Contracts. Client’s failure to observe or perform any duties or obligations to be observed or performed by Client under any of the applicable Third Party Contracts to the extent Client is financially or operationally responsible under this Agreement.

(d)	Provider’s Confidential Information. Client’s breach of its obligations with respect to Provider’s Confidential Information.

(e)
Infringement. Including any In-Scope Agreements that cannot be assigned, any claim that Materials, Equipment or Software provided by Client and used by Provider in performing the Services infringe a patent, trade secret, copyright or other proprietary rights of any third party; provided, however,

Master Services Agreement

that Client shall not have any obligation or liability to the extent such infringement is caused by (i) modifications made by Provider or its Subcontractors, without the knowledge or approval of Client, (ii) Provider or its Subcontractors’ combination of Client’s Materials (including Developed Materials) with items not furnished, specified or reasonably anticipated by Client or contemplated by the Agreement, (iii) a breach of this Agreement by Provider, (iv) the failure of Provider or its Subcontractor to use corrections or modifications provided by Client offering equivalent features and functionality, or (v) Third Party Software, except to the extent that such infringement or misappropriation arises from the failure of Client to obtain the necessary licenses or Required Consents or to abide by the limitations of the applicable Third Party Software licenses for Third Party Software licenses that are not Managed Contracts.

(f)	Taxes. Taxes, together with interest and penalties, that are the responsibility of Client under Section 12.2.

(g)
Client Affiliate, Eligible Recipient or Third Party Contractor Claims. Any claim (other than an indemnification claim or insurance claim under this Agreement or a claim resulting from the acts or omissions of Provider or a Subcontractor who is not an Inherited Subcontractor or a claim for which Provider is required to indemnify Client or its Affiliate pursuant to this Agreement) initiated by a Client Affiliate, Eligible Recipient or Third Party Contractor asserting rights under this Agreement.

(h)
Compliance with Laws. Losses, including government fines, penalties, sanctions, interest or other remedies, resulting from (i) Client’s failure to perform its responsibilities under this Agreement in compliance with applicable Laws as required by this Agreement or a Local Agreement (for clarity, excluding any such non-compliance resulting from Provider’s failure to perform its obligations in accordance with this Agreement); or (ii) a Transition Relief Event (as defined in Exhibit 2-N).

18.3
Additional Indemnities. Provider and Client each agree to indemnify, defend and hold harmless the other, and the Eligible Recipients and their respective Affiliates, officers, directors, employees, agents, representatives, successors, and assigns, from any and all Losses and threatened Losses to the extent they arise from or in connection with any of the following: (a) except as otherwise provided in Section 18.1(k), the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement; and (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement.

Master Services Agreement

18.4
Infringement. In the event that (a) any Materials, Equipment, Software or Services provided by Provider or its Affiliates or Subcontractors pursuant to this Agreement or used by them in the performance of the Services, excluding any In-Scope Agreements that cannot be assigned, are found, or in Client’s reasonable opinion are likely to be found, to infringe upon the patent, copyright, trademark, trade secrets, intellectual property or proprietary rights of any third party in any country in which Services are to be performed or received under this Agreement, or (b) the continued use of such Materials, Equipment, Software or Services is enjoined, Provider shall, in addition to defending, indemnifying and holding harmless Client as provided in Section 18.1(e) and to the other rights Client may have under this Agreement, promptly and at its own cost and expense and in such a manner as to minimize the disturbance to the Eligible Recipients do one of the following: (i) obtain for the Eligible Recipients the right to continue using such Materials, Equipment, Software or Services; (ii) modify such Materials, Equipment or Services so as to no longer be infringing without degrading the performance or quality of the Services or adversely affecting Client’s and the other Eligible Recipients’ intended use; or (iii) replace such item(s) with a non-infringing functional equivalent acceptable to Client.

18.5
Indemnification Procedures. With respect to non-Party claims which are subject to indemnification under this Agreement (other than as provided in Section 18.6 with respect to claims covered by Section 18.1(d) (but only with respect to claims involving Personal Data) 18.1(f) or 18.1(g), or claims by a current or former Client employee), the following procedures shall apply:

(a)
Notice. Promptly after receipt by any person or Entity entitled to indemnification under this Agreement of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee shall seek indemnification hereunder, the indemnitee shall notify the indemnitor of such claim. No delay or failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that such indemnitor has suffered actual prejudice by such delay or failure. Within fifteen (15) days following receipt of notice from the indemnitee relating to any claim, but no later than five (5) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee that the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(b)
Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election within the required notice period, the indemnitor shall assume sole control over the defense and settlement of the claim; provided, however, that (i) the indemnitor shall keep the indemnitee fully apprised at all times as to the status of the defense, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim imposing financial or non-financial obligations or restrictions on

Master Services Agreement

the indemnitee or constituting an admission of guilt or wrongdoing by the indemnitee or ceasing to defend against such claim. The indemnitor shall not be liable for any legal fees or expenses incurred by the indemnitee following the delivery of a Notice of Election; provided, however, that (1) the indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim, and (2) the indemnitor shall pay the fees and expenses associated with such counsel if there is a conflict of interest between indemnitor and indemnitee with respect to such claim which is not otherwise resolved or if the indemnitor has requested the assistance of the indemnitee in the defense of the claim or the indemnitor has failed to defend the claim diligently and the indemnitee is prejudiced or likely to be prejudiced by such failure. The indemnitor shall not be obligated to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim if (x) the indemnitor has delivered a timely Notice of Election and such amount was agreed to without the written consent of the indemnitor, (y) the indemnitee has not provided the indemnitor with notice of such claim and a reasonable opportunity to respond thereto or (z) the time period within which to deliver a Notice of Election has not yet expired.

(c)
Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim for which it is obligated to indemnify the other Party hereunder within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate. The indemnitor shall promptly reimburse the indemnitee for all such reasonable costs and expenses incurred by the indemnitee, including reasonable attorneys’ fees.

18.6
Indemnification Procedures – Governmental and Other Claims. With respect to claims covered by Section 18.1(d) (but only with respect to claims involving Personal Data) 18.1(f) or 18.1(g), or any claims by a current or former Client employee, in each case to the extent indemnification under this Agreement is being sought, the following procedures shall apply:

(a)
Notice. Promptly after receipt by Client of notice of the commencement or threatened commencement of any action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to Section 18.1(d) (but only with respect to claims involving Personal Data), 18.1(f) or 18.1(g), or any claim by a current or former Client employee, Client shall notify Provider of such claim. No delay or failure to so notify Provider shall relieve Provider of its obligations under this Agreement except to the extent that Provider has suffered actual prejudice by such delay or failure.

(b)	Procedure for Defense. Client shall be entitled, at its option, to have the claim handled pursuant to Section 18.5 or to retain sole control over the

Master Services Agreement

defense and settlement of such claim; provided that, in the latter case, Client shall (i) subject to execution of a joint defense agreement and the implementation of other measures necessary to preserve attorney-client privilege, consult with Provider on a regular basis regarding claim processing (including actual and anticipated costs and expenses) and litigation strategy, (ii) reasonably consider any Provider settlement proposals or suggestions, and (iii) use Commercially Reasonable Efforts to minimize any amounts payable or reimbursable by Provider.

18.7
Subrogation. Except as otherwise provided in Section 17.1 or 17.2, if an indemnitor shall be obligated to indemnify an indemnitee pursuant to any provision of this Agreement, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

19.	LIABILITY.

19.1
General Intent. Subject to the specific provisions and limitations of this Article 19, it is the intent of the Parties that each Party shall be liable to the other Party for any actual Losses incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

19.2	Limitation of Liability.

(a)
Exclusions from Limitations. EXCEPT AS PROVIDED IN THIS SECTION 19.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, CONSEQUENTIAL, INCIDENTAL, COLLATERAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)
General Liability Cap. Except as provided in this Section 19.2, the total aggregate liability of either Party, for claims asserted by the other Party under or in connection with this Agreement, regardless of the form of the action or the theory of recovery, shall be limited to the greater of thirty million dollars ($30 million) or the total Charges paid or payable to Provider or its Affiliates under this Agreement and all Local Agreements during the eighteen (18) month period preceding the last act or omission giving rise to such liability (the “General Liability Cap”). For avoidance of doubt, this liability cap is an aggregate liability cap for this Agreement and all Local Agreements.

(c)
Security Breach Liability Cap. The total aggregate liability of either Party under this Agreement for the unauthorized destruction, loss, alteration or theft of, or unauthorized access or other compromise to, Confidential Information, Client Data, and Personal Data as a result of a breach of Section

Master Services Agreement

14, regardless of the form of the action or the theory of recovery, shall be limited to the greater of forty-five million dollars ($45 million) or the total Charges paid or payable to Provider or its Affiliates under this Agreement and all Local Agreements during the twenty-seven (27) month period preceding the last act or omission giving rise to such liability (the “Security Breach Liability Cap”). For avoidance of doubt, the Security Breach Liability Cap is (i) an aggregate liability cap for this Agreement and all Local Agreements; and (ii) separate and distinct from the General Liability Cap such that amounts that reduce the General Liability Cap shall not reduce the Security Breach Liability Cap and amounts that reduce the Security Breach Liability Cap shall not reduce the General Liability Cap. For clarity, the Parties acknowledge that the exculpation of liability in Section 19.2(a) does not apply to damages subject to the Security Breach Liability Cap.

(d)	Exceptions to Limitations of Liability. The limitations of liability set forth in Sections 19.2(a), (b) and (c) shall not apply with respect to:

(i)	Losses occasioned by the fraud, willful misconduct, or gross negligence of a Party.

(ii)
Losses that are the subject of indemnification under this Agreement other than as set forth in Section 19.2(c) (and, for clarity, the Parties acknowledge that non-Party claims subject to an indemnification obligation pursuant to Exhibit 16 are subject to indemnification under this Agreement).

(iii)
Losses occasioned by Provider’s refusal to provide Services or Disengagement Services. For purposes of this provision, “refusal” shall mean the intentional cessation by Provider, in a manner impermissible under this Agreement, of the performance of all or a material portion of the Services or Disengagement Services then required to be provided by Provider under this Agreement.

(iv)
Amounts paid under Section 18.3 with respect to death or bodily injury of an agent, employee, customer, business invitee, business visitor or other person or damage, loss or destruction of real or tangible personal property.

(v)	Losses occasioned by any breach of a Party’s representations or warranties under this Agreement.

(vi)	Losses occasioned by any breach of a Party’s obligations under Article 14 other than as set forth in Section 19.2(c).

Master Services Agreement

(vii)	Losses occasioned by Provider’s failure to remedy unqualified Controls Audit opinion in accordance with the requirements of Section 9.11(h).

(viii)	Losses from either Party’s failure for the noncompliance with Laws.

(e)	Items Not Subject to Limitations. The following shall not be counted toward the liability exclusion or caps specified in Sections 19.2(a), (b) or (c):

(i)	Service Credits or Deliverable Credits assessed against Provider pursuant to this Agreement.

(ii)	Amounts withheld by Client in accordance with this Agreement or paid by Client but subsequently recovered from Provider due either to incorrect Charges by Provider or non-conforming Services.

(iii)	Invoiced Charges and other amounts that are due and owing to Provider for Services under this Agreement or Client Pass-Through Payments due and owing to Client under Exhibit 10.

(iv)	Liability arising in connection with the applications and systems to the extent such liability arose prior to the Effective Date.

(f)
Reload of Liability Cap. If, at any time, the total aggregate liability of one Party for claims asserted by the other Party under or in connection with this Agreement exceeds fifty percent (50%) of the liability cap specified in Section 19.2(b) (as may be increased in accordance with this Section 19.2(f)) and, upon the request of the other Party, the Party incurring such liability refuses to waive such cap and/or increase the available cap to an amount at least equal to the original liability cap, then the other Party may terminate this Agreement, and in the case of Client exercising its right to terminate, Client may immediately terminate this Agreement for cause without payment of Termination Charges unless otherwise expressly set forth in Exhibit 10.

(g)
Eligible Recipient Damages. The Parties acknowledge and agree that, to the extent an Eligible Recipient has suffered Losses for which Provider may be liable under this Agreement, Client may seek recovery of such Losses on behalf of such Eligible Recipient in the same manner and to the same extent it would be entitled to do so on its own behalf if it had suffered such Losses.

(h)
Acknowledged Direct Damages. The following shall be considered direct damages and neither Party shall assert that they are indirect, incidental, collateral, exemplary, punitive, consequential or special damages or lost profits to the extent they result from either Party’s failure to perform in accordance with this Agreement:

Master Services Agreement

(i)	Costs and expenses of recreating or reloading any lost, stolen or damaged Client Data.

(ii)	Costs and expenses of implementing a work-around in respect of a failure to provide the Services or any part thereof.

(iii)	Costs and expenses of replacing lost, stolen or damaged Equipment, Software, and Materials.

(iv)	Cover damages, including the costs and expenses incurred to procure the Services or corrected Services from an alternate source.

(v)
Costs and expenses incurred to bring the Services in-house or to contract to obtain the Services from an alternate source, including the costs and expenses associated with the retention of external consultants and legal counsel to assist with any re-sourcing.

(vi)
Straight time, overtime or related expenses incurred by either Party, including overhead allocations for employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges and similar charges.

(vii)	Subject to Section 16.8, damages, fines, penalties, interest or other monetary remedies resulting from a failure to comply with applicable Laws, including any tax-related penalties and interest.

(viii)	Damages occasioned by a Security Event.

(ix)
Damages attributable to Provider’s breach of any or a data processing agreement executed by the Parties (including the Data Processing Agreement set forth on Exhibit 12), the BAA or a breach of its obligations under this Agreement with respect to Personal Data or Confidential Information.

(x)
Damages incurred by any Eligible Recipient as a result of Provider’s failure to perform an obligation under this Agreement to the extent that such damages occur from a material business interruption, including delay in or shut down of a manufacturing process.

The absence of a direct damage listed in this Section 19.2(h) shall not be construed or interpreted as an agreement to exclude it as a direct damage under this Agreement.

20.	DISPUTE RESOLUTION.

20.1	Dispute Resolution Procedures. Any dispute arising out of or relating to this Agreement and/or the Services provided by Provider pursuant thereto shall be

Master Services Agreement

resolved in accordance with the dispute resolution procedures set forth in Exhibit 14.

20.2
Jurisdiction. Except as set forth in the Local Agreements or as required by local Laws, each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in state or federal courts located in Cleveland, Ohio, and each Party irrevocably submits to the sole and exclusive jurisdiction of these courts in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party. Notwithstanding the foregoing, Client may seek injunctive or other equitable relief or seek to enforce an arbitration award or other judgment in any court of competent jurisdiction.

20.3	Continued Performance.

(a)
General. Subject to Section 20.3(b), each Party agrees that it shall, unless otherwise directed by the other Party, continue performing its obligations under this Agreement while any dispute is being resolved; provided that this provision shall not operate or be construed as extending the Term or prohibiting or delaying a Party’s exercise of any right it may have to terminate the Term as to all or any part of the Services. For purposes of clarification, Client Data may not be withheld by Provider pending the resolution of any dispute.

(b)
Non-Interruption of Services. Provider acknowledges and agrees that any interruption to the Services or Disengagement Services may cause irreparable harm to the Eligible Recipients, in which case an adequate remedy at law may not be available. Provider expressly acknowledges and agrees that, pending resolution of any dispute or controversy, it shall not deny, withdraw, or restrict Provider’s performance of the Services or Disengagement Services to the Eligible Recipients under this Agreement, except as specifically and expressly agreed in writing by the Parties. Notwithstanding, if Provider terminates this Agreement in accordance with Section 21.5, Client shall prepay for Disengagement Services on a monthly basis.

20.4
Governing Law. Except as set forth in the Local Agreements or as required by local Laws, this Agreement and performance under it shall be governed by and construed in accordance with the applicable Laws of the State of Ohio, without giving effect to any choice-of-law provision or rule (whether of such State or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction. The Parties expressly opt out of the application of the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.

21.	TERM AND TERMINATION.

Master Services Agreement

21.1	Term.

(a)	Initial Term.

(i)
Agreement. The term of this Agreement will commence on the Effective Date and will continue for ten (10) years from the Effective Date (the “Initial Term”), unless this Agreement is (i) sooner terminated in accordance with this Article 21; or (ii) extended in accordance with its terms or by mutually agreed amendment.

(ii)
Local Agreement. The term of a Local Agreement will commence on the effective date of the Local Agreement until the termination date specified in the Local Agreement or, if no termination date is specified, then the expiration or termination date of this Agreement or any extension of such date, unless sooner terminated under the provisions of this Agreement or the applicable Local Agreement.

(iii)
Work Orders. The term of any Work Order will be from the effective date of the Work Order until the termination date specified in the Work Order or, if no termination date is specified, then the expiration or termination date of this Agreement or any extension of such date, unless sooner terminated under the provisions of this Agreement or the applicable Work Order.

(b)
Renewal. Unless Client provides notice that it intends to renew this Agreement, this Agreement will not automatically renew. Client shall provide Provider with at least six (6) months’ notice of non-renewal. Client, at its option, may renew this Agreement for up to two (2) one-year periods on mutually agreeable terms and conditions (“Renewal Terms,” and together with the Initial Term, the “Term”).

21.2	Termination for Cause.

(a)	By Client. If Provider:

(i)	commits a material breach of this Agreement, which breach is not cured within thirty (30) days after notice of the breach from Client;

(ii)	commits a material breach of this Agreement which is not capable of being cured within the period specified pursuant to Section 21.2(a)(i);

(iii)
commits multiple breaches of its duties or obligations which collectively constitute a material breach of this Agreement, provided that Provider fails to remedy the situation causing multiple breaches upon thirty (30) days written notice from Client and an opportunity

Master Services Agreement

to cure; if Provider continues to perform for twelve (12) consecutive months without any such breaches, then any such prior breaches will not be included in future uses for this clause;

(iv)
becomes liable for or incurs Service Credits under this Agreement and the Local Agreements that, in the aggregate, exceed fifty percent (50%) of the cumulative At Risk Amount under Exhibit 3 during any rolling nine (9) month period;

(v)	fails to perform in accordance with the Minimum Service Level for the same Critical Performance Indicator for three (3) consecutive months or during four (4) of any six (6) consecutive month period;

(vi)	fails to remedy an unqualified Controls Audit opinion in accordance with Section 9.11(h);
then Client may, by giving notice to Provider, terminate this Agreement or the applicable Statement of Work(s), with respect to all or any part of the Services as of a date specified in the notice of termination. Provider shall not be entitled to any Termination Charges in connection with such a termination other than for a termination of this Agreement in whole and then only as expressly set forth in Exhibit 10. For avoidance of doubt, the Parties acknowledge and agree that a material breach under any Local Agreement shall be deemed a material breach under this Agreement for purposes of this provision.
The express acknowledgment that a certain amount of Service Credits or number of Service Level defaults constitutes grounds for termination under Section 21.2(a)(iv) and (v) does not imply that a lesser amount or number cannot constitute a material breach of this Agreement and therefore grounds for termination under other subsections, and no Party shall contend otherwise in any dispute or controversy between the Parties.

(b)	By Provider.

(i)
If Client fails to pay undisputed Charges then due and owing under this Agreement by the specified due date and amounts are not available under the Letter of Credit to pay for such Charges, and the total of all such overdue undisputed Charges exceeds, in the aggregate, two (2) times the average monthly Charges under this Agreement, then, if Client fails to cure such default within thirty (30) days of notice from Provider of its intention to terminate, Provider may, by notice to Client, terminate this Agreement, and recover all applicable Termination Charges.

(ii)	Provider acknowledges and agrees that this Section 21.2(b) and Section 21.5 describes Provider’s only rights to terminate this

Master Services Agreement

Agreement and Provider hereby waives any other rights it may have to terminate this Agreement, including any Work Order under this Agreement.

21.3
Termination for Convenience. Client may terminate the Term with respect to all or any portion of the Services provided by Provider pursuant to a Statement of Work by giving Provider notice at least ninety (90) days prior to the effective date of such termination. Client may terminate the Term with respect to this Agreement and all Statement of Works by giving Provider notice at least one hundred eighty (180) days prior to the effective date of such termination and, in the event of such termination in whole, Client shall pay to Provider a Termination Charge calculated in accordance with the Exhibit 10.

If a purported termination for cause by Client under Section 21.2 is finally determined by a competent authority not to be properly a termination for cause, then such termination by Client shall be deemed to be a termination for convenience under this Section 21.3.

21.4
Termination Upon Provider Change of Control. In the event of a change in Control of Provider (or that portion of Provider providing all or any material portion of the Services under this Agreement) or the Entity that Controls Provider (if any), where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Provider (or that portion of Provider providing all or any material portion of the Services under this Agreement) are acquired by any Entity, or Provider (or that portion of Provider providing all or any material portion of the Services under this Agreement) is merged with or into another Entity to form a new Entity, then at any time within twelve (12) months after the last to occur of such events, Client may at its option terminate this Agreement by giving Provider at least ninety (90) days prior notice and designating a date upon which such termination shall be effective. Provider shall not be entitled to any Termination Charges in connection with such a termination other than for a termination of this Agreement in whole and then only as expressly set forth in Exhibit 10, whether or not involving a Direct Client Competitor.

21.5
Termination for Insolvency. If any Party (a) files for bankruptcy, (b) becomes or is declared insolvent, or is the subject of any bona fide proceedings related to its liquidation, administration, provisional liquidation, insolvency or the appointment of a receiver or similar officer for it, (c) passes a resolution for its voluntary liquidation, (d) has a receiver or manager appointed over all or substantially all of its assets, (e) makes an assignment for the benefit of all or substantially all of its creditors, (f) enters into an agreement or arrangement for the composition, extension, or readjustment of substantially all of its obligations or any class of such obligations, (g) fails or become incapable of paying its debts as they become due or is otherwise in default under material contracts and fails to promptly cure such defaults, or (h) experiences an event analogous to any of the foregoing in any jurisdiction in which

Master Services Agreement

any of its assets are situated, then the other Party may terminate this Agreement as of a date specified in a termination notice; provided, however, that Provider shall not have the right to terminate under this Section 21.5 so long as Client pays for the Services to be received hereunder in advance on a month-to-month basis. If any Party elects to terminate this Agreement in whole due to the insolvency of the other Party, such termination shall be deemed to be a termination for cause hereunder. If Client elects to terminate this Agreement due to the insolvency of Provider, Provider shall not be entitled to any Termination Charges in connection with such a termination other than for a termination of this Agreement in whole and then only as unless otherwise expressly set forth in Exhibit 10.

21.6	Client Rights Upon Provider’s Bankruptcy.

(a)
General Rights. If Provider’s bankruptcy or the filing of any petition under bankruptcy laws affecting the rights of Provider is not stayed or dismissed within thirty (30) days after filing, in addition to the other rights and remedies set forth herein, to the maximum extent permitted by Law, Client shall have the immediate right to retain and take possession for safekeeping all Client Data, Client Confidential Information, Client licensed Third Party Software, Client owned Equipment, Client Owned Materials, Client owned Developed Materials, and all other Software (including all source code), Equipment, Systems or Materials to which the Eligible Recipients are or would be entitled during the Term or upon the expiration or termination of this Agreement. Provider shall cooperate fully with the Eligible Recipients and assist the Eligible Recipients in identifying and taking possession of the items listed in the preceding sentence. Client shall have the right to hold such Client Data, Client Confidential Information, Client licensed Third Party Software, Client owned Equipment, Client Owned Materials, Client owned Developed Materials, Software (including all source code), Equipment, Systems and Materials until such time as the trustee or receiver in bankruptcy or other appropriate insolvency office holder can provide adequate assurances and evidence to Client that they shall be protected from sale, release, inspection, publication, or inclusion in any publicly accessible record, document, material or filing. Provider and Client agree that without this material provision, Client would not have entered into this Agreement or provided any right to the possession or use of such Client Data, Client Confidential Information, Client licensed Third Party Software, Client owned Equipment, Client Owned Materials, Client owned Developed Materials, Software (including all source code), Equipment, Systems and Materials covered by this Agreement.

(b)
Client Rights in Event of Bankruptcy Rejection. Notwithstanding any other provision of this Agreement to the contrary, if Provider becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar Law in any other country (the “Bankruptcy Code”)) and rejects

Master Services Agreement

this Agreement pursuant to Section 365 of the Bankruptcy Code (a “Bankruptcy Rejection”), (i) any and all of the licensee and sublicensee rights of the Eligible Recipients arising under or otherwise set forth in this Agreement, shall be deemed fully retained by and vested in the Eligible Recipients as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist promptly before the commencement of the bankruptcy case in which Provider is the debtor; (ii) Client shall have all of the rights afforded to non-debtor licensees and sublicensees under Section 365(n) of the Bankruptcy Code; and (iii) to the extent any rights of the Eligible Recipients under this Agreement which arise after the termination or expiration of this Agreement are determined by a bankruptcy court not to be “intellectual property rights” for purposes of Section 365(n), all of such rights shall remain vested in and fully retained by the Eligible Recipients after any Bankruptcy Rejection as though this Agreement were terminated or expired. Client shall under no circumstances be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this Agreement, including without limitation any of the rights of Client referenced under this Agreement.

21.7	Disengagement Services.

(a)
Availability. As part of the Services, Provider shall provide to Client and its designee(s) the Services described in Section 21.7(b) and any disengagement services described in Exhibit 15 (collectively, the “Disengagement Services”) with respect to any Services that Provider shall no longer be performing for Client (whether as a result of termination, expiration or removal) (the “Affected Services”).

(1)
Period of Provision. Provider shall provide Disengagement Services to Client and its designee(s), commencing upon a request for Disengagement Services, and, at Client’s request, continuing for up to fifteen (15) months following the effective date of the notice of removal of the Affected Services, or, if applicable, the expiration or termination of the applicable Term of the Statement of Work with respect to the Affected Services.

(2)
Firm Commitment. Provider shall provide Disengagement Services regardless of the reason for removal of the Affected Services; provided, that if this Agreement is terminated by Provider under Section 21.2(b) for failure to pay undisputed amounts, Provider may require payment in advance at the beginning of each month for Disengagement Services to be provided or performed under this Section 21.7. Such advance payments shall be based on an estimate provided by Provider at least fifteen (15) days in advance of such month with any additional Charges or credits to be reflected on the next invoice.

Master Services Agreement

(3)
Performance. All Disengagement Services shall be provided subject to and in accordance with the terms and conditions of this Agreement. Without limiting the foregoing, Provider shall perform the Disengagement Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it was required to provide the same or similar Services during the Term, including compliance with the Service Levels, payment of Service Credits in the event it fails to do so, and if the Disengagement Services occur during the Sarbanes-Oxley reporting period, delivery of the Controls Audit Reports in accordance with Section 9.11(i). Provider Personnel (including all Key Provider Personnel) reasonably considered by Client to be critical to the performance of the Services and Disengagement Services shall be retained on the Client account through the completion of all relevant Disengagement Services.

(b)
Scope of Disengagement Services. At Client’s request, the Disengagement Services provided by Provider shall include the services, functions and responsibilities described below (in addition to any Disengagement Services described in the applicable Statement of Work).

(1)
General Support. To the extent requested by Client, Provider shall assist Client or its designee(s) in developing a written disengagement plan (“Disengagement Plan”) to effect the disengagement, and shall perform the Disengagement Services requested by Client, including those described in Exhibit 15.

(2)
Continuation of the Affected Services. At Client’s request, Provider shall continue providing to the Eligible Recipient(s) any or all of the Affected Services after their anticipated removal, expiration or termination date. Provider shall provide any such Affected Services subject to and in accordance with the terms and conditions of this Agreement and Client shall pay Provider the Charges specified in the Exhibit 10 that Client would have been obligated to pay Provider for such Affected Services if the Agreement had not yet expired or been terminated or had the Affected Services not been removed. To the extent Client requests a portion of the Services, the amount to be paid by Client shall be equitably adjusted to reflect the portion of the Affected Services that Provider shall not be providing or performing.

(3)
Hiring. Client and its designee(s) shall be permitted to undertake, without interference from Provider, Subcontractors or Provider Affiliates (including counter-offers), to hire, effective after the date when Provider ceases provision of the Affected Services, any Provider Personnel primarily assigned to the performance of Affected Services during the twelve (12) months preceding such date. Provider shall waive, and shall cause its Subcontractors and Affiliates to waive, their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited

Master Services Agreement

or hired by Client or its designee(s). Provider shall provide Client and its designee(s) with reasonable assistance in their efforts to hire such Provider Personnel, and shall give Client and its designee(s) reasonable access to such Provider Personnel for interviews, evaluations and recruitment. Client shall endeavor to conduct the above-described hiring activity in a manner that is not unnecessarily disruptive of the performance by Provider of its obligations under this Agreement.

(4)
Software. As provided in Section 15.6, Provider shall provide, and hereby grants certain license, sublicense and/or other rights to certain Software and other Materials used by Provider, Provider Affiliates or Subcontractors in performing the Affected Services.

(5)
Equipment. Except as otherwise agreed by the Parties, Client and its designee(s) shall (i) purchase any End User Equipment owned by Provider, or (ii) assume the lease of any End User Equipment leased by Provider, in either case that is used by and in the possession of employees or contractors of Client or its Affiliate in their capacity as end users of the Services. Client shall assume (and Provider shall assign) such leased End User Equipment in accordance with a reasonable assignment and assumption agreement entered into by the Parties. Such End User Equipment shall be transferred in good working condition, reasonable wear and tear excepted, as of the completion of any Affected Services requiring such End User Equipment. Provider shall maintain such End User Equipment through the date of transfer so as to be eligible for the applicable manufacturer’s maintenance program at no additional charge to Client or its designee(s). Provider shall grant to Client or its designee(s) a warranty of title and a warranty that such Equipment is free and clear of all liens and encumbrances. Such conveyance by Provider to Client or its designee(s) shall be at the lesser of fair market value or net book value calculated in accordance with generally accepted accounting principles. At Client’s request, the Parties shall negotiate in good faith and agree upon the form and structure of the purchase.

(6)
Client Facilities, Equipment and Software. Provider shall vacate the Client Facilities and return to Client, if not previously returned, any Client-owned Equipment (including Client Provided Equipment), Client-leased Equipment, Client Owned Materials and Client-licensed Third Party Materials (including Software), in condition at least as good as the condition when made available to Provider, ordinary wear and tear excepted. Provider shall vacate such Client Facilities and return such Equipment, Materials and Software to the extent that the Services requiring such Client Facilities, Equipment, Materials and Software are no longer being provided by Provider.

(7)	Provider Subcontractors and Third Party Contracts. Provider shall promptly provide to Client a list of all subcontracts and Third Party Contracts

Master Services Agreement

used by Provider, Subcontractors or Provider Affiliates to perform the Affected Services. Provider shall, at Client’s request, cause any such Subcontractors, Provider Affiliates, or third party contractors to permit Client or its designee(s) to assume prospectively any or all such subcontracts and Third Party Contracts or to enter into new contracts with Client or its designee(s) on substantially the same or more favorable terms and conditions, including price. Provider shall so assign the designated subcontracts and Third Party Contracts or cause such subcontracts or Third Party Contracts to be assigned to Client or its designee(s) after the Services requiring such subcontracts or Third Party Contracts are no longer being provided by Provider. Unless otherwise agreed by Client, there shall be no charge or fee imposed on Client or its designee(s) by Provider or its Subcontractors, Affiliates or third party contractors for such assignment. Provider shall (A) represent and warrant that it is not in default under such subcontracts and Third Party Contracts and that all payments have been made under such subcontracts and Third Party Contracts through the date of assignment, and (B) notify Client of any Subcontractor’s or third party contractor’s default with respect to such subcontracts and Third Party Contracts of which it is aware at the time. For the avoidance of doubt, it is understood and agreed that, in all events, the Eligible Recipients retain the right to contract directly with any Subcontractor or third party utilized by Provider, Subcontractors or Provider Affiliates to perform any Services.

(c)
Rights from Subcontractors. With respect to Subcontractors, Provider shall use all Commercially Reasonable Efforts to (i) obtain for Client and its designee(s) the rights specified in this Agreement and (ii) ensure that such rights are not subject to subsequent Subcontractor approval or the payment by Client or its designee(s) of any fees. If Provider is unable to obtain any such rights with respect to a Subcontractor, it shall notify Client in advance and shall not use such Subcontractor without Client’s approval.

(d)
Rates and Charges. To the extent the Disengagement Services requested by Client can be provided by Provider using personnel and resources already assigned to Client, there shall be no additional charge to Client for such Disengagement Services. If material Disengagement Services requested by Client cannot be provided by Provider using Provider Personnel then assigned to Client without adversely affecting Provider’s ability to meet its performance obligations, Client, in its sole discretion, may forego or delay any work activities or temporarily or permanently adjust the work to be performed by Provider, the schedules associated with such work or the Service Levels to permit the performance of such Disengagement Services using such personnel. To the extent Client authorizes Provider to use additional Provider Personnel to perform material Disengagement Services requested by Client, Client shall pay Provider the rates and charges specified in the Exhibit 10, or, if no such rates and charges are specified in the Exhibit

Master Services Agreement

10, a negotiated fee which shall be no less favorable to Client than the effective discount to Provider’s standard rates reflected by the rates in the Exhibit 10.

22.	GENERAL.

22.1	Binding Nature, Assignment.

(a)	Binding Nature. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

(b)	Assignment. Neither Party may, or shall have the power to, assign this Agreement without the prior written consent of the other, except in the following circumstances:

(i)
Client may assign its rights or obligations under this Agreement or any Statement of Work, without the approval of Provider, to an Affiliate that expressly assumes Client’s obligations and responsibilities hereunder, provided that Client remains fully liable for and is not relieved from the full performance of its obligations under this Agreement; and

(ii)
Client and its Affiliates may assign their rights and obligations under this Agreement or any Statement of Work or any Local Agreement, without the approval of Provider or its Affiliate under a Local Agreement, to an Entity acquiring, directly or indirectly, Control of Client or such Affiliate, an Entity into which Client or its Affiliate is merged, or an Entity acquiring all or substantially all of the business or assets of Client or its Affiliate, provided that the acquirer or surviving Entity agrees in writing to be bound by the terms and conditions of this Agreement or the Local Agreement, as applicable.

(c)	Impermissible Assignment. Any attempted assignment that does not comply with the terms of this Section shall be null and void.

22.2
Entire Agreement; Amendment. This Agreement, including any Exhibits and attachments referred to herein and attached hereto as well as any Local Agreements, and Work Orders entered into from time to time by the Parties, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, representations, warranties, promises, covenants, commitments or undertaking, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the

Master Services Agreement

Party against which such amendment, modification, change, waiver or discharge is sought to be enforced. The express terms of this Agreement control and supersede any course of performance or dealing or usage of the trade inconsistent with any of the terms hereof.

22.3	Notices.

(a)
Primary Notices. Any notice, notification, request, demand or determination provided by a Party shall be in writing and shall be delivered in hard copy using one of the following methods and shall be deemed delivered upon receipt: (i) by hand, (ii) by an express courier with a reliable system for tracking delivery, or (iii) by registered or certified mail, return receipt requested, postage prepaid. Unless otherwise notified, the foregoing notices shall be delivered as follows:

In the case of Client:	In the case of Provider:
Invacare Corporation 1 Invacare Corporation Elyria, Ohio 44035 Attention: Angela Goodwin, Chief Information Officer Email Address: agoodwin@invacare.com	Birlasoft Solutions Inc. 399 Thornall Street, 8th Floor Edison, NJ 08837, USA Attention: Anand Aboti, Vice President – Business Development Email Address: Anand.Aboti@birlasoft.com
With a copy to: Attention: Anthony LaPlaca, Senior Vice President, General Counsel & Secretary Email Address: ALaPlaca@invacare.com	With a copy to: Attention: Indu Nangia, Head of People and Operations – Americas Email Address: InduN@birlasoft.com

(b)
Other Notices. All notices, notifications, requests, demands or determinations required or provided pursuant to this Agreement, other than those specified in Section 22.3(a), shall be in writing and may be sent in hard copy in the manner specified in Section 22.3(a), or by e-mail transmission (where receipt is affirmatively acknowledged by the recipient, excluding auto-receipts) to the addresses set forth below:

Master Services Agreement

In the case of Client:	In the case of Provider:
Invacare Corporation 1 Invacare Corporation Elyria, Ohio 44035 Attention: Angela Goodwin, Chief Information Officer Email Address: agoodwin@invacare.com	Birlasoft Solutions Inc. 399 Thornall Street, 8th Floor Edison, NJ 08837, USA Attention: Anand Aboti, Vice President – Business Development Email Address: Anand.Aboti@birlasoft.com
With a copy to: Attention: Anthony LaPlaca, Senior Vice President, General Counsel & Secretary Email Address: ALaPlaca@invacare.com	With a copy to: Attention: Indu Nangia, Head of People and Operations – Americas Email Address: InduN@birlasoft.com

(c)
Service of Process. Notwithstanding the above, for the purpose of service of legal process and receipt of notice or pleadings in judicial proceedings before the federal or state courts of Cleveland, Ohio, as selected by the Parties under Section 20.4, both Parties to this Agreement and all parties to all Local Agreements irrevocably appoint the company below as their agent for service of process and receipt of such notice or notification, and further elect domicile at the address of said company in Cleveland, Ohio, as follows:

In the case of Client:	In the case of Provider:
Invacare Corporation 1 Invacare Corporation Elyria, Ohio 44035 Attention: Angela Goodwin, Chief Information Officer Email Address: agoodwin@invacare.com	Birlasoft Solutions Inc. 399 Thornall Street, 8th Floor Edison, NJ 08837, USA Attention: Indu Nangia, Head of People and Operations – Americas Email Address: InduN@birlasoft.com
With a copy to (for clarity, this is for informational purposes only and not required for service of process):
Attention: Anthony LaPlaca, Senior Vice President, General Counsel & Secretary
Email Address: ALaPlaca@invacare.com

With a copy to (for clarity, this is for informational purposes only and not required for service of process):
Attention: Anand Aboti, Vice President – Business Development
Email Address: Anand.Aboti@birlasoft.com

Master Services Agreement

(d)
Notice of Change. A Party may from time to time change its address or designee for notification purposes by giving the other prior notice of the new address or designee and the date upon which it shall become effective.

22.4
Relationship of Parties. Provider, in furnishing Services to the Eligible Recipients hereunder, is acting as an independent contractor, and Provider has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Provider or Provider Personnel under this Agreement. The relationship of the Parties under this Agreement shall not constitute a partnership or joint venture for any purpose. Except as expressly provided in this Agreement, Provider is not an agent of the Eligible Recipients and has no right, power or authority, expressly or impliedly, to represent or bind the Eligible Recipients as to any matters.

22.5
Severability. If any provision of this Agreement conflicts with applicable Law or is held void, invalid or unenforceable by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable Law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is void, invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by applicable Law.

22.6
Consents and Approval. Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party of responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent expressly provided in such approval or consent.

22.7	Waiver of Default; Cumulative Remedies.

(a)
Waiver of Default. A delay or omission by either Party hereto to exercise any right under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the obligations to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other obligation. All waivers must be in writing and signed by the Party waiving its rights.

(b)
Cumulative Remedies. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity, by contract or otherwise. The election by a Party of any remedy provided for in this Agreement or otherwise available to such Party shall not preclude such Party from pursuing any other remedies available to such Party at law, in equity, by contract or otherwise.

Master Services Agreement

22.8
Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect. Additionally, all provisions of this Agreement shall survive the expiration or termination of this Agreement to the fullest extent necessary to give the Parties the full benefit of the bargain expressed herein.

22.9
Publicity. Neither Party shall use the other Party’s names, logos, service marks, trade names or trademarks or refer to the other Party directly or indirectly in any press release, public announcement, or public disclosure relating to this Agreement, including in any promotional, advertising or marketing materials, customer lists or business presentations without the prior written consent of the other Party prior to each such use or release. Provider shall not make any public statements about this Agreement, the Services or its relationship with the Eligible Recipients without Client’s prior approval.

22.10
Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is entered into solely between, and may be enforced only by, Client and Provider. This Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties (other than the right of Eligible Recipients to receive Services), including employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

22.11
Covenant Against Pledging. Provider agrees that, without the prior written consent of Client, it shall not assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from Client under this Agreement for any reason whatsoever. To the extent Client permits Provider to assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from Client under this Agreement, Provider shall continue to be Client’s sole point of contact with respect to this Agreement, including with respect to payment. The person or Entity to which such rights are assigned, transferred, pledged, hypothecated or otherwise encumbered shall not be considered a third party beneficiary under this Agreement and shall not have any rights or causes of action against Client.

22.12	Order of Precedence.

(a)
In the event of any conflict or inconsistency among the terms of the various documents that collectively comprise the Agreement or any Local Agreement, then to the maximum extent that the conflicting or inconsistent terms can reasonably be interpreted so that such terms are consistent with and supplemental to one another and do not conflict with each other, such consistent, non-conflicting and supplemental interpretation shall prevail, in a manner that gives effect to all of such terms, absent an express statement of exclusion of a particular provision, term, Article or Section of another document constituting part of the Agreement or such Local Agreement, or an express statement that one provision or term in another document

Master Services Agreement

constituting part of the Agreement or such Local Agreement takes precedence over another or applies notwithstanding the other (in which case, that express statement of exclusion, precedence or application shall first be given effect).

(b)
If and to the extent that clause (a) does not resolve any interpretive questions or issues among terms that cannot be read as non-conflicting, consistent and supplemental, the following general order of precedence shall apply (with lower-numbered items having priority over higher-numbered items):

(i)	MSA;

(ii)	The Exhibits to the MSA (provided, however, that Exhibit 16 will prevail over the MSA in such event with respect to the subject matter of Exhibit 16);

(iii)	the schedules, exhibits, attachments, appendices or annexes to each Exhibit;

(iv)	Work Orders;

(v)
the terms and conditions contained in the body of each Local Agreement executed by the Parties (excluding the terms and conditions of this Agreement incorporated by reference in any such Local Agreement);

(vi)	the terms and conditions contained in the schedules, exhibits, attachments, appendices or annexes to each Local Agreement executed by the Parties;

(vii)	the Process and Procedures Manual;

(viii)	any third party or industry standards that either Party is obligated to comply with under this Agreement; and

(ix)	any other document executed by the Parties that makes specific reference to this Agreement.

(c)
No Work Order can modify the requirements of this MSA without specific reference to this Section 22.12. If Provider submits Work Orders, change orders, Services requests, invoices or other similar documents or Client submits purchase orders or other similar documents for accounting or administrative purposes or otherwise, no pre-printed or similar terms and conditions contained in any such form shall be deemed to supersede any of the terms and conditions of this Agreement or any Local Agreement without express written approval (making specific reference to this Section 22.12 and complying with the notice requirements in Section 22.3) by the Party to be charged.

Master Services Agreement

22.13	Hiring.

(a)
Solicitation and Hiring. Except as expressly set forth herein, during the Term and for a period of twelve (12) months thereafter, Provider shall not solicit for employment directly or indirectly, nor employ, any employees of an Eligible Recipient or individual Third Party Contractors without the prior approval of Client. Except as expressly set forth herein in connection with the expiration or termination in whole or in part of this Agreement, during the Term and for a period of twelve (12) months thereafter, Client shall not solicit for employment directly or indirectly, nor employ, any employee of Provider involved in the performance of Provider’s obligations under this Agreement without the prior consent of Provider; provided, however, that Client shall not be prohibited from soliciting or employing any Transitioned Employee. In each case, the prohibition on solicitation and hiring shall extend ninety (90) days after the termination of the employee’s employment or, in the case of Provider employees, the cessation of his or her involvement in the performance of Services under this Agreement. This provision shall not operate or be construed to prevent or limit any employee’s right to practice his or her profession or to utilize his or her skills for another employer or to restrict any employee’s freedom of movement or association.

(b)
Publications. Neither the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation nor the consideration and hiring of persons responding to such advertisements shall be deemed a breach of this Section 22.13, unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision and/or the hiring party acts with knowledge of this hiring prohibition.

22.14
Liens. Provider shall not file, or by its action or inaction permit, any liens to be filed on or against property or realty of any Eligible Recipient. If any such liens arise as a result of Provider’s action or inaction, Provider shall obtain a bond to fully satisfy such liens or otherwise remove such liens at its sole cost and expense within ten (10) Business Days.

22.15	Covenant of Cooperation and Good Faith. Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

22.16
Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, upon the request of a Party, the other Party shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

Master Services Agreement

22.17
Counterparts, Headings, Language. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto. The Article and Section headings and the table of contents used in this Agreement are for reference and convenience only and shall not be considered in the interpretation of this Agreement. All Schedules, Annexes, Exhibits, Attachments, documents, materials, deliverable items, notices and communications of any kind between the Parties and their representatives relating to the Services or this Agreement shall be in the English language.

[signature page follows]

Master Services Agreement

IN WITNESS WHEREOF, the Parties have caused the Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

INVACARE CORPORATION	BIRLASOFT SOLUTIONS INC.
By: /s/ Matthew E. Monaghan	By: /s/ Dharmander Kapoor
Name: Matthew E. Monaghan	Name: Dharmander Kapoor
Title: Chairman, President and CEO Date: October 7, 2019	Title: Director Date: October 7, 2019